UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ADT INC.

(Name of Registrant as Specified in its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Letter from the Chairman of the Board, President and Chief Executive Officer

Dear Fellow Stockholders,

On behalf of ADT’s Board of Directors, I look forward to welcoming you to our 2025 Annual Meeting.

2024 was a historic year for ADT as we celebrated our 150th anniversary. With our simplified and refocused business model centered on the security and smart home business, we have delivered strong financial results including a record-high recurring monthly revenue balance, record customer retention, and very strong cash generation. We also continued to invest in ADT’s future, including the launch of our proprietary ADT+ platform which enables unique and differentiated customer offerings such as Trusted NeighborTM.

At our core, we remain focused on our customers, with a strategy anchored on innovative offerings, unrivaled safety and a premium best-in-class customer service experience.

As we look to the rest of 2025 and beyond, our primary objective is to connect and protect our customers through our offerings in smart home and residential security. With our team of nearly 13,000 highly experienced and customer-centric professionals, best-in-class technologies and service delivery, strong partnerships, unrivaled scale, and iconic brand, we are uniquely positioned to continue our success.

Over the past year we have continued to strengthen our Board of Directors, welcoming four new independent members – Tom Gartland, Dan Houston, Danielle Tiedt, and Suzanne Yoon – each of whom brings diverse skills and valuable experience. Our Board of Directors now consists of eight independent directors and four Apollo designees, in addition to myself. Each of the Audit, Compensation, and Nominating and Corporate Governance Committees are comprised entirely of independent members. We remain committed to continued improvement in our governance practices, as shown by some of our proposals for your consideration at the 2025 Annual Meeting.

Our mission is designed to deliver superior results for all stakeholders – our investors, employees, partners, customers, and the communities we serve. On behalf of our Board of Directors, thank you for your continued support.

Sincerely,

Jim DeVries

Meeting Agenda

Election of directors	Advisory vote to approve the compensation of our named executive officers	Approval of an amendment and restatement to the Amended and Restated Certificate of Incorporation to declassify the Board of Directors	Approval of an amendment and restatement to the Amended and Restated Certificate of Incorporation to create a stockholder right to call a special meeting	Ratification of appointment of independent registered public accounting firm

In addition, to transact such other business as may properly come before ADT Inc. (the “Company”) at its Annual Meeting of Stockholders, or any postponement or adjournment thereof (the “Annual Meeting”).

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice of Annual Meeting of Stockholders

When

Wednesday, May 21, 2025

8:30 a.m. EDT

Where

Virtual Meeting

Who Can Vote at the Annual Meeting

All stockholders of record at the close of business on March 26, 2025, the record date for this year’s Annual Meeting, are entitled to attend and to vote on all items properly presented at the Annual Meeting. We refer to the holders of our common stock, par value $0.01 per share (the “Common Stock”) as our “Common Stockholders”. We refer to the holders of our Class B Common Stock as our “Class B Common Stockholders”. We refer to all of the holders of our Common Stock and Class B Common Stock together as “stockholders” in our proxy materials. Class B Common Stockholders are not entitled to vote on the election of directors, but are entitled to vote on other matters.

Date of Mailing

We are mailing a notice of the Annual Meeting (and, for those who request it, a paper copy of this proxy statement and the enclosed form of proxy) to our stockholders on or about April 7, 2025.

Record Date

Close of business on March 26, 2025

How to Vote

If you are a stockholder on the record date, you may vote by following the instructions for voting in the Notice. If you receive paper copies of these proxy materials, you can vote by completing, signing and dating the proxy card you received from us and returning it in the enclosed envelope, or any of the means below.

You may also vote via the Internet by following the instructions for voting in the Notice. If you vote online, by phone or by mailing in a proxy card, you or your legally appointed proxy may still attend the Annual Meeting.

We are pleased to announce that the Company will conduct its Annual Meeting on the indicated date and time by live audio webcast in lieu of an in-person meeting. The Company’s Board of Directors (the “Board of Directors” or the “Board”) believes this meeting format will enhance and facilitate attendance by providing convenient access for all of our stockholders. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting https://www.proxydocs.com/ADT and vote online by visiting https://www.proxypush.com/ADT.

We have planned and designed the meeting to encourage stockholder participation, protect stockholder rights, and promote transparency.

Dated: April 7, 2025

By order of the Board of Directors

David W. Smail

Executive Vice President, Chief Legal Officer and Secretary

By Telephone In the U.S. or Canada, you can vote your shares toll-free by calling 1-866-390-9971.

By Mail

You can vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

By Internet

You can vote your shares online at www.proxypush.com/ADT.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 21, 2025

The Notice of 2025 Annual Meeting (the “Notice”), Proxy Statement, and 2024 Annual Report and the means to vote by Internet are available at www.proxypush.com/ADT.

By Tablet or Smartphone You can vote your shares with your tablet or smartphone by scanning the QR code.

2025 PROXY STATEMENT	1

PROPOSAL 1 — ELECTION OF DIRECTORS

PROPOSAL 1 Election of Directors The Board of Directors recommends that the Common Stockholders vote FOR the re-election of the Class II directors as set forth in this proxy statement.

Directors of the Company currently hold office until the third succeeding annual meeting of stockholders following their election and until the election and qualification of their successors. Under the Company’s amended and restated bylaws (the “Bylaws”) and amended and restated certificate of incorporation (the “A&R Certificate of Incorporation”), the Board of Directors can change the number of directors comprising the entire Board of Directors so long as the number is not more than 15. The Board of Directors currently consists of 13 directors. At the 2025 Annual Meeting, we are seeking stockholder approval to declassify our Board of Directors, as described in Proposal 3 – Amendment and Restatement to the Company’s Amended and Restated Certificate of Incorporation to Declassify the Board of Directors. If that proposal is approved, starting in 2026 directors up for election will stand for election to serve one-year terms and the full Board of Directors will stand for annual election starting in 2028.

All of the nominees are members of the current Board of Directors. If any nominee for election to the Board of Directors should be unable to accept their nomination or election as a director, which is not expected, your proxy may be voted for a substitute or substitutes designated by the Board of Directors, or the number of directors constituting the Board of Directors may be reduced in accordance with the Company’s Bylaws and A&R Certificate of Incorporation.

Directors will be elected by the holders of a plurality of the voting power of the holders of our Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote for the election of such directors. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Broker non-votes will also have no effect on the election of those nominees. Under our A&R Certificate of Incorporation, Class B Common Stockholders are not entitled to vote for the election of directors.

Proposal 1 is for the re-election of each of Marques Coleman, Paul J. Smith, Matthew E. Winter, and Suzanne Yoon as a Class II director for a term that will expire at the 2028 Annual Meeting of Stockholders and until each of their successors has been duly elected and qualified.

The Board of Directors recommends that the Common Stockholders vote FOR the re-election of each of the Class II directors as set forth in this proxy statement.

2	2025 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DIRECTOR SKILLS, BACKGROUND AND EXPERIENCE

Skills and Qualifications
Executive Experience: Directors who have held leadership positions in public companies provide insight into the best practices and challenges of leading complex organizations.	•		•	•	•		•	•	•	•	•		•
Public Company Board Experience: Directors with previous public company board experience help to enhance the Board's corporate governance practices.			•	•	•	•	•	•			•		•
Human Capital Experience: Directors who have experience in human capital management assist in reviewing our efforts to recruit, retain and develop top talent.	•		•	•	•		•		•	•	•	•	•

Sales/ Marketing/ Brand Management Experience: Directors with experience in sales, marketing and brand management provide insights into the Company's sales and marketing process and ways to increase the value of our brand in the marketplace.

			•	•	•		•		•	•	•	•
Technology / Cybersecurity Experience: Directors who have expertise in technology fields are particularly important given the Company's focus on technology innovation and data privacy.									•	•			•

Finance & Accounting Experience: Directors with advanced understanding of finance and accounting provide meaningful oversight of the Company's financial reporting and control environment, and assessment of its financial performance and stockholder return.

	•	•	•	•	•	•	•	•	•		•	•	•

M&A and Corporate Strategy Experience: Directors who have expertise in M&A and corporate strategy provide insight into assessing M&A opportunities for a strategic fit, strong value creation potential and clear execution capacity.

	•	•	•	•	•	•	•	•	•	•	•	•	•
Background
Director Since	2023	2023	2018	2025	2018	2022	2024	2016	2022	2024	2018	2024	2021
Independent				•	•		•		•	•	•	•	•
Age	47	35	62	67	60	36	63	38	62	49	68	49	61
Gender	F	M	M	M	F	M	M	M	M	F	M	F	F
Race/ethnicity
African American		•			•
White/Caucasian	•		•	•		•	•	•	•	•	•		•
Asian												•
Committee Composition
Audit Committee				•							Chair	•	•
Compensation Committee					•		Chair		•
Executive Committee		•	•					Chair
Nominating and Corporate Governance Committee							•			•		Chair

2025 PROXY STATEMENT	3

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors recommends that the Common Stockholders vote FOR the re-election of the nominees for Class II directors listed below.

Class II Directors

The term of the following four Class II directors will expire at the Annual Meeting. Messrs. Coleman, Smith, Winter, and Ms. Yoon are the only nominees for election at the Annual Meeting for a term that will expire at the 2028 Annual Meeting of Stockholders and until each of their successors has been duly elected and qualified.

Marques Coleman
Age: 35 Director Since: 2023 Committees • Executive

Marques Coleman is a member of our Board of Directors and a designee of Apollo Global Management, Inc. (together with its subsidiaries and affiliates, “Apollo”). Mr. Coleman joined Apollo in 2021 as a Partner at Apollo Private Equity and is responsible for the evaluation of investments across multiple industries. Mr. Coleman previously served on the board of directors of the parent entity of Brightspeed, a telecommunications company, from March 2022 to November 2023. Prior to joining Apollo, Mr. Coleman was a Vice President at private equity firm Veritas Capital from 2019 to 2021. Mr. Coleman graduated from Brown University with a BA in Commerce, Organizations and Entrepreneurship and received his MBA from the Wharton School of Business.

Paul J. Smith
Age: 62 INDEPENDENT Director Since: 2022 Committees • Compensation

Paul J. Smith is a member of our Board of Directors and the designee of State Farm Fire & Casualty Company (“State Farm”). Most recently, Mr. Smith served as an Executive Vice President of State Farm from January 2025 until his retirement in April 2025. Previously, Mr. Smith served as Executive Vice President and Chief Operating Officer of State Farm until January 2025, where he was responsible for the Property & Casualty and Life product lines and Enterprise Technology and also led enterprise transformation efforts work to position State Farm for future growth. Mr. Smith joined State Farm in 1988, working in a variety of finance and operational positions, including various senior management roles such as Chief Financial Officer, EVP, Property and Casualty and EVP, Technology and Innovation. Mr. Smith received a BS in Accounting from the University of Wisconsin at Eau Claire and is a graduate of The General Managers Program at Harvard Business School.

4	2025 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Matthew E. Winter
Age: 68 INDEPENDENT Director Since: 2018 Committees • Audit (Chair)

Matthew E. Winter is a member of our Board of Directors and our Lead Independent Director. Mr. Winter was the President of The Allstate Corporation from January 2015 to February 2018, and prior to that, served as the President, Allstate Personal Lines for The Allstate Corporation from January 2013 to January 2015. Mr. Winter joined The Allstate Corporation in 2009 as President and Chief Executive Officer of Allstate Financial. Mr. Winter also serves on the board of directors of H&R Block Inc., a tax preparation company, where he serves as a member of the Audit Committee and chairman of the Compensation Committee, and on the board of directors of The Hartford Insurance Group, an investment and insurance company, where he serves as a member of the Finance, Investment & Risk Management Committee and chairman of the Compensation Committee. Mr. Winter received a BS from the University of Michigan, a JD from the Albany Law School of Union University, and an LLM from the University of Virginia School of Law.

Suzanne Yoon
Age: 49 INDEPENDENT Director Since: 2024 Committees • Audit • Nominating and Corporate Governance (Chair)

Suzanne Yoon is a member of our Board of Directors. Ms. Yoon is the founder and managing partner of Kinzie Capital Partners, a Chicago-based private equity firm. In 2017, Ms. Yoon launched Kinzie and currently serves as the Chair of its Investment and Management Committees. Prior to founding Kinzie, Ms. Yoon held senior roles at Versa Capital Management, CIT Group and LaSalle Bank/ABN AMRO. Ms. Yoon is a current member and former Chair of the National Philanthropic Trust Board of Trustees, the largest independent donor advised fund manager in the world with approximately $40 billion under management, and is a member of the first-ever Women’s Advisory Board for the Chicago Bears. Ms. Yoon received a BA in Economics from the University of Iowa and is an Executive Scholar of Northwestern University’s Kellogg School of Management.

2025 PROXY STATEMENT	5

PROPOSAL 1 — ELECTION OF DIRECTORS

Class III Directors

The term of the following five Class III directors will expire at the 2026 Annual Meeting of Stockholders.

Nicole Bonsignore
Age: 47 Director Since: 2023

Nicole Bonsignore is a member of our Board of Directors and a designee of Apollo. Mrs. Bonsignore is a Partner at Apollo where she has helped steward the organization’s human capital efforts for over a decade. Mrs. Bonsignore currently leads Human Capital for Apollo’s Equity Business and she is the Global Head of Talent Strategy. She is also a member of Apollo’s Human Capital Leadership Team. Prior to joining Apollo in 2011, Mrs. Bonsignore was a Vice President at Neuberger Berman responsible for the Recruiting and Training & Development team. Mrs. Bonsignore joined Neuberger Berman after spending eight years at Lehman Brothers where she served as the Head of Associate and Analyst Programs for the Investment Management Division. Mrs. Bonsignore started her career at Lehman Brothers as an Investment Banking Analyst in the Consumer & Retail group and she also spent several years as an Equity Research Associate covering Transports & Logistics. Mrs. Bonsignore is a member of the New York Advisory Board for America Needs You (ANY). Mrs. Bonsignore received a BA in Economics from Bucknell University.

Thomas Gartland
Age: 67 INDEPENDENT Director Since: 2025 Committees • Audit

Thomas Gartland is a member of our Board of Directors. Mr. Gartland currently serves as the Chairman and Chief Executive Officer of Montway Auto Transport, a privately-held North American transport company, and has served in such capacity since 2023. Additionally, Mr. Gartland has served as the executive chairman of SGL TransGroup, a privately-held global freight forwarder, since 2017. Mr. Gartland previously served as President, North America for Avis Budget Group, a provider of vehicle rental services, from October 2011 until December 2014, and as Executive Vice President of Sales, Marketing & Customer Care for Avis from April 2008 through October 2011, during which time he developed the overall strategic direction for Avis’s marketing and sales. From 1994 to 2008 Mr. Gartland served in various roles at Diversey, Inc. (formerly JohnsonDiversey, Inc.), a global provider of cleaning and hygiene solutions, including most recently as President of the North American Region from 2002 to 2008. Previously, from 1980 to 1994, Mr. Gartland served in various capacities at Ecolab, Inc., a global provider in water, hygiene and infection prevention solutions and services, including most recently as Vice President and Director of National Accounts. Mr. Gartland currently serves on the board of directors, including as chairman of the compensation committee, of Xenia Hotels & Resorts, Inc., a self- advised and self-administered REIT that invests primarily in premium full-service, lifestyle and urban upscale hotels, and has served in such capacity since 2015. Mr. Gartland also serves on the board of directors, including as chairman of the governance committee and a member of the compensation committee, of ABM Industries, Inc. ("ABM"), a provider of facility solutions, and has served in such capacity since 2015. Mr. Gartland received a Bachelor’s degree in Business Administration/Marketing from the University of St. Thomas in St. Paul, Minnesota.

6	2025 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Reed B. Rayman
Age: 38 Director Since: 2016 Committees • Executive (Chair)

Reed B. Rayman is a member of our Board of Directors and a designee of Apollo. Mr. Rayman is a Partner at Apollo, focused on private equity investing in the technology, media and home services sectors. Mr. Rayman serves on the board of directors of Yahoo, Shutterfly, Coinstar, Eliant Trade GP LLC, 25M Evolve, LLC and ecoATM. Prior to joining Apollo in 2010, Mr. Rayman was a member of the Principal Strategies Group at Goldman Sachs and previously was a member of the Industrials Investment Banking group at Goldman Sachs. Mr. Rayman serves on the Private Equity Executive Council of the UJA Federation of New York. Mr. Rayman graduated cum laude from Harvard with an AB in Economics.

Danielle Tiedt
Age: 49 INDEPENDENT Director Since: 2024 Committees • Nominating and Corporate Governance

Danielle Tiedt is a member of our Board of Directors. Ms. Tiedt currently serves as Chief Marketing Officer of YouTube, a digital video platform and subsidiary of Alphabet Inc. (previously Google Inc.), and has served in such capacity since May 2012. During Ms. Tiedt’s tenure, YouTube has grown to a $50 billion business operating in 76 countries and Ms. Tiedt has focused on building mainstream recognition for YouTube creators and helping them to build success on YouTube, launching and growing multiple subscription services such as YouTube Premium, YouTube TV and NFL Sunday Ticket. Prior to Google, Ms. Tiedt served in various roles at Microsoft Corporation, a multinational technology company, including most recently serving as the general manager of Bing Marketing. Ms. Tiedt also serves on the board of directors of 4H Foundation, the largest STEM organization for youth in the United States. Ms. Tiedt received a Bachelor of Business Administration in Marketing and Management from the University of Wisconsin-Madison School of Business.

Sigal Zarmi
Age: 61 INDEPENDENT Director Since: 2021 Committees • Audit

Sigal Zarmi is a member of our Board of Directors. Ms. Zarmi is currently a Senior Advisor at the Boston Consulting Group, Inc., a global management consulting firm where she has served in such capacity since August 2021, and also serves on the boards of directors of Global Atlantic Financial Group, a life insurance and reinsurance company, and GoDaddy, Inc., a domain registrant. From October 2018 until January 2023, Ms. Zarmi served in various capacities at Morgan Stanley, a multinational investment bank and financial services company, including as International CIO and Global Head of Transformation. Previously, Ms. Zarmi served as Vice Chair—Global and US CIO of PwC and CIO of GE Capital, Americas. Ms. Zarmi received a Master of Business Administration (MBA) from Columbia University in New York City and a BS in Engineering from the Technion—Israel Institute of Technology in Haifa, Israel.

2025 PROXY STATEMENT	7

PROPOSAL 1 — ELECTION OF DIRECTORS

Class I Directors

The term of the following four Class I directors will expire at the 2027 Annual Meeting of Stockholders

James D. DeVries
Age: 62 Director Since: 2018 Chairman, President and Chief Executive Officer Committees: • Executive

James D. DeVries is Chairman of our Board of Directors, President and Chief Executive Officer (“CEO”) of ADT. Mr. DeVries joined the Company in 2016 as Executive Vice President and Chief Operating Officer and was appointed as our President in September 2017, CEO in December 2018 and as our Chairman in 2023. Prior to joining ADT, Mr. DeVries spent nearly a decade at Allstate Insurance Company, serving as Executive Vice President of Operations as well as Executive Vice President and Chief Administrative Officer, with responsibility for real estate and administration, human resources, and procurement. Mr. DeVries has also held various executive and management roles at Principal Financial Group, Ameritech, Quaker Oats Company, and Andrew Corporation.

Currently, Mr. DeVries serves on the board of directors of ABM, a leading provider of integrated facility services and solutions, and is Lead Director on the board of Amsted Industries Inc., a diversified global manufacturer of industrial components. He is a past board member of the Human Resources Management Association of Chicago, the Chicago Public Library Foundation, and the Boys & Girls Clubs of Central Iowa. Mr. DeVries received a Bachelor’s degree from Trinity International University, a Master’s degree from Loyola University, and a Master of Business Administration (MBA) from the Kellogg School of Management at Northwestern University.

Tracey R. Griffin
Age: 60 INDEPENDENT Director Since: 2018 Committees • Compensation

Tracey R. Griffin is a member of our Board of Directors. Ms. Griffin currently serves as Group Chief Financial Officer of Chalhoub Group, a privately held luxury goods retailer and distributor marketing in the Gulf Cooperation Council (GCC) and headquartered in Dubai, UAE. Ms. Griffin has served in such capacity since July 2023. Prior to her position at Chalhoub, Ms. Griffin served as Chief Financial Officer and Chief Operating Officer of Framebridge, Inc., an online and retail custom framing brand, from November 2019 to January 2023. Prior to that, she served as Chief Financial Officer of Austin-based lifestyle retail brand Kendra Scott, from September 2018 to November 2019. Prior to that, Ms. Griffin was Chief Financial Officer of PANDORA Americas, a global affordable jewelry brand, from February 2016 to September 2018, following her tenure as Chief Operating Officer from October 2014 to February 2016. In these roles at PANDORA, Ms. Griffin was responsible for implementing and overseeing strategic growth initiatives across the company, including its expansion into Latin America. Prior to that, she served as a Senior Partner at McKinsey & Company, a global management consulting firm, where she focused on retail and consumer goods clients. Ms. Griffin previously served on the board of directors of The Children’s Place, a specialty, mall-based retailer, where she was on the Audit and Human Capital Committees. In addition, she was previously the Chairman of the Finance and Audit Committee for the non-profit organization Partnership for a Healthier America, and previously served on the Board and Strategy Committee of the United Negro College Fund (UNCF). Ms. Griffin received her BS in Finance from Georgetown University and an MBA from the Stanford Graduate School of Business.

8	2025 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Benjamin Honig
Age: 36 Director Since: 2022

Benjamin Honig is a member of our Board of Directors and a board designee of certain investors (the “Co-Investors”) in our indirect parent entities other than Apollo and was designated by an affiliate of Temasek International (USA) LLC (“Temasek”). Mr. Honig has worked at Temasek, a global investment company, since 2013, investing in technology, healthcare, consumer, and services companies. In his role at Temasek, Mr. Honig currently serves as a member of the board of directors of Creative Artists Agency (CAA) Holdings, LLC, a talent agency, and Horizon Media Holdings, LLC, a media agency, and as a board observer of National Veterinary Associates (NVA), a global pet care organization. He was also closely involved in investments made by Temasek including Virtu Financial, Inc., EMC Corp., VMware, Inc., Dell Technologies, Inc., and Harry’s, Inc. From 2010 to 2013, Mr. Honig was employed by Credit Suisse as an investment banker in the Mergers & Acquisitions department. Mr. Honig graduated magna cum laude with a BA in Economics from Cornell University.

Daniel Houston
Age: 63 INDEPENDENT Director Since: 2024 Committees • Compensation (Chair) • Nominating and Corporate Governance

Daniel Houston is a member of our Board of Directors. He currently serves as Executive Chairman of Principal Financial Group® (“Principal®”), a global financial services company. Mr. Houston has served in various roles at Principal® since 1984, including as senior vice president in 2000, executive vice president in 2006, president of Retirement and Income Solutions in 2008, president and chief operating officer in 2014, and CEO in 2015. Mr. Houston is a member of the Business Roundtable, chairs the Tax Committee for the American Council of Life Insurers, and serves on the boards of the Iowa State University Business School Dean’s Advisory Council and Partnership for a Healthier America. Mr. Houston received a BA from Iowa State University and an honorary doctorate from Iowa State’s Ivy College of Business.

2025 PROXY STATEMENT	9

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Embracing the End of Controlled Company Exception

Our Common Stock is listed on the New York Stock Exchange (the “NYSE”). On March 19, 2024, following the closing of a secondary offering of our Common Stock by certain Apollo affiliates, Apollo’s combined voting power with respect to the election of directors fell to 49.5%, and we ceased to be a “controlled company” for purposes of NYSE rules and corporate governance standards.

As a result, NYSE rules required that by March 19, 2025, (i) our Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating and Corporate Governance Committee”) and Compensation Committee of the Board of Directors (the “Compensation Committee”) be composed entirely of independent directors and (ii) our Board of Directors be composed of a majority of independent directors.

Since March 2024, we have added four new independent directors to our Board of Directors, and following the resignation of certain Apollo-appointed directors, our Board of Directors is composed of approximately 62% independent directors (as further described below). Additionally, each of the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee of the Board of Directors (the "Audit Committee") is composed entirely of independent directors. We no longer rely on any “controlled company” exemptions or phase-in accommodations, and we are fully compliant with NYSE corporate governance standards.

Director Independence

No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors broadly considers all relevant facts and circumstances relative to independence and considers the issue not merely from the standpoint of the director, but also from the viewpoint of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships (among others). In accordance with NYSE listing standards, the Board of Directors considers the following categorial standards of director independence, according to which independent directors:

•
Are not, nor have been within the last three years, an employee of the listed company; nor is an immediate family member of such director currently, nor has been within the last three years, an executive officer, of the listed company;
•
Have not received, nor has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•
(a) Are not a current partner or employee of a firm that is the listed company’s internal or external auditor; (b) does not have an immediate family member who is a current partner of such a firm; (c) does not have an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (d) were not, and do not have an immediate family member who was, within the last three years, a partner or employee of such a firm and personally worked on the listed company’s audit within that time;
•
Are not, and do not have an immediate family member who is, or have been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee;
•
Are not a current employee, or an immediate family member is not a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues; and
•
Do not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any subsidiary thereof.

The Board of Directors has determined that Mr. Gartland, Ms. Griffin, Mr. Houston, Mr. Smith, Ms. Tiedt, Mr. Winter, Ms. Yoon and Ms. Zarmi are our independent directors, as such term is defined by the applicable rules and regulations of the NYSE and that Mr.

10	2025 PROXY STATEMENT

CORPORATE GOVERNANCE

Gartland, Ms. Griffin, Mr. Houston, Mr. Smith, Ms. Tiedt, Mr. Winter, Ms. Yoon and Ms. Zarmi are also independent as defined by the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and the NYSE for service on the various committees of the Board on which they currently serve. In considering Mr. Smith’s independence, the Nominating and Corporate Governance Committee and the Board of Directors considered Mr. Smith's role at State Farm as well as the relationship between the Company and State Farm.

Board of Directors Leadership Structure and Board’s Role in Risk Oversight

The Board of Directors is responsible for providing oversight for the Company’s Risk Management programs. As part of its oversight function, the Board regularly reviews the Company’s credit and liquidity positions, as well as its operations, and the risks associated with each. Additionally, the Board, through the Audit Committee, takes an active role in oversight of ADT’s Enterprise Risk Management (“ERM”) program. The Board’s evaluation of the Company’s ERM practices is an ongoing process, with a comprehensive review conducted on an annual basis followed by quarterly updates as necessary or appropriate. Management has developed a comprehensive ERM program based on the 2017 COSO ERM Framework. As part of this framework, management solicits the views and expertise of senior executives from across the Company, conducts external research on industry and general trends, and utilizes third-party risk consulting services. The Company’s Vice President of Risk, Governance, and Internal Audit provides a comprehensive review of ADT’s ERM program, including a review of the Company’s Risk Register, Risk Appetite Statement, and the Company’s plans to mitigate its top risks to the Audit Committee on an annual basis. The Chair of the Audit Committee is responsible for providing updates to the Board of Directors, including with regard to the Company’s Risk Register, and for requesting full Board approval of the Company’s Risk Appetite Statement.

The Compensation Committee is responsible for overseeing the management of risks relating to employee compensation plans and arrangements, and the Audit Committee is responsible for overseeing the management of financial risks, which also more broadly encompasses enterprise risk management, including compliance, cybersecurity, privacy and related risks. While each committee is responsible for evaluating certain risks, and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Company also has a designated Chief Compliance Officer who reports to the Executive Vice President, Chief Legal Officer and Secretary of the Company. The Chief Compliance Officer provides quarterly reports to the Audit Committee.

Our Board of Directors does not currently have a policy as to whether the roles of Chair of our Board of Directors and of the CEO should be separate. Our Board of Directors believes that the Company and its stockholders are best served by maintaining flexibility to determine whether the Chair and CEO positions should be separated or combined at a given point in time in order to provide appropriate leadership for the Company at that time. Currently, our President and CEO, Mr. DeVries, also serves as the Chair of our Board of Directors, a position which Mr. DeVries has held since September 2023. The Board of Directors has determined in its judgment that the Company benefits from having a combined Chair and CEO role at this time. Our Board believes that Mr. DeVries’ leadership and commitment to advancing our mission is important to achieving our strategic objectives. The Board believes that the Company and our stockholders benefit from Mr. DeVries’ deep understanding of our business and culture, as well as his in-depth knowledge of the issues, opportunities and challenges facing the Company and its business.

To balance Mr. DeVries’ combined Chair/CEO role, the Board has a strong Lead Independent Director with a clearly defined role and robust set of responsibilities to further promote effective corporate governance. Our Lead Independent Director is appointed by our non-management directors and Mr. Winter currently serves in this role. We believe Mr. Winter’s strong leadership background in the insurance industry and his deep experience as a public company board member makes him a strong Lead Independent Director. Mr. Winter collaborates with Mr. DeVries in setting meeting agendas, and either may call special meetings of the Board of Directors. As Chair, Mr. DeVries presides over meetings of the Board of Directors. As our Lead Independent Director, Mr. Winter provides independent oversight and works to facilitate effective communication among Mr. DeVries and our independent directors, as well as

2025 PROXY STATEMENT	11

CORPORATE GOVERNANCE

among non-management directors. As more fully described in our Board Governance Principles, the Lead Independent Director role also includes the following authority and responsibilities, among others:

•
Preside at all meetings of the Board at which the Board Chair is not present;
•
Have the authority to call, and lead, non-management and/or independent director sessions;
•
Have the authority to call special meetings of the Board;
•
Solicit the non-management directors for advice on agenda items for meetings of the Board and executive sessions to help facilitate Board focus on key issues and topics of interest to the Board;
•
Communicate with major shareholders of the Company, as appropriate, if requested by such shareholders; and
•
Consult with the chair of the Compensation Committee on the annual evaluation of the performance of the CEO.

The Company understands that no single approach to board leadership is universally accepted and that the appropriate leadership structure may vary based on several factors, such as a company’s size, industry, operations, history and culture. Accordingly, our Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, assesses its leadership structure in light of these factors and the current environment to achieve the optimal model for us and for our stockholders.

We believe that our current Board of Directors leadership structure is appropriate and serves the interests of the Company and its stockholders based on the Company’s specific facts and circumstances at this time. In reaching this conclusion, we considered, among other things, the composition and diverse skill-set of the Board of Directors, the tenure of the directors with the Company and their overall experience in the business and working with the Chairman, President and CEO, the executive management group, and the ability of the Board, as currently constituted and managed, to ask challenging questions and further develop the Company’s strategic vision. We also considered the Company’s risk oversight policies and practices to promote more focused and sustained attention to critical areas. These policies and procedures permit and encourage each member to take an active role in all discussions, while also being designed to ensure that different committees develop specific subject matter risk expertise and have focused oversight responsibilities and the ability to act quickly if necessary in their corresponding areas. Our Chairman, President and CEO currently serves on the Executive Committee. We believe Mr. DeVries provides an important connection and integration across various aspects of the Board and the Company. This structure of developing focused expertise that feeds up to an informed and engaged full Board is reflected in the Company’s disclosure controls and procedures as well, particularly, although not exclusively, with regard to the Company’s disclosures around risks, trends and uncertainties. Specific disclosures are produced or reviewed and updated by subject matter experts at the Company before being considered by our internal legal and SEC reporting teams, with those inputs then being communicated to our management disclosure committee. Each of our Board committees is authorized by its charter to consult at its discretion with any experts or advisors that it feels would be helpful, and similarly our disclosure committee led by the Company’s Vice President, Chief Accounting Officer and Controller, may consult with internal or external advisors as it deems appropriate in seeking to ensure that our senior management, including our CEO and our Chief Financial Officer, receive the information they need to make timely decisions about the Company’s required disclosures. To facilitate the receipt of full information and robust communication, our Audit Committee, which is chaired by our Lead Independent Director, receives regular reports about the Company’s disclosures from our Chief Financial Officer and from our Chief Accounting Officer.

We will continue to review the appropriateness of these Board and risk oversight systems and structures. If we determine that we should change our leadership structure, we will provide prompt notice to our stockholders, as required under the circumstances.

Board of Directors Meetings and Committees

In fiscal 2024, the Board of Directors held seven meetings. During the past fiscal year, each incumbent director attended at least 75% of the meetings of the Board of Directors, and of the committees on which he or she served, held during the time period such director was a member of the Board of Directors.

The Board of Directors has four committees:

•
Audit;
•
Compensation;
•
Executive; and
•
Nominating and Corporate Governance.

12	2025 PROXY STATEMENT

CORPORATE GOVERNANCE

Each of these committees operates under written charters which are available at the Company’s website at https://investor.adt.com/governance by opening the “Governance” tab, clicking on “Governance Documents,” and clicking on the name of the respective committee charter. Committee charters are also available in print upon the written request of any stockholder. The current committee membership of our Board of Directors is as follows:

Name	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee

James D. DeVries (Chairman)
Marques Coleman
Thomas Gartland
Tracey R. Griffin
Daniel Houston
Reed B. Rayman
Paul J. Smith
Danielle Tiedt
Matthew E. Winter (Lead Independent Director)
Suzanne Yoon
Sigal Zarmi

= Member	= Committee Chair

Audit Committee

In fiscal 2024, the Audit Committee held eleven meetings. During 2024, until October, our Audit Committee consisted of Mr. Winter (Chair), Ms. Griffin, and Ms. Zarmi. From October 2024 until February 2025, the committee consisted of Mr. Winter (Chair), Ms. Yoon, and Ms. Zarmi. Since February 2025, our Audit Committee consists of Mr. Winter (Chair), Mr. Gartland, and Mses. Yoon and Zarmi. Our Board of Directors has determined that each of Messrs. Winter and Gartland and Mses. Yoon and Zarmi qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that each of Messrs. Winter and Gartland and Mses. Yoon and Zarmi are independent within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under the NYSE listing standards. The principal duties and responsibilities of our Audit Committee include the following:

•
To oversee and monitor our accounting, tax, treasury, financial reporting, external reporting, and asset-safeguarding policies and processes;
•
To oversee and monitor the integrity of our financial statements and internal controls;
•
To oversee and monitor the independence, qualifications, performance, and compensation of our independent auditor;
•
To oversee and monitor the performance of our internal audit function;
•
To discuss, oversee, and monitor policies with respect to risk assessment and risk management;
•
To discuss with management our information technology and cybersecurity risks and concerns on an annual basis, and more frequently if and as needed;
•
To oversee and monitor our compliance with legal and regulatory requirements and the implementation and effectiveness of our compliance and ethics programs;

2025 PROXY STATEMENT	13

CORPORATE GOVERNANCE

•
To review and evaluate any actual or potential conflict of interest regarding a related person transaction;
•
To oversee, monitor and engage with management regarding our sustainability strategy, policies and public disclosures;
•
To conduct investigations the Audit Committee deems appropriate;
•
To prepare the annual Audit Committee report to be included in our annual proxy statement; and
•
To provide regular reports to the Board of Directors.

The Audit Committee has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Executive Committee

In fiscal 2024, our Executive Committee (the “Executive Committee”) consisted of Messrs. Rayman (Chair), Coleman and DeVries. The Executive Committee held no meetings during 2024. Subject to certain exceptions, the Executive Committee generally may exercise all of the powers and duties of the Board of Directors when the Board of Directors is not in session, or when it is impractical to call a special meeting of the Board of Directors, and to implement the policy decisions of the Board of Directors. The Executive Committee serves at the pleasure of our Board of Directors.

Compensation Committee

In fiscal 2024, the Compensation Committee held four meetings. During 2024, until June, our Compensation Committee consisted of Mr. Rayman (Chair), Ms. Bonsignore, and Ms. Griffin. From June 2024 until February 2025, the committee consisted of Mr. Rayman (Chair), Mr. Houston and Ms. Griffin. Since February 2025, our Compensation Committee consists of Mr. Houston (Chair), Ms. Griffin, and Mr. Smith. The principal duties and responsibilities of the Compensation Committee include the following:

•
Determining the Company’s compensation strategy, philosophy, policies and programs, which are periodically reviewed by the Committee to ensure they advance stockholder interests and the Company’s overall business strategy, while attracting, retaining and motivating senior management and other key employees;
•
Review, at least annually, the material risks associated with the Company’s executive compensation structure, policies and programs to determine whether such structure, policies and programs encourage excessive risk-taking and to evaluate adjustments that could mitigate any such risk;
•
Review and approve, at least annually, the goals and objectives relevant to the compensation of the Company’s CEO and other executive officers, evaluate each such individual’s performance in light of those goals and objectives, and determine and approve each such individual’s compensation based on such evaluation;
•
Review and approve the Company’s incentive compensation, equity-based plans and pension plans;
•
Review the Company’s responses to shareholder proposals, if any, relating to compensation matters;
•
Develop and recommend to the Board for approval a CEO and executive officer succession plan; and
•
Prepare an annual Compensation Committee report and take such other actions as are necessary and consistent with respect to the Company’s public disclosures, governing law and the Company’s organizational documents.

In March 2024, we ceased to be a “controlled company” under NYSE listing standards and, following a permitted phase-in period, now have a Compensation Committee comprised entirely of independent directors.

14	2025 PROXY STATEMENT

CORPORATE GOVERNANCE

Nominating and Corporate Governance Committee

In fiscal 2024, our Nominating and Corporate Governance Committee held two meetings. During 2024, until June, the committee consisted of Messrs. Rayman (Chair), DeVries and Solomon. From June 2024 until February 2025, the committee consisted of Messrs. Rayman (Chair) Houston and Ms. Tiedt. Since February 2025, our Nominating and Corporate Governance Committee consists of Ms. Yoon (Chair), Mr. Houston, and Ms. Tiedt. The principal duties and responsibilities of the Nominating and Corporate Governance Committee include the following:

•
To identify individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board;
•
To recommend to the Board for approval director nominees, consistent with the criteria approved by the Board, and recommend to the Board the director nominees for the next annual meeting of stockholders or to fill vacancies on the Board;
•
To develop and periodically assess the Company’s policies and procedures with respect to the consideration of director nominees submitted by stockholders of the Company and review the qualifications of such candidates pursuant to these policies and procedures, and to evaluate such candidates in the same manner as other candidates identified to the Nominating and Corporate Governance Committee;
•
To develop and recommend to the Board for approval the criteria for Board membership;
•
To review stockholder proposals affecting corporate governance and to make recommendations to the Board accordingly;
•
To develop and recommend to the Board for approval corporate governance guidelines applicable to the Company; and
•
To oversee the evaluation of the Board, its committees, and management.

In March 2024 we ceased to be a “controlled company” under NYSE rules and, following a permitted phase-in period, now have a Nominating and Corporate Governance Committee composed entirely of independent directors.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during 2024, included Ms. Bonsignore until June 2024, Mr. Rayman (Chair), Ms. Griffin, and Mr. Houston, who joined the Compensation Committee in June 2024. As of February 2025, our Compensation Committee consists of Mr. Houston (Chair), Ms. Griffin, and Mr. Smith. None of the members of the Compensation Committee in 2024 or to date in 2025 were, at any time during 2024 or at any other time, an officer or employee of the Company.

During 2024, none of our executive officers served as a member of the board of directors, or as a member of the compensation committee or similar committee, of another entity that has one or more executive officers who served on our Board of Directors or Compensation Committee at the same time.

Except as described in the section entitled “Certain Relationships and Related Person Transactions” below, none of the members of the Compensation Committee had or has any relationships with us that are required to be disclosed under Item 404 of Regulation S-K.

Identifying and Evaluating Candidates for the Board of Directors

In considering possible candidates to serve on the Board of Directors, the Nominating and Corporate Governance Committee will take into account all appropriate qualifications, qualities and skills in the context of the current make-up of the Board of Directors and will consider the entirety of each candidate’s credentials, including, among other things, their individual background, experience and knowledge. In addition, the Nominating and Corporate Governance Committee will evaluate each nominee according to the following criteria:

•
Nominees should have a reputation for integrity, honesty and adherence to high ethical standards;
•
Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company;
•
Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees;

2025 PROXY STATEMENT	15

CORPORATE GOVERNANCE

•
Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public and to act in the interests of all stockholders;
•
Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director; and
•
Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, gender identity, sexual orientation, age, disability, political affiliation or any other basis proscribed by law. The value of diversity on the Board should be considered.

The Company has in place Board Governance Principles which are considered when reviewing and evaluating candidates for the Board of Directors. The Nominating and Corporate Governance Committee reviews these Board Governance Principles annually.

In addition, our Board Governance Principles address over-boarding and in order to provide sufficient time for informed participation in their Board responsibilities, any non-management directors who are employed as the CEO of a publicly traded company are required to limit their external directorships of other public companies to one; non-management directors who are otherwise executive officers of a public company are required to limit their external directorships of other public companies to one; non-management directors who are not fully employed are required to limit their external directorships of other public companies to three; and our CEO is required to limit his service on other public company boards to no more than two. The Nominating and Corporate Governance Committee is notified of the intention of directors and the CEO to serve on another for-profit public or private company board of directors, and the Nominating and Corporate Governance Committee reviews the possibility for conflicts of interest or time constraints and may object to such placement in which event the full Board shall determine the disposition of the matter.

Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee. To have a candidate considered by the Nominating and Corporate Governance Committee, our Bylaws require a stockholder to submit the recommendation in writing and must include the following information:

•
The name and address of the stockholder, as they appear on the Company’s books and records, and evidence of the stockholder’s ownership of Company stock, including the class or series and number of shares owned and the length of time of ownership;
•
A description of all arrangements or understandings between the stockholder and each candidate pursuant to which the nomination is being made;
•
The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if nominated by the Board of Directors; and
•
Such other materials or information regarding each proposed candidate required under the Bylaws of the Company and as would be required to be included in a proxy statement under the rules of the SEC if such candidate had been nominated by the Board of Directors.

Each such recommendation must be sent to the Secretary of the Company at ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431 and must be received within the time indicated below under “When are stockholder proposals due for consideration at next year’s annual meeting?” The Nominating and Corporate Governance Committee will evaluate stockholder-recommended director candidates in the same manner as it evaluates director candidates identified by other means.

Corporate Governance Guidelines and Code of Conduct

Our Board of Directors has adopted a code of business conduct and ethics (the “Code of Conduct”) that applies to all of our directors, officers, and employees, and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The Code of Conduct contains general guidelines for conducting our business consistent with the highest standards of business ethics. The Company also maintains an ethics hotline as set forth in our Code of Conduct so that any suspected violation of our Code of Conduct can be reported confidentially, without fear of reprisal. We intend to disclose future amendments to certain provisions of our Code of Conduct, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website at https://investor.adt.com. The Code of Conduct is made available on our website.

16	2025 PROXY STATEMENT

CORPORATE GOVERNANCE

We have Board Governance Principles that address significant issues of corporate governance and set forth procedures by which our managers and Board of Directors carry out their respective responsibilities. The principles are available for viewing on our website at https://investor.adt.com/governance. We will also provide the Board Governance Principles, free of charge, to stockholders who request them. Such requests should be directed to our Secretary at ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431.

Corporate Responsibility and Respect for Our Communities

We recognize the importance of corporate responsibility and community engagement with a focus toward sustainable initiatives that serve a corporate purpose and are aligned to our long-term strategy.

We track our sustainability initiatives in internal annual and periodic reporting. Since 2021, we have published a report to our website to provide an annual update to our stakeholders on progress made towards our commitment to sustainability. We have continued to include disclosure of our corporate responsibility initiatives in our 2024 Annual Report on Form 10-K, and we plan to publish our 2024 Corporate Impact Report to our website, which will include as an appendix our 2024 Sustainability Accounting Standards Board Index Report. These reports can be found on our investor relations website at https://investor.adt.com/sustainability.

Executive Sessions of Non-Management Directors

The non-management directors of the Company meet in executive sessions without management on a regular basis. Under the Company’s Board Governance Principles, the Lead Independent Director has authority to call and lead non-management director sessions.

Apollo Approval of Certain Matters and Rights to Nominate Certain Directors

Although funds affiliated with or managed by Apollo no longer beneficially own a majority of our outstanding common stock, Apollo has, pursuant to its stockholders agreement with us, certain approval rights as long as it beneficially owns at least 25% of our Common Stock. These approval rights allow Apollo to exert significant influence over all matters requiring stockholder approval, including the election of Directors, amendments of our A&R Certificate of Incorporation, and certain corporate transactions. Apollo also has, pursuant to its stockholders agreement with us, the right to nominate a certain percentage of the directors on our Board, as long as it beneficially owns at least 5% of our Common Stock. See “Certain Relationships and Related Person Transactions – Stockholders Agreement”.

Compensation Risk Assessment

We believe that the performance goals and incentive plan structures generally established under the Company’s executive, annual and long-term incentive programs would not contribute to excessive risk-taking by our senior executives or employees. The approved goals under our incentive programs are consistent with our financial operating plans and strategies, and these programs are discussed and reviewed by the Compensation Committee. The Company’s compensation systems are balanced, rewarding both short-term and long-term performance, and its performance goals are team-oriented, with an individual component, and include measurable factors and objective criteria. The Compensation Committee is actively engaged in setting compensation programs, policies, and practices, monitoring those programs, policies, and practices during the year and using discretion in making adjustments to such programs, policies, and practices, as necessary to reflect the actual performance of the Company. As a result of the procedures and practices described above, the Compensation Committee believes that the Company’s compensation programs, policies and practices for its employees do not encourage risk-taking that is reasonably likely to have a material adverse effect on the Company. This conclusion is based on a risk assessment that was performed by management in conjunction with Pearl Meyer & Partners, LLC (“Pearl Meyer”), the Company’s independent compensation consultant, and presented to and reviewed with the Compensation Committee at its October 2024 meeting.

Communications with the Board of Directors

Stockholders and other interested parties desiring to communicate directly to the full Board of Directors, a Committee of the Board, the Lead Independent Director, independent directors as a group, or an individual director, may do so in writing addressed to the attention of the intended recipient(s), c/o Secretary, ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431. Interested parties may communicate anonymously and/or confidentially if they desire. The Board will periodically review all pertinent stockholder communications. Additionally, the Corporate Law Department may forward certain communications only to the Lead Independent

2025 PROXY STATEMENT	17

CORPORATE GOVERNANCE

Director, the Chair of the relevant Committee or the individual Board member to whom a communication is directed. All communications received that relate to the Company’s accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit Committee unless the communication is otherwise addressed. Other communications received will be forwarded as appropriate to the relevant director or directors. Those items that are unrelated to the duties and responsibilities of the Board or its Committees may not be provided to the Board by the Corporate Law Department, including, without limitation, business solicitations, advertisements and surveys; requests for donations and sponsorships; job referral materials such as resumes; product-related communications; unsolicited ideas and business proposals; and material that is determined to be illegal or otherwise inappropriate.

Director Attendance at Annual Meeting

The Company encourages all of our directors to attend each Annual Meeting of Stockholders. Ten of our directors attended the 2024 Annual Meeting of Stockholders.

18	2025 PROXY STATEMENT

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

The names of the current executive officers of the Company (and their respective ages as of the date of this proxy statement) are set forth below. Each of our executive officers is re-appointed annually by our Board of Directors.

Name	Age	Position
James D. DeVries	62	Chairman of the Board, President and Chief Executive Officer
Jeffrey A. Likosar	54	President, Corporate Development and Transformation, and Chief Financial Officer
Fawad Ahmad (1)	49	Executive Vice President and Chief Operating and Customer Officer
Todd Dernberger	46	Executive Vice President and Chief Growth Officer
DeLu Jackson	52	Executive Vice President and Chief Marketing Officer
Omar Khan	50	Executive Vice President and Chief Business Officer
David Scott	51	Executive Vice President and Chief People and Administration Officer
David W. Smail	59	Executive Vice President, Chief Legal Officer and Secretary
Donald M. Young (1)	60	Executive Vice President and Chief Operating Officer
(1)
As disclosed in the Current Reports on Form 8-K filed by the Company on March 11, 2025 and March 25, 2025, Mr. Young will be retiring from his position as Executive Vice President and Chief Operating Officer, effective as of June 6, 2025, and Mr. Ahmad will begin his position as Executive Vice President and Chief Operating and Customer Officer on April 14, 2025. Between the dates of Mr. Ahmad's arrival and Mr. Young's retirement, the duties and responsibilities of Mr. Young associated with the Chief Operating Officer role will be transitioned to Mr. Ahmad.

James D. DeVries. For the biography of James D. DeVries, please see “Class I Directors.”

Jeffrey A. Likosar

Jeffrey A. Likosar has served as our President, Corporate Development and Transformation, since August 2022. In April 2024, Mr. Likosar was named our Chief Financial Officer, returning to a position in which he served from February 2017 to August 2022, and had held on an interim basis since December 2023. Prior to that, and from April 2021, Mr. Likosar was our Chief Financial Officer and President, Corporate Development. From March 2018 to April 2021, Mr. Likosar was our Executive Vice President, Chief Financial Officer and Treasurer, and from February 2017 to March 2018, Mr. Likosar was our Executive Vice President and Chief Financial Officer. In addition to currently leading our finance organization, Mr. Likosar is also responsible for corporate development activities including strategic planning, M&A, and transformation execution. Before joining ADT, Mr. Likosar served as CFO at Gardner Denver, a leading global provider of high quality industrial equipment, technologies and services to a broad and diverse customer base through a family of highly recognized brands. Prior to that, Mr. Likosar served in various executive finance roles at Dell Technologies, a leading global technology equipment and services company, and at General Electric, where he held executive finance and operational roles across the Appliances, Plastics, and Aviation Divisions. Mr. Likosar received a BS in Business Administration, with Honors from the University of North Carolina at Chapel Hill's Kenan-Flagler Business School.

2025 PROXY STATEMENT	19

EXECUTIVE OFFICERS

Fawad Ahmad

Fawad Ahmad will serve as our Executive Vice President and Chief Operating and Customer Officer, effective April 14, 2025. Most recently, Mr. Ahmad served as Chief Strategy & Transformation Officer at State Farm Mutual Automobile Insurance Company (“State Farm Auto”), a property and casualty insurance provider that, with its affiliates, is the largest provider of auto and home insurance in the United States. State Farm Auto’s wholly-owned subsidiary, State Farm Fire & Casualty Company, is an affiliate of the Company and currently owns 15.5% of the Company’s outstanding common stock and class B common stock, in the aggregate. Mr. Ahmad joined State Farm Auto in 2016 as Vice President of Digital, was promoted to Senior Vice President - Digital and Customer Experience in 2017, and became State Farm Auto’s Chief Digital Officer in 2019, a role he held until assuming his most recent position at State Farm Auto in 2024. Before joining State Farm Auto, from 2013 to 2016 Mr. Ahmad held leadership roles at Staples Inc., an industry leader in workspace products, including General Manager of Global Omnichannel Product and Strategy. Prior to Staples, Mr. Ahmad held the role of General Manager of the North America Core Shipping Platform at eBay Inc., a global commerce leader, where he was responsible for leading the function’s strategy, operations, and strategic partnerships. Mr. Ahmad also currently serves on the board of directors of Radian Group, a provider of financial guaranty insurance, including as a member of Radian's Governance and Risk Committees. Mr. Ahmad received a BS in Marketing from Southeastern University in Karachi, Pakistan and a JD from Thomas Jefferson School of Law.

Todd Dernberger

Todd Dernberger has served as our Executive Vice President and Chief Growth Officer since February 2025. From April 2024 to February 2025, Mr. Dernberger served as our Senior Vice President and Chief Growth Officer. Prior to his current role, Mr. Dernberger served as our Senior Vice President of Field and Virtual Operations from January 2022 to April 2024 and Vice President of Operations from April 2018 to January 2022. With over 17 years of experience at ADT, starting in 2007 as a Residential Sales Representative and assuming roles of increasing responsibility since then, Mr. Dernberger is recognized as a leader who builds culture within our sales teams and accelerates growth.

DeLu Jackson

DeLu Jackson has served as our Executive Vice President and Chief Marketing Officer since February 2023, where he leverages his over 25 years of marketing and brand leadership with the world’s most recognizable brands to drive ADT’s transformation forward. From September 2021 to February 2023, Mr. Jackson served as our Senior Vice President and Chief Marketing Officer. Prior to joining ADT, Mr. Jackson served as Vice President, Precision Marketing at Conagra Brands from August 2017 to September 2021, where he was responsible for integrated marketing, e-commerce, brand strategy, and advertising. Mr. Jackson’s career includes senior roles for domestic and international brands, including Kellogg Company, McDonald’s, Audi, Nissan and Subaru. Mr. Jackson serves as a board member of Latham Group, Inc. Mr. Jackson received an MBA from the NYU Stern School of Business and a BA in Politics from Princeton University.

Omar Khan

Omar Khan has served as our Executive Vice President and Chief Business Officer since joining ADT in March 2025 and is responsible for leading our product, engineering, innovation, business development and strategic partnership teams. Prior to joining ADT, Mr. Khan served as Chief Operating Officer for HealthyMD, a healthcare company, from May 2023 to March 2025. Previously, Mr. Khan served as Chief Operating Officer for American Health Associates, a healthcare company, from May 2021 to May 2023, and as Chief Executive Officer for Transformco, a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences for customers, from May 2020 to May 2021. Mr. Khan also currently serves as a Senior Advisor for the Boston Consulting Group and

20	2025 PROXY STATEMENT

EXECUTIVE OFFICERS

HealthyMD. Mr. Khan received an SB in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology (MIT) and a Masters in Electrical Engineering from MIT.

David Scott

David Scott has served as our Executive Vice President, Chief People and Administration Officer since September 2023. Mr. Scott is responsible for our human resources, real estate, security and environmental, health and safety functions. Prior to joining ADT, Mr. Scott served as the Executive Vice President, Chief Human Resources Officer at DISH Network from February 2018 to July 2023, where he led an HR transformation and oversaw real estate, construction, travel, security and corporate dining. Mr. Scott began his career at Walmart, where he served for 20 years in various HR leadership roles, eventually serving as Senior Vice President of Talent and Organizational Effectiveness before his departure. Mr. Scott received a BS in business from the University of Florida. Mr. Scott currently serves as an Advisory Board member of RemotelyMe.

David W. Smail

David W. Smail has served as our Executive Vice President, Chief Legal Officer and Secretary since February 2019 and has more than 30 years of legal experience in the U.S. and internationally, including 10 years of law firm corporate and securities transactional practice, and more than 20 years in public company general counsel roles. From August 2015 to September 2018, Mr. Smail served as Executive Vice President & Chief Legal Officer for Scientific Games Corporation, a leading developer and provider of technology-based products, systems, platforms and services for the global gaming and lottery industries. Previously, Mr. Smail held the role of Executive Vice President & General Counsel at Morgans Hotel Group, an international hospitality company, and served as Executive Vice President and Group General Counsel of global advertising and communications services group Havas S.A. Mr. Smail also was a partner in the international law firm Hogan Lovells (previously Hogan & Hartson). Mr. Smail received a JD cum laude from Harvard Law School and a BA summa cum laude in Biology and French from Macalester College.

Donald M. Young

Donald M. Young has served as our Executive Vice President and Chief Operating Officer since April 2021, and is responsible for leading the Company’s field office and call center operations, IT, and procurement. Effective June 6, 2025, Mr. Young will be retiring from his position as Executive Vice President and Chief Operating Officer. Upon his retirement, Mr. Young will move to a special advisor role to assist us with the transition of his roles and responsibilities. Previously Mr. Young was our Chief Information Officer and Executive Vice President, Field Operations from December 2018 to April 2021, and our Senior Vice President and Chief Information Officer from September 2017 to December 2018. Mr. Young has more than 30 years of experience in the security industry, including executive roles at Protection One, Stanley Security Solutions, ASG Security and Securitylink. Mr. Young also held leadership positions within security industry associations as past president of both The Monitoring Association (TMA) and Partnership for Priority Video Alarm Response (PPVAR). Mr. Young began his career in the security industry after serving four years in the United States Air Force as a computer programmer analyst. Mr. Young received an Associate Degree in Data Processing from the Community College of the Air Force, a BS degree in Information Management from the American Military University, and an MBA from the University of North Carolina at Chapel Hill's Kenan-Flagler Business School.

2025 PROXY STATEMENT	21

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION -

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee determines the compensation of our executive officers, and considers, adopts, reviews and revises our executive officer compensation programs, policies, and practices as part of its mandate to determine all components of each executive officer’s compensation. Where appropriate, the Compensation Committee may also recommend that any component of executive officer compensation be subject to the review and approval of the non-executive members of the Board. In carrying out these functions, the Compensation Committee regularly consults with its independent compensation consultant, including to obtain a broader market perspective and comparative data, and is empowered to engage any other outside consultants it deems necessary.

This Compensation Discussion and Analysis (“CD&A”) section of the proxy statement describes in detail the Company’s executive compensation philosophy and programs, as well as the compensation decisions made by the Compensation Committee in 2024, with respect to our named executive officers (“NEOs”) who, for fiscal year 2024, are listed below.

Name	Age	Title
James D. DeVries	62	Chairman of the Board, President and Chief Executive Officer
Jeffrey A. Likosar	54	President, Corporate Development and Transformation, and Chief Financial Officer
David Scott	51	Executive Vice President and Chief People and Administration Officer
David W. Smail	59	Executive Vice President, Chief Legal Officer and Secretary
Donald M. Young (1)	60	Executive Vice President and Chief Operating Officer
Jamie E. Haenggi (2)	55	Former Executive Vice President, Solar

(2)
Effective June 6, 2025, Mr. Young will be retiring from his position as Executive Vice President and Chief Operating Officer. Following his retirement, Mr. Young will provide advisory consultation services to the Company, on an as-needed basis, to assist with the transition of his roles and responsibilities.
(3)
Ms. Haenggi's employment with the Company ended on May 17, 2024, at which time she began providing advisory consulting services to the Company, on an as-needed basis from May 18, 2024 through December 31, 2024.

Executive Compensation - Compensation Discussion and Analysis Table of Contents

2024 Highlights	23	Employment Arrangements	33
Chief Executive Officer – Performance Goals	24	Supplemental Savings and Retirement Plan	33
Executive Compensation Philosophy	25	Executive Benefits and Limited Perquisites	33
Process for Determining Executive Officer Compensation	26	Severance Benefits	34
Role of Compensation Committee and Board of Directors	26	Other Compensation Policies and Practices	34
Independent Compensation Consultant	27	Insider Trading Policy and Equity Transaction Pre-Approval	34
Role of External Market Data	27	Anti-Hedging and Short Sale Policy	34
Peer Group Development	27	Anti-Pledging/Purchases of Company Securities on Margin	35
2024 Advisory Vote on Executive Compensation	28	Equity Grant Practices	35
Elements of Executive Compensation	29	Pay Recoupment (Clawback) Policy	35
Base Salary	30	Stock Ownership Guidelines	35
Annual Incentive Compensation	30	Tax and Accounting Considerations	35
Non-GAAP Measures - Adjusted EBITDA	32	Section 162(m) of the Code	35
2024 Long-Term Incentive Plan Equity Awards	32	Section 280G of the Code	36

22	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

2024 Highlights

We delivered strong 2024 results including a record-high recurring monthly revenue balance, record customer retention, and very strong cash generation. These results are a direct result of our durable, resilient, and flexible business model, which is designed to generate strong returns on capital driven through efficient customer acquisition, profitable best-in-class customer service, and enduring customer loyalty and retention. In particular, in 2024, we:

•
continued to generate strong demand for our smart home and security solutions, with revenue growth of 5% year-over-year;
•
maintained high customer retention and delivered a record year-end recurring monthly revenue (“RMR”) balance of $359 million;
•
retained our existing customers with a gross revenue attrition rate of 12.7%; and
•
added new customers efficiently, with a low revenue payback period of 2.2 years.

End of Period
Recurring Monthly Revenue ($M)
$353
$359
2023
2024

In addition to delivering strong results, we continued to aggressively drive the evolution of ADT to remain the company of choice for current and potential customers looking for the best-in-class smart home security offerings. We advanced key components of this strategy during 2024 by:

•
rolling out and expanding our ADT+ platform, a next-generation smart home security offering that integrates professional monitoring with Google Nest Devices in an easy to use, all-in-one experience;
•
growing our use of virtual technologies, including to replace vehicle trips for in-person service calls;
•
deepening our relationships with State Farm, Google, and other strategic partners to introduce and enhance new offers and capabilities;
•
launching Trusted Neighbor which enables our customers to grant secure, temporary or event-based access to their homes through the ADT+ app, which represents just the first example of enhanced flexibility and configurability we plan to offer our customers through our new platform; and
•
demonstrating our continued focus on customer safety as the first company to adopt and implement the Alarm Validation Scoring Standard (AVS-01) at the national level, which uses historical and real-time information to provide first responders with crucial details, including the severity of the threat, that can help them quickly determine a well-informed plan of action.

To continue to drive these investments in ADT’s future, we have significantly reduced our debt over the past few years, and in 2024 we continued to reduce leverage, improve borrowing costs, and strengthen our overall capital structure, as demonstrated by the following accomplishments:

•
reduced debt in 2024 by $100 million after a $2.1 billion reduction in 2023;
•
increased the capacity of our revolving credit facility by $225 million while extending its maturity; and
•
reduced the interest spread on our First Lien Term Loan B by 25 basis points.

We remain very disciplined with capital allocation and continue to benefit from the enhanced flexibility of our improved capital structure. Importantly, we have also used this flexibility to return value to our stockholders. In early 2024 we announced a 57%

2025 PROXY STATEMENT	23

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

dividend increase and authorization of a $350 million share repurchase program. During 2024 we returned $182 million in dividends to shareholders and retired 31 million shares for an aggregate price of $241 million.

We remain committed to our strategy to maintain our durable and resilient business model, drive sustainable long-term growth, continue strong customer acquisition efficiency, and preserve high customer loyalty and retention. Our strategy is premised on disciplined capital allocation, investments to develop and deliver best in class smart home security offerings, adapting to customer needs and preferences, and, most importantly, ensuring the safety and peace of mind of our customers.

We have aligned our compensation programs with this philosophy, as demonstrated by the performance goals set for our Named Executive Officers by the Compensation Committee to evaluate their performance. These are summarized below for our Chairman, President and CEO, and designed to ensure the interests of our executives are aligned with the interests of the Company to drive sustainable long-term value creation for stockholders.

Chief Executive Officer – Performance Goals

Mr. DeVries’ performance as Chairman, President and CEO is evaluated using the following categories which are determined by the Compensation Committee: operating results, developing and implementing a long-term strategy, and maintaining and motivating a high-performing team.

Under Mr. DeVries’ leadership, ADT delivered solid performance, invested for the future, reshaped its portfolio, and meaningfully improved the Company’s capital structure. ADT delivered record end-of-period RMR, maintained near-record customer retention and improved revenue payback, and posted strong financial and operating results.

With a focus on the long-term growth strategy of ADT, Mr. DeVries delivered on key areas of focus for ADT’s future.

Delivered Top-Line Growth

•
Continued growth of RMR, ending the year at a record level
•
Achieved record customer retention with strong customer satisfaction

Unlocked Shareholder Value

•
Deployed free cash flow to repurchase shares and increase the shareholder dividend
•
Fortified capital structure and balance sheet by reducing debt, improving borrowing costs, and improving credit ratings

Drove Strategic Differentiators: Innovative Offerings, Unrivaled Safety and Premium Experience

•
Expanded rollout of ADT+ platform and Trusted Neighbor solution with strong early indications
•
Enhanced service through the ADT Remote Assistance program generating high customer satisfaction with more than 50% of all customer service requests being handled virtually
•
Became the first company to adopt and implement Alarm Validation Scoring at a national level
•
Achieved one of the highest-ratings for apps in the Apple App Store and Google Play store in the home security and smart home category, averaging 4.8 stars for ADT+
•
Earned The Monitoring Association’s Monitoring Center of the Year award, recognizing our significant contribution to the alarm industry and demonstration of exceptional customer service
•
Introduced new cultural markers setting the foundation of how we make decisions, establish trust, hold our teams accountable and partner together in service of our customers

24	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy

The Company’s executive compensation program is guided by the following principles:

Pay for Performance. Compensation opportunities are designed to align executives’ pay with the Company’s performance, with a focus on producing sustainable long-term growth, as well as providing for sufficient flexibility to take into account individual contributions to this performance.

Align Management’s Interests with Interests of Stockholders. We believe that management should have a significant financial stake in the Company to align their interests with those of the stockholders and to encourage the creation of sustainable long-term value. Therefore, equity awards make up a substantial component of executive compensation, and our long-term incentive program for executives in 2024 consisted entirely of stock options, so that executives only realize value from the program if stockholders see an increase in the value of their investment.

Attract, Promote and Retain a Talented Management Team. We compete for talent with other companies both smaller and larger, and both in our market and in other industries. To attract and retain talent with the experience necessary to achieve our business goals, compensation must be competitive and appropriately balanced.

To reflect these principles, our executive compensation program has three key elements: base salary, annual cash incentive compensation and long-term equity compensation. We have aimed to ensure that the base salary and target annual incentive levels of each NEO are competitive to retain and appropriately reward our NEOs for their ongoing service and achievements, and the focus we place on equity compensation aligns the interests of management with those of our shareholders and promotes focus on sustainable long-term success.

2025 PROXY STATEMENT	25

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

The following highlights of our executive compensation program demonstrate how we adhere to our compensation philosophy. Furthermore, each year, our Compensation Committee evaluates each of the elements of our compensation program to ensure it continues to support our compensation philosophy, as well as the compensation philosophy itself, and may make adjustments or changes as it deems appropriate.

	What We Do	What We Do Not Do

Align executive compensation with the interests of the Company’s stockholders	Executive compensation program designed to ensure majority of value is at-risk, over 92% of annual target compensation in the case of our CEO	No guaranteed pay increases
	Annual bonus payments determined based on two key financial metrics	No guaranteed level of annual bonus payouts
	2024 and 2025 equity awards to executives consisted solely of stock options so executives only recognize value if stockholders see an increase on their investment	No repricing of underwater stock options
Double-trigger change in control provisions
Annual say-on-pay vote

Avoid excessive risk and promote sustainable growth	Annual evaluation of risk in compensation programs to ensure mitigation of undue risk	Cap incentive-based payouts
	Mix of compensation components (fixed and variable pay, short- and long-term incentives) that encourage focus on both the short- and long-term interests of the Company and its stockholders	No hedging, pledging or short sales of our stock is permitted by employees or directors(1)

Incentive awards with payouts based upon a variety of financial, operational and individual objectives, which minimizes the risk associated with any single performance measure

Compensation Committee has discretion to

reduce incentive payouts even if goals were

achieved

Pay Recoupment Policy

Adhere to executive compensation best practices	Independent compensation consultant	No repricing of underwater stock options
	Reasonable post-employment/change in control provisions	No inclusion of the value of equity awards in severance calculations
	Limited perquisites	No excise tax gross-ups upon change in control
	Anti-hedging and pledging policies	No hedging, pledging or short sales of our stock is permitted by employees or directors(1)
Executive and Non-Employee Director stock ownership guidelines
Comparison of compensation with those of a broad peer group
Fully independent Compensation Committee as of February 2025
(1)
Pledges existing at the time such prohibition was established in July 2021 were permitted to remain in existence.

Process for Determining Executive Officer Compensation (Including NEOs)

Role of Compensation Committee and Board of Directors

Our Compensation Committee, which is comprised solely of independent directors, is responsible for, among other things, overseeing our overall compensation structure, policies and programs, including assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management and employees. The Compensation Committee is also responsible for reviewing the goals and objectives for our executive officers, evaluating their performance against these goals and otherwise and for approving the compensation awarded to our executive officers based on such performance. Our Lead Independent Director also will consult with the chair of our Compensation Committee on the performance of the CEO.

In making these determinations, the Compensation Committee considers the input and recommendations of our CEO, other than with respect to himself, including his assessment of individual performance, retention, and succession planning. When appropriate, such

26	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

as when the Compensation Committee is discussing or evaluating compensation for the CEO, the Compensation Committee meets in executive session without management.

In order to carry out these responsibilities, the Compensation Committee receives and reviews materials in advance of each meeting, including benchmark information, historical compensation data, performance metrics and outcomes, and other materials that may be prepared at the request of the Compensation Committee, including by its independent compensation consultant.

In addition to overseeing executive pay, our Compensation Committee is responsible for the approval of equity awards to all of our employees, including grants made to our executive officers, subject to further Board approval where necessary or appropriate. The Compensation Committee also ratifies, from time to time, the authority of our CEO to approve equity grants to our employees who are not executive officers under our Policy and Procedures for Granting Equity-Based Awards, subject to certain other restrictions as set forth in such policy.

Independent Compensation Consultant

The Compensation Committee has the authority to retain, compensate, and terminate an independent compensation consultant and any other advisors necessary to assist in its evaluation of executive compensation.

The Board of Directors retained Pearl Meyer, a compensation consulting firm, as its independent external advisor to assist in its evaluation of executive compensation, and to provide insight and market perspective on our current compensation programs. In selecting Pearl Meyer, the Board of Directors reviewed their independence, including the factors prescribed by the SEC and NYSE, and concluded that there were no conflicts of interest that would preclude them from serving as an independent advisor to the Board. Pearl Meyer does not provide other services to us, except at the direction of our Board of Directors or Compensation Committee. We do not have any other relationships with Pearl Meyer.

Role of External Market Data

The Compensation Committee considers a number of factors in determining target total compensation for each of the Company’s executive officers (including our NEOs). These factors include position-specific market data, the executive’s experience and performance, and internal pay equity. While the Compensation Committee considers the median of the Company’s competitive market (including both selected peer companies and the broader competitive market) when evaluating executive compensation, it is only one factor among several, including those noted above, that is taken into consideration. Ultimately, the Compensation Committee uses its business judgment, informed by the experience of the members of the Compensation Committee to determine executive compensation. As a result, the Compensation Committee may approve compensation that is below- or above-median market compensation for specific individuals for a variety of reasons, including:

•
specific organizational considerations, for example, such as where the role is considered critical to delivering on our overall business strategy;
•
scope of the role and associated responsibilities at ADT compared to the market comparable roles;
•
the executive’s expertise, where an executive that is new to a role may be compensated below-market for that role, with the expectation that compensation increases will follow increased experience and demonstrated success in the role;
•
need for specific expertise in building new or improving upon existing business functions, particularly in the process of hiring candidates from external sources; and
•
the retention of key executives the Company believes are critical to its success;
•
the overall performance of the Company and the executive’s contribution to that performance.

Peer Group Development

The Compensation Committee, with the assistance of Pearl Meyer, has developed a peer group for use in making compensation decisions. While the Compensation Committee considers the executive compensation data at peer group companies, it is not the sole factor in the decision-making process. The Compensation Committee also considers general industry data from third-party providers in its review of compensation for our executive officers (including our NEOs). Neither the Compensation Committee nor management has any input into the companies included in these general industry surveys. The table below highlights how the companies included in the peer group were chosen, and how the compensation information related to these companies is used.

2025 PROXY STATEMENT	27

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

How Peer Group Companies are Selected	How Peer Group Data is Utilized

•
Similar or related industry sector
•
Generally focused on business models that generate subscription-based recurring revenue
•
Provide a technology-enabled service
•
Primarily business-to-consumer (B2C) focused, although companies that are business-to-business (B2B) focused are also considered
•
Generally between $2 billion and $10 billion in revenue

•
As an input in determining base salaries, annual incentive targets and long-term incentive award targets
•
As an input in the design of compensation plans
•
To validate whether our executive compensation program is aligned with Company performance
•
To inform on market practice regarding the form and mix of equity awards granted to our employees

The Compensation Committee assesses the peer group periodically to determine whether any significant changes to the business conditions of the Company or any of its peers would warrant any changes to the peer group. In October 2024, the Compensation Committee approved changes to the 2025 peer group, replacing two peers to improve size comparability following ADT’s updated business model and removing one peer due to its acquisition, resulting in a peer group of 14 companies.

2024 Peer Group	Updates for 2025	2025 Peer Group

Akamai Technologies, Inc.		Akamai Technologies, Inc.

The Brink’s Company		The Brink’s Company
Cintas Corporation	~~Cintas Corporation~~	Equifax Inc.

Equifax Inc.		Juniper Networks, Inc.

Frontier Communications Parent		Frontier Communications Parent

H&R Block, Inc.		Gen Digital Inc.

NCR Voyix Corporation		H&R Block, Inc.

NetApp, Inc.		NCR Voyix Corporation

Republic Services, Inc.	~~Republic Services, Inc.~~	NetApp, Inc.

Rockwell Automation, Inc.		Rockwell Automation, Inc.

Rollins, Inc.		Rollins, Inc.

Sirius XM Holdings Inc.		Sirius XM Holdings Inc.

Telephone and Data Systems, Inc.		Telephone and Data Systems, Inc.

Trimble Inc.		Trimble Inc.

VMware, Inc.	~~VMware, Inc.~~

2024 Advisory Vote on Executive Compensation

At our 2024 Annual Meeting, approximately 99% of the shares voted were cast in favor of our advisory vote to approve the compensation of our NEOs.

We recognize that the business and executive compensation environments continue to evolve, and we are committed to having compensation programs and practices that support our business objectives, promote good corporate governance, and align executive pay with the Company’s performance. The Compensation Committee will continue to consider the results from this year’s and future advisory stockholder votes regarding our executive compensation programs. See “Proposal 2—Advisory Vote to Approve the Compensation of our Named Executive Officers” for additional information.

28	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Elements of Executive Compensation

The Company’s compensation program consists of three main elements: base salary, annual cash incentives, and equity-based long-term incentives. A significant majority of each NEO's total direct compensation is performance-based and at-risk; in 2024, 91% in the case of our CEO and 48% on average for other NEOs. The Company also provides various benefit and retirement programs. The below provides an overview of the elements of the Company’s executive compensation program, a brief description of each compensation element, and the reason for inclusion in the executive compensation program.

2024 Target Compensation

Base Salary	Annual Incentive	Long-Term Incentive

Fixed cash compensation:

•
Based on each executive officer’s role, responsibilities, competitive market positioning, and individual performance
•
To attract and retain top talent with the experience, skills and abilities critical to the long-term success of the Company

Performance-based incentive cash compensation:

•
To recognize individuals based upon their performance against goals and objectives aligned to the delivery of key operational and financial priorities
•
To drive Company performance against key financial goals which are aligned to the interests of stockholders

Equity-Based compensation:

•
To directly align the interests of executives with the interests of stockholders
•
To support focus on long-term, sustainable Company performance, and to drive retention of top talent

Other Elements of Compensation:

Benefits

•
To promote the health, wellness, and well-being of executives and provide a competitive overall compensation package
•
Includes medical, dental, and disability plans
•
The NEOs are eligible to participate in the same benefit plans applicable to the Company’s employee population as a whole

Retirement Programs

•
The NEOs generally are eligible to participate in the same basic retirement plans available to the Company’s non-union employee population as a whole
•
Includes both a retirement savings plan and a deferred compensation plan

Limited Perquisites

2025 PROXY STATEMENT	29

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

•
The Company generally believes that providing perquisites to our executives that are not provided to the employee population as a whole is not aligned with stockholder interests and best practices
•
As a limited exception, our CEO is provided reimbursement of certain travel and housing expenses each calendar year plus reimbursement for related taxes incurred and certain executives, including the NEOs, are eligible to receive an annual physical examination at the Company’s expense
•
Additional detail can be found in this section under the heading “Executive Benefits and Limited Perquisites”

Base Salary

Each NEO is party to an employment agreement or offer letter that provides for a fixed base salary, subject to annual review. The Compensation Committee reviews base salary levels on an annual basis to determine whether the base salary level is appropriate given the NEO’s job responsibilities, experience, value to the Company, and market pay level. Base salary levels are also considered in the context of all elements of compensation as a whole. We do not guarantee any base salary increases.

In February 2024, the Compensation Committee considered the above factors and determined that it was appropriate to provide each NEO, other than Ms. Haenggi, with a market-based merit increase, effective March 24, 2024, as shown in the table below, together with actual base salaries as of December 31, 2023 and 2024. The Compensation Committee also considered whether any additional adjustments for the NEOs based on tenure, performance or market pay levels was warranted at that time, but concluded that none was necessary at that time. Note that the Summary Compensation Table reflects actual compensation paid to the NEOs for the applicable year.

Name	Base Salary December 31, 2023	Base Salary December 31, 2024	Increase %
James D. DeVries	$1,124,786	$1,164,154	3.50%
Jeffrey A. Likosar	$731,546	$757,150	3.50%
David Scott	$475,000	$491,625	3.50%
David W. Smail	$570,963	$590,947	3.50%
Donald M. Young	$585,237	$605,720	3.50%
Jamie E. Haenggi (1)	$569,250	$—	(1)

(1)
Ms. Haenggi’s employment with the Company ended on May 17, 2024, at which time she began providing advisory consulting services to the Company, on an as-needed basis from May 18, 2024 through December 31, 2024.

Annual Incentive Compensation

The second component of executive officer compensation is an annual cash incentive based on the Company’s performance. Tying a portion of total compensation to annual Company performance permits us to adjust the performance metrics each year to reflect changing objectives and to emphasize those that may be of special importance for a particular year. Through the annual incentive program, we seek to provide an appropriate amount of short-term cash compensation that is at-risk and tied to the achievement of certain annual performance goals.

30	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

For 2024, the target bonus opportunities for our NEOs were as follows:

Name	Target Bonus % of Base Salary
James D. DeVries	150%
Jeffrey A. Likosar	100%
David Scott	80%
David W. Smail	100%
Donald M. Young	100%
Jamie E. Haenggi	100%

For the 2024 fiscal year, the annual incentive plan (the “2024 AIP”) was approved with a design that reflects the Company’s focus as a primarily subscriber-based business with significant RMR. The metrics utilized in the 2024 AIP were selected to drive results in those categories that we believed would have the most significant impact on the success of our subscriber-based business. The metrics utilized for the 2024 fiscal year, as well as the respective weightings for each metric, are set forth in the table below. In order to achieve any payout on a metric, a threshold performance level was required to be met, which would result in a 50% payout for that metric. Bonus payouts were also subject to a maximum of 200% of target; performance above maximum would not result in any additional payout. The Compensation Committee seeks to set the targets at a level that is challenging but attainable based on the Company’s business plan in order to provide an appropriate incentive, while payouts above target requires over-performance. Thresholds are set to ensure that if performance is below a level that the Compensation Committee deems appropriate, no bonus payment will be made in respect of that metric. In addition, the Compensation Committee retains discretion to adjust the payout levels under the AIP, including to reflect the Company’s performance more broadly or an executive’s individual performance. The Compensation Committee did not exercise any such discretion under the 2024 AIP.

Performance Metric	Weighting	Target	Actual Performance	Performance as a % of Target	Weighted Business Performance
Adjusted EBITDA ($ Millions) (1)	50%	$2,577	$2,578	100.05%	51%
Ending Recurring Monthly Revenue (RMR) ($ Millions)(2)	50%	$361.5	$359.5	99.45%	44%
TOTAL					95%

(1)
Adjusted EBITDA is a non-GAAP metric. See below for definition of this non-GAAP metric.
(2)
Ending RMR is generated by contractual recurring fees for monitoring and other recurring services provided to our CSB customers, including contracts monitored but not owned.

2025 PROXY STATEMENT	31

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

The Company’s performance against the metrics presented above resulted in an annual bonus payout to NEOs under the 2024 AIP at 95% of target.

The following table summarizes the calculation of bonuses for fiscal year 2024 paid to each of the NEOs.

Name	Base Salary	Bonus Target %	Bonus Target	Business Performance	Actual Bonus Paid for Fiscal Year 2024	Payout as a Percent of Target
James D. DeVries	$1,164,154	150%	$1,746,231	95%	$1,658,919	95%
Jeffrey A. Likosar	$757,150	100%	$757,150	95%	$719,293	95%
David Scott	$491,625	80%	$393,300	95%	$373,635	95%
David W. Smail	$590,947	100%	$590,947	95%	$561,399	95%
Donald M. Young	$605,720	100%	$605,720	95%	$575,434	95%
Jamie E. Haenggi (1)	$214,635	100%	$214,635	95%	$203,903	95%

(1)
Ms. Haenggi served as our Executive Vice President, Solar until her separation from the Company on May 17, 2024 at which time she began providing advisory consulting services to the Company, on an as-needed basis from May 18, 2024 through December 31, 2024. In accordance with the terms of her Separation Agreement dated May 17, 2024, her 2024 AIP award is based on the number of full months completed from the beginning of the fiscal year through the date of her separation from service and the actual achievement of the performance goals. The base salary reflected in the table above represents the base salary Ms. Haenggi earned through the end of April, and therefore represented the base salary considered for determination of her annual bonus.

Non-GAAP Measures – Adjusted EBITDA

Adjusted EBITDA

We define Adjusted EBITDA as income (loss) from continuing operations adjusted for (i) interest; (ii) taxes; (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets; (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions; (v) share-based compensation expense; (vi) merger, restructuring, integration, and other; (vii) losses on extinguishment of debt; (viii) radio conversion costs, net; (ix) adjustments related to acquisitions, such as contingent consideration and purchase accounting adjustments, or dispositions; (x) impairment charges; and (xi) other income/gain or expense/loss items such as changes in fair value of certain financial instruments or financing and consent fees.

Long-Term Equity Compensation

The Company’s long-term incentive compensation program is designed to provide a significant portion of our executive's compensation opportunity in equity-based instruments. We believe that long-term equity compensation is important to ensure that the interests of our executives are aligned with those of our stockholders, thus promoting value-creation for our stockholders. The annual equity award grant process occurs in conjunction with the Compensation Committee's annual assessment of executive's individual performance and potential and takes into account the competitive compensation landscape. In addition to annual grants, the Company may make equity grants in certain other circumstances, such as for new hires or promotions, or to recognize an individual’s extraordinary contributions to the Company.

Our Board of Directors adopted, and our stockholders approved, our 2018 Omnibus Incentive Plan (as amended, the “Omnibus Incentive Plan”), pursuant to which we are permitted to grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), and other stock-based awards as permitted under the Omnibus Incentive Plan. The Omnibus Incentive Plan is designed to align the interests of our management team with those of our stockholders.

2024 Long-Term Incentive Plan Equity Awards

For fiscal year 2024, awards of equity under our annual long-term incentive program (the “2024 LTIP”) were delivered to our Named Executive Officers in the form of non-qualified stock options. In determining to grant stock options in lieu of RSUs, which had been the form of the 2023 LTIP grants, the Compensation Committee gave significant consideration to the fact that stock options do not provide

32	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

any value to the executive unless the Company’s stock price increases following the grant date of the stock options. Therefore, the Compensation Committee considered that stock options would create a strong incentive for executives to drive increased long-term sustainable stockholder value, more strongly aligning interests of executives with those of our stockholders than in the case of RSUs.

The following table describes the general terms and conditions applicable to stock options under our 2024 LTIP:

Grant Type	Vesting	Other Terms & Conditions
Stock Options	Generally, one-third per year, subject to continued employment through each applicable vesting date.	Granted with an exercise price equal to the closing price of the Company’s Common Stock on the date of grant and expire on the 10th anniversary of the date of grant unless forfeited earlier.

Target 2024 long-term incentive opportunities for Messrs. DeVries, Likosar, Scott, Smail, and Young, were approved in early 2024. Ms. Haenggi did not receive a grant of long-term incentive awards in 2024. Target 2024 long-term incentive opportunities and the number of Stock Options awarded to our NEOs are set forth in the table below:

Name	Aggregate Value of 2024 LTI Award (1)	Stock Options Awarded (#)
James D. DeVries	$9,652,303	3,755,760
Jeffrey A. Likosar	$1,835,712	714,285
David Scott	$864,055	345,622
David W. Smail	$1,184,331	460,829
Donald M. Young	$1,184,331	460,829

(1)
Amounts in this column show the grant date fair value of the Stock Option awards granted to the NEOs. These amounts reflect the fair value of the entire amount of the award calculated in accordance with FASB ASC Topic 718. For grants of stock options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted.

Employment Arrangements

Each of our NEOs is party to an employment agreement, offer letter, or other employment arrangement, which specifies the terms of the executive’s employment, including certain compensation levels, and is intended to assure us of the executive’s continued employment and to provide stability in our senior management team. The terms of these employment arrangements are described under the heading “Employment Arrangements” which follows the Summary Compensation Table and under the heading “Potential Payments upon Termination or Change in Control” below.

Supplemental Savings and Retirement Plan

All of our NEOs are eligible to participate in the ADT Supplemental Savings and Retirement Plan (the “SSRP”), a deferred compensation plan that permits the elective deferral of base salary and annual performance-based bonus for executives in certain career bands. The SSRP provides eligible employees the opportunity to:

•
contribute retirement savings in addition to amounts permitted under the ADT Retirement Savings and Investment Plan (the “RSIP”);
•
defer compensation on a tax-deferred basis and receive tax-deferred market-based growth; and
•
receive any Company contributions that were reduced under the RSIP due to Internal Revenue Service (“IRS”) compensation limits.

Executive Benefits and Limited Perquisites

The Company’s executive officers, including the NEOs, are eligible to participate in the benefit plans that are available to substantially all of the Company’s employees, including defined contribution savings plans (e.g., the RSIP), medical, dental and life insurance plans

2025 PROXY STATEMENT	33

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

and long-term disability plans, as well as discounts on the services we provide. Additionally, the Company provides relocation benefits when the Company requires a relocation. None of the NEOs participate in a defined benefit pension plan.

We provide limited perquisites to our NEOs, including an annual executive physical for all of our NEOs. Mr. DeVries is also entitled to reimbursement for certain housing and work-related travel expenses that do not otherwise qualify as reimbursable expenses, up to an annual maximum of $100,000, plus any taxes incurred on such reimbursement.

Severance Benefits

Certain of our current executive officers, including Mr. Scott, may be eligible for certain benefits under either The ADT Inc. Severance Plan for U.S. Officers and Executives (the “Severance Plan”) or The ADT Corporation Change in Control Severance Plan (the “CIC Severance Plan”), depending upon the circumstances leading to their termination of service or employment with the Company. In the case of the CIC Severance Plan, a “double trigger” is required (i.e., a change in control, plus a qualifying termination of employment) before benefits become available to the executives covered by that plan. We believe that the benefits available to executives under these plans are equitable in comparison to the broader market. Details with respect to the key provisions of the severance plans currently in effect and the payments and benefits that would be payable under the plans are set forth in the section titled “—Potential Payments Upon Termination or Change in Control” below.

Severance for our other current NEOs would be pursuant to the terms of their respective employment arrangements. Details with respect to the payments and benefits that would be payable under the employment arrangements are set forth in the section titled “—Potential Payments upon Termination or Change in Control” below. In the case of Ms. Haenggi, who terminated employment with us in 2024, the actual payments and benefits she received in connection with such termination are also set forth in such section.

Other Compensation Policies and Practices

Insider Trading Policy and Equity Transaction Pre-Approval

The Company maintains an insider trading policy, applicable to all employees, directors, and the Company itself governing the purchase, sale, and/or disposition of the Company's securities that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards. A copy of the insider trading policy is filed as Exhibit 19 to our 2024 Form 10-K. The insider trading policy prohibits the Company’s personnel from: (i) buying, selling, donating, or engaging in transactions in the Company’s securities at any time while aware of material non-public information about the Company; (ii) buying or selling securities of other companies at any time while aware of material non-public information about those companies that they become aware of as a result of business dealings between the Company and those companies; (iii) recommending to another person that they buy, hold, or sell Company securities; or (iv) disclosing material non-public information to any unauthorized persons outside the Company. Each of the Company’s directors and officers who are subject to the requirements of Section 16 of the Exchange Act (the "Section 16 Officers"), as well as any member of management who reports directly to the CEO, is required to receive the approval of the Company’s Chief Legal Officer prior to entering into any transaction in Company securities. This approval applies to each of our NEOs. Generally, trading by our directors, the Section 16 Officers, and a limited group of other Company employees is permitted only during announced “open window” trading periods that follow the public release of the Company’s quarterly earnings. Those who are subject to these trading restrictions, including the NEOs, may enter into a trading plan under Rule 10b5-1 of the Exchange Act. These trading plans may be entered into only during an open window and must be approved by the Company’s Chief Legal Officer or any designee thereof. These trading plans include a minimum “cooling off” period before the plan becomes effective, and the trading plans may not be amended during their term without the consent of the Company. Directors and employees, including the NEOs, bear full responsibility for any violation of the Company’s insider trading policy.

Anti-Hedging and Short Sale Policy

The insider trading policy maintained by the Company contains a provision which specifically prohibits all Company personnel from engaging in hedging transactions, including buying and selling puts, calls, options or other derivatives in respect of the Company’s securities. The insider trading policy prohibits all Company personnel from selling Company securities short.

34	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Anti-Pledging/Purchases of Company Securities on Margin

The insider trading policy maintained by the Company contains a provision which specifically prohibits all Company personnel from pledging Company securities or purchasing Company securities on margin, provided pledges existing at the time such prohibition was established in July 2021 were permitted to remain in existence.

Equity Grant Practices

The Company’s practice is to grant annual equity awards to eligible employees on or after the second trading day after financial and other information about the Company has been widely released through a press release, newswire or periodic report filed with the SEC. This timing is designed to ensure that annual equity grants are made at a time when the market has the greatest amount of information concerning the Company’s performance, including its financial condition and results of operations, as is reasonably possible. All other equity grants during the year, which are generally comprised of new hire awards or other one-time grants, are made in conjunction with the Company’s Policy and Procedures for Granting Equity-Based Awards.

Pay Recoupment (Clawback) Policy

To encourage sound financial reporting and increase individual accountability, the Company’s pay recoupment policy provides that, in addition to any other remedies available to it and subject to applicable law, the Company may recover any incentive compensation (whether in the form of cash or equity) paid by the Company to any current or former executive officer that resulted from any restatement of the reported financial results of the Company or one of its segments, if any, due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law) caused or contributed to by such individual’s fraud, willful misconduct or gross negligence. Our Compensation Committee has the sole discretion to make any and all determinations under this policy and will periodically review this policy to determine whether any changes are warranted.

The Company has also adopted the Incentive Compensation Clawback Policy in order to comply with the compensation recoupment requirements of the Dodd-Frank Act and the NYSE listing requirements (the “clawback rules”). As required by the clawback rules, the Incentive Compensation Clawback policy provides for the recovery, following an accounting restatement, of certain incentive compensation that was erroneously “received” (as defined in the clawback rules) by our executive officers in light of the restatement.

Stock Ownership Guidelines

The Company’s stock ownership guidelines help further align the long-term interests of our independent directors and our management with the long-term interests of our stockholders. For purposes of determining an executive’s compliance with the guidelines, shares that count toward compliance are actual shares owned and unvested time-based RSUs. No stock options or unearned performance shares count toward guideline achievement. Under these guidelines, certain individuals are required to own equity with a value equal to a multiple of their annual base salary or, in the case of our independent directors, their annual cash retainer, before they can sell any of their shares of Common Stock as follows:

Position	Multiple of Annual Base Salary or Annual Cash Retainer
CEO	6x
CFO	3x
Executive Officers and CEO Management Direct Reports	2x
CEO Designees	2x
Independent Directors	5x

Tax and Accounting Considerations

Section 162(m) of the Code

For income tax purposes, public companies may not deduct any portion of compensation that is in excess of $1 million paid in a taxable year to certain “covered employees,” including our NEOs, under Section 162(m) of the Internal Revenue Code of 1986, as amended

2025 PROXY STATEMENT	35

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

(the “Code”). Once an individual becomes a “covered employee” under Section 162(m) of the Code, all current and future compensation to these individuals will remain subject to the limitation under Section 162(m) of the Code.

These tax effects were only one factor considered by our Compensation Committee when entering into compensation arrangements. Our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Code if those requirements would impair flexibility in compensating our NEOs in a manner that can best promote our corporate objectives. We intend to continue to compensate our executive officers in a manner consistent with the best interests of our stockholders and reserve the right to award compensation that may not be deductible under Section 162(m) of the Code where the Company believes it is appropriate to do so.

Section 280G of the Code

Section 280G of the Code disallows a tax deduction with respect to certain payments to executives of companies that undergo a change in control, and Section 4999 of the Code imposes a 20% penalty on the individual receiving “excess parachute payments.” Generally, parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans, including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation.

We do not provide excise tax gross-ups to our NEOs, including those imposed by Section 4999 of the Code. Instead, the employment agreements with Messrs. DeVries, Likosar and Young, each provide for a best-net cutback, whereby if the adverse tax consequences described above were triggered, the executive would receive all relevant payments in full, but subject to the excise tax, or the payments would be reduced to the greatest amount that would not trigger such tax consequences, whichever results in the greater after-tax amount.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Members of the Compensation Committee:

Daniel Houston, Chairman

Tracey R. Griffin

Paul J. Smith

The Report of the Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

36	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table

The information set forth in the following table reflects compensation paid to or earned by the NEOs for fiscal years 2024, 2023 and 2022. The table reflects total compensation earned beginning in the later of fiscal year 2022 or the year an individual first became a NEO.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)(3) ($)	Option Awards (4)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
James D. DeVries	2024	1,153,555	—	3,435,926	9,652,303	1,658,919	243,935	16,144,638
Chairman, President and	2023	1,114,546	—	5,977,119	—	1,501,589	243,553	8,836,807
Chief Executive Officer	2022	1,076,856	—	5,775,000	—	1,733,366	241,022	8,826,244
Jeffrey A. Likosar	2024	750,257	—	946,089	1,835,712	719,293	81,680	4,333,031
President, Corporate Development and	2023	724,886	—	1,149,994	—	851,076	86,047	2,812,003
Transformation, and Chief Financial Officer	2022	700,373	—	1,149,999	—	901,887	79,620	2,831,879
David Scott	2024	487,149			864,055	373,635	240,354	1,965,193
Executive Vice President and Chief People and Administration Officer
David W. Smail	2024	585,566	—	—	1,184,331	561,399	48,470	2,379,766
Executive Vice President and	2023	565,765	—	749,998	—	355,710	56,818	1,728,291
Chief Legal Officer	2022	546,633	75,000	749,995	—	542,738	60,653	1,975,019
Donald M. Young	2024	600,206	—	3,773,873	1,184,331	575,434	56,787	6,190,631
Executive Vice President and	2023	579,909	—	749,998	—	520,861	67,961	1,918,729
Chief Operating Officer	2022	560,298	—	749,995	—	721,510	6,596	2,038,399
Jamie E. Haenggi (7)	2024	310,253	—	3,234,749		203,903	1,146,307	4,895,212
Former Executive Vice President. Solar	2023	564,067	—	749,998		506,633	8,917	1,829,615
	2022	550,000	—	749,995		491,260	8,209	1,799,464

(1)
The amount for Mr. Smail in 2022 represents the value of a discretionary bonus awarded to him in connection with his role in developing the Company’s partnership with State Farm and integrating the Company and State Farm teams to initiate a strong working partnership.
(2)
The values in the “Stock Awards” column for fiscal years 2023 and 2022 reflect the following:
•
2023: The grant date fair value of RSU awards made to Messrs. DeVries, Likosar, Scott, Smail, Young and Ms. Haenggi, in connection with the 2023 LTIP.
•
2022: The grant date fair value of RSU awards made to Messrs. DeVries, Likosar, Scott, Smail, Young and Ms. Haenggi, in connection with the 2022 LTIP.
(3)
The values in the "Stock Awards" column for Messrs. DeVries, Likosar, Young and Ms. Haenggi in fiscal year 2024 does not represent an additional grant of equity awards or any other payment or grant to the applicable executive. As noted in the section “Distributed Shares and Top-Up Options”, certain actions were taken in 2024 with respect to outstanding equity awards that related to the period prior to the IPO to remove or modify a performance condition that was for the benefit of our sole equity owner prior to the IPO. This resulted in a non-cash accounting charge that is required to be reported here in accordance with SEC rules as though it were an additional grant to the executive. The amount reported was computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation,” (“FASB ASC Topic 718”). Note that the non-cash accounting charge associated with the Top-Up Options was $0 for each executive, and so no such charge is reflected in the “Option Awards” column.
(4)
The values in the “Option Awards” column represents for Messrs. DeVries, Likosar, Scott, Smail and Young represents the fair value associated with the grant of non-qualified stock options made in connection with the 2024 LTIP. For additional information please refer to the section "Distributed Shares and Top-Up Options".
(5)
The amounts reported in this column were earned under our annual cash incentive bonus program for the applicable year, which is described above. See “Executive Compensation—Annual Incentive Compensation.”
(6)
Details with respect to the amounts in this column are set forth in the “All Other Compensation” table below.
(7)
Ms. Haenggi's full-time employment with the Company ended on May 17, 2024, at which time she began providing advisory consulting services to the Company, on an as-needed basis from May 18, 2024 through December 31, 2024. Base salary includes the balance of unused paid time off and consulting fees earned in 2024.

2025 PROXY STATEMENT	37

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table—All Other Compensation

The components of the “All Other Compensation” column in the Summary Compensation Table for each NEO are shown in the following table.

Name	Fiscal Year	Retirement Plan Contributions(1) ($)	Miscellaneous(2) ($)	Total All Other Compensation ($)
James D. DeVries	2024	132,757	111,178	243,935
Jeffrey A. Likosar	2024	80,067	1,613	81,680
David Scott	2024	29,140	211,214	240,354
David W. Smail	2024	47,064	1,406	48,470
Donald M. Young	2024	56,053	734	56,787
Jamie E. Haenggi	2024	7,607	1,138,700	1,146,307

(1)
Amounts represent matching contributions made by the Company on behalf of each NEO to its tax-qualified 401(k) RSIP and to its non-qualified SSRP, as applicable. SSRP employer contributions are reported in the year earned rather than the successive year when the contribution amount is finalized.
(2)
Miscellaneous compensation in fiscal year 2024 includes: (i) for Mr. DeVries, $34,200 related to certain reimbursed housing expenses, $32,230 in certain work-related travel expenses that did not qualify as reimbursable business expenses, and an additional payment in 2024 equal to $43,100 as a reimbursement of the taxes on the aforementioned expenses; (ii) the value of Company-paid contributions for life insurance benefits for all NEOs; (iii) for Mr. Scott, relocation benefits valued at $206,937 and (iv) for Ms. Haenggi a severance payment in the amount of $1,138,500 as described below under “Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements with NEOs”.

Distributed Shares and Top-Up Options

Prior to our 2018 initial public offering (the “IPO”), each of Messrs. DeVries, Likosar, and Young and Ms. Haenggi held profits interests (the “Profits Interests”) in Prime Security Services TopCo Parent, L.P. (“TopCo Parent”) with vesting terms contingent on Apollo, our sole owner at the time, achieving certain investment return objectives (the “Legacy Performance Goals”). Upon our IPO, Apollo redeemed each Profits Interest for one restricted share of Common Stock (a “Distributed Share”) and one stock option (a “Top-up Option”, together with the Distributed Shares, the “Legacy Awards”) with an exercise price of $13.30 per share. Vesting of the Legacy Awards remained subject to the Legacy Performance Goals, as well as a service-vesting condition, which has since been satisfied. Additional information on the Legacy Performance Goals can be found in our Registration Statement on Form S-1, as amended, filed with the SEC on January 17, 2018.

In 2024, following Apollo’s ownership level falling below 50%, the Compensation Committee determined that the Legacy Performance Goal for half of the Legacy Awards should be deemed satisfied. In making this determination, the Compensation Committee considered the following: (1) the Legacy Awards were granted over seven years ago with all service-based vesting requirements satisfied; (2) the Distributed Shares have been counted as shares outstanding since the IPO; (3) the holders accomplished many business objectives set forth by the Board during that time; (4) the Legacy Performance Goals were for the benefit of our sole owner at the time they were implemented and who, until shortly before such determination, continued to hold over 50% of our stock and supported this determination; (5) the Company could not unilaterally cancel or modify the Legacy Awards to the detriment of the holders; and (6) the current $13.30 strike price (following adjustment for a special dividend) on the Top-up Options creates a strong incentive for holders to focus on stock price appreciation and stockholder returns. At that time, the Compensation Committee determined it was appropriate to defer consideration of the appropriate treatment of the other half of the Legacy Awards, which remained subject to the Legacy Performance Goals.

In early 2025, Apollo’s ownership level fell below 35% and the Compensation Committee, after taking this into consideration, along with the other factors described above and the accomplishments of the Company over the prior year, as partially described in “Compensation Discussion and Analysis – 2024 Highlights”, determined that the Legacy Performance Goal for the remainder of the Legacy Awards should be deemed satisfied.

38	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

While no value was actually paid, or additional grants made, to the Named Executive Officers, SEC rules require that the accounting modification expense associated with these determinations be included in the Summary Compensation Table and be reflected as an additional grant of equity awards. A portion of this is reflected in this year’s Summary Compensation Table, while the remainder will be reflected in the Summary Compensation Table for fiscal year 2025 compensation.

Grants of Plan-Based Awards in Fiscal 2024 Table

The following table shows grants of plan-based awards granted to our NEOs during fiscal year 2024. All numbers have been rounded to the nearest whole dollar or share.

Name	Grant Type		Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
					(a)	(b)	(c)	(d)	(e)	(f)	(g)
James D. DeVries	2024 AIP	(3)			873,116	1,746,231	3,492,462	—	—	—	—
	LTIP-Stock Options	(4)	3/8/2024	3/8/2024	—	—	—	—	3,755,760	—	9,652,303
	Acct Mod. Cost	(5)			—	—	—	—	—	—	3,435,926
Jeffrey A. Likosar	2024 AIP	(3)			378,575	757,150	1,514,300	—	—	—	—
	LTIP-Stock Options	(4)	3/8/2024	3/8/2024	—	—	—	—	714,285	—	1,835,712
	Acct Mod. Cost	(5)			—	—	—	—	—	—	946,089
David Scott	2024 AIP	(3)			196,650	393,300	786,600	—	—	—	—
	LTIP-Stock Options	(4)			—	—	—	—	345,622	—	864,055
David W. Smail	2024 AIP	(3)			295,474	590,947	1,181,894	—	—	—	—
	LTIP-Stock Options	(4)	3/8/2024	3/8/2024	—	—	—	—	460,829	—	1,184,331
Donald M. Young	2024 AIP	(3)			302,860	605,720	1,211,440	—	—	—	—
	LTIP-Stock Options	(4)	3/8/2024	3/8/2024	—	—	—	—	460,829	—	1,184,331
	Acct Mod. Cost	(5)			—	—	—	—	—	—	3,773,873
Jamie E. Haenggi [6]	2024 AIP	(3)			107,318	214,635	429,270	—	—	—	—
	Acct Mod. Cost	(5)			—	—	—	—	—	—	3,234,749

(1)
The exercise price for the stock options reported in this column was $6.51 per share.
(2)
Amounts in this column show the grant date fair value of the Stock Option awards granted to the NEOs. These amounts reflect the fair value of the entire amount of the award calculated in accordance with FASB ASC Topic 718. For grants of stock options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted.
(3)
Under our 2024 AIP, each NEO is eligible to receive an annual cash incentive bonus for the fiscal year, the amount of which varies depending on the degree of attainment of certain performance goals, and evaluation of individual performance, as described in “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Compensation.” Amounts reported in columns (a) through (c) represent the potential amount of the bonus if performance goals were attained at threshold, target, or maximum levels.
(4)
Amounts represent grants of non-qualified stock options with respect to our long-term incentive program and are described more fully in the Outstanding Equity Awards at Fiscal 2024 Year-End Table.
(5)
Amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the incremental fair value associated with the modification of Messrs, DeVries, Likosar, Young and Ms. Haenggi’s Legacy Awards. As noted in the section "Distributed Shares and Top-Up Options”, this does not represent an additional grant or payment to the executive, but is a non-cash accounting charge that is required to be reported in this table pursuant to SEC rules. See footnotes (3) and (4) to the “Stock Awards” and “Option Awards” columns, respectively, of the “Summary Compensation Table” above and the section “Distributed Shares and Top-Up Options” for additional information.
(6)
Ms. Haenggi's actual 2024 AIP award was prorated based on the number of days worked during the performance period in accordance with her Separation Agreement.

2025 PROXY STATEMENT	39

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Employment Arrangements

James D. DeVries

Mr. DeVries is party to an amended and restated employment agreement with ADT LLC dated September 4, 2018, which was subsequently amended on November 30, 2018, pursuant to which he serves as our President and CEO. The employment agreement had an initial term from May 23, 2016, through May 23, 2021, and extends automatically for successive one-year periods, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term. Under his employment agreement, his annual base salary is subject to annual review and possible increase (but not decrease). In addition, he is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. In February 2023, the Compensation Committee increased Mr. DeVries’ target annual bonus to 150% of base salary. Mr. DeVries participates in our long-term incentive plan and is eligible to receive long-term incentive awards with a target value equal to 550% of his base salary. He is also eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

Mr. DeVries’ employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements with NEOs.”

Jeffrey A. Likosar

Mr. Likosar is party to an amended and restated employment agreement with ADT LLC dated December 19, 2017, pursuant to which he currently serves as our President, Corporate Development and Transformation, and Chief Financial Officer. The employment agreement had an initial term from October 17, 2016, through October 17, 2021, and extends automatically for successive one-year periods, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term. Under his employment agreement, his annual base salary is subject to annual review and possible increase (but not decrease). In addition, he is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. Likosar’s target annual bonus for 2024 is 100% of base salary. He participates in our long-term incentive plan and is eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

Mr. Likosar’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements with NEOs.”

David Scott

Mr. Scott is party to an offer letter with ADT LLC dated September 12, 2023, pursuant to which he serves as our Executive Vice President, Chief People and Administration Officer. Under the terms outlined in his offer letter, Mr. Scott’s annual base salary is subject to annual review and may be adjusted based on his and the Company’s performance. In addition, he is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. Scott’s target annual bonus for 2024 is 80% of base salary. Mr. Scott is eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, relocation reimbursement, retirement, medical and welfare benefits.

Mr. Scott’s employment relationship established by the offer letter is an at-will arrangement which provides that he is eligible to participate in the Severance Plan and the CIC Severance Plan, which provide for severance benefits to be paid in the event of employment termination in certain circumstances, and also includes post-termination restrictive covenant provisions, which are described below under “—Potential Payments Upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements.”

David W. Smail

Mr. Smail is party to an offer letter with ADT LLC, dated February 1, 2019, pursuant to which he currently serves as our Executive Vice President, Chief Legal Officer and Secretary. Under the terms outlined in his offer letter, Mr. Smail’s annual base salary is subject to annual review and may be adjusted based on his and the Company’s performance. In addition, he is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. Smail’s target annual bonus for 2024 is 100% of base salary. He participates in our long-term incentive plan and is eligible to participate in the employee benefit plans,

40	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

Mr. Smail’s offer letter provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements with NEOs.”

Donald M. Young

Mr. Young is party to an amended and restated employment agreement with The ADT Security Corporation, dated December 19, 2017, as amended on May 3, 2019, pursuant to which he serves currently as our Executive Vice President and Chief Operating Officer. The employment agreement had an initial term from July 1, 2015, through July 1, 2020, and now automatically extends for successive one-year periods, unless either party provides written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term. Under his employment agreement, his annual base salary is subject to annual review and possible increase (but not decrease). In addition, he is eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Mr. Young’s target annual bonus for 2024 is 100% of base salary. He participates in our long-term incentive plan and is eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

Mr. Young’s employment agreement provides for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements with NEOs.”

Jamie E. Haenggi

Ms. Haenggi was party to an amended and restated employment agreement with The ADT Security Corporation, dated December 19, 2017, pursuant to which she served as our Executive Vice President, Solar until her separation from the Company on May 17, 2024. The employment agreement had an initial term from July 1, 2015, through July 1, 2020, which was automatically extended for successive one-year periods, unless either party provided written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-applicable term. Under her employment agreement, her annual base salary was subject to annual review and possible increase (but not decrease). In addition, she was eligible to receive an annual cash bonus based on the attainment of objective financial and/or other subjective or objective criteria. Ms. Haenggi’s target annual bonus was 100% of base salary. She participated in our long-term incentive plan and was eligible to participate in the employee benefit plans, programs, and arrangements of the Company in effect from time to time, in accordance with their terms, including, without limitation, retirement, medical and welfare benefits.

Ms. Haenggi’s employment agreement provided for certain severance benefits to be paid in the event of employment termination in certain circumstances, as well as post-termination restrictive covenant provisions, which are described below under “—Potential Payments upon Termination or Change in Control—Severance Payments and Benefits under Employment Agreements.”

See “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Compensation” for additional details regarding the annual cash incentive program for our NEOs and see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Compensation” for a discussion of the material terms of the equity awards reflected in the “Summary Compensation Table” and the “Grants of Plan-Based Awards in Fiscal 2024 Table.”

2025 PROXY STATEMENT	41

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal 2024 Year-End Table

The following table shows equity awards outstanding as of December 31, 2024 for each of the NEOs. All numbers (other than exercise prices) have been rounded to the nearest whole dollar or share.

			Option Awards(1)					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options: (#) Exercisable(1)	Number of Securities Underlying Unexercised Options: (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(8)	Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(10)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
	(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James D. DeVries	1/18/2018	(2)	1,163,560	—	387,853	13.30	1/18/2028	809,313	5,592,353	559,597	3,866,815
	1/18/2018	(3)	288,865	—	—	13.30	1/18/2028	—	—	—	—
	9/4/2018	(4)	1,000,000	—	—	8.49	9/4/2028	—	—	—	—
	3/14/2019	(5)	1,076,555	—	—	5.48	3/14/2029	—	—	—	—
	3/9/2020	(6)	1,202,458	—	—	5.27	3/9/2030	—	—	—	—
	3/8/2024	(7)	—	—	3,755,760	6.51	3/8/2034	—	—	—	—
Jeffrey A. Likosar	1/18/2018	(2)	1,192,233	—	397,410	13.30	1/18/2028	157,474	1,088,145	573,387	3,962,104
	1/18/2018	(3)	131,302	—	—	13.30	1/18/2028	—	—	—	—
	3/14/2019	(5)	239,234	—	—	5.48	3/14/2029	—	—	—	—
	3/9/2020	(6)	1,231,762	—	—	5.27	3/9/2030	—	—	—	—
	3/8/2024	(7)	—	—	714,285	6.51	3/8/2034	—	—	—	—
David Scott	3/8/2024	(7)	—	—	345,622	6.51	3/8/2034	—	—	—	—
David W. Smail	3/14/2019	(5)	358,851	—	—	5.48	3/14/2029	102,701	709,664	—	—
	3/9/2020	(6)	130,562	—	—	5.27	3/9/2030	—	—	—	—
	3/8/2024	(7)	—	—	460,829	6.51	3/8/2034	—	—	—	—
Donald M. Young	1/18/2018	(2)	1,068,480	—	356,159	13.30	1/18/2028	102,701	709,664	614,637	4,247,142
	1/18/2018	(3)	78,781	—	—	13.30	1/18/2028	—	—	—	—
	3/14/2019	(5)	143,540	—	—	5.48	3/14/2029	—	—	—	—
	3/9/2020	(6)	1,261,070	—	—	5.27	3/9/2030	—	—	—	—
	3/8/2024	(7)	—	—	460,829	6.51	3/8/2034	—	—	—	—
Jamie E. Haenggi	1/18/2018	(2)	915,840	—	305,279	13.30	1/18/2028	102,701	709,664	526,832	3,640,409
	1/18/2018	(3)	78,781	—	—	13.30	1/18/2028	—	—	—	—
	3/9/2020	(6)	360,306	—	—	5.27	3/9/2030	—	—	—	—

(1)
Represents stock options granted under the Omnibus Incentive Plan. Stock options granted to the NEOs expire on the 10th anniversary of the grant date.
(2)
Represents the Top-Up Options granted under the Omnibus Incentive Plan in connection with the redemption of each NEO's Class B Units. The performance-based stock options (i.e., the Tranche B Options) reflected in column (d) will vest in accordance with vesting requirements described in "Distributed Shares and Top-Up Options".
(3)
Represents stock options granted in connection with our IPO, which are fully vested.
(4)
Represents stock options granted in connection with Mr. DeVries’ promotion to the role of CEO which became fully vested on December 1, 2021.
(5)
Represents stock options granted as part of the 2019 LTIP, with the exception of Mr. Smail whose amount represents a portion of his initial award upon joining the Company which were subject to a three-year cliff vesting schedule and became fully vested on the third anniversary of the grant date. Stock options vest as to approximately one-third of the shares subject to the stock option on each of the first three anniversaries of the grant date.
(6)
Represents stock options granted in 2020 that vested as to approximately one-third of the shares subject to the stock option on each of the first three anniversaries of the grant date.

42	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

(7)
Represents stock options granted in 2024 that vest as to approximately one-third of the shares subject to the stock option on each of the first three anniversaries of the grant date.
(8)
Represents unvested RSUs granted under the Omnibus Incentive Plan and also includes dividend equivalent units granted with respect to such RSUs in connection with dividends paid on the Company’s Common Stock following the grant date. The table below shows on a grant-by-grant basis the vesting schedules related to the unvested RSU awards.
(9)
The values in these columns are based on the $6.91 closing price of our Common Stock on December 31, 2024, the last trading day prior to the end of our last completed fiscal year.
(10)
Represents unvested Distributed Shares subject to performance-based vesting requirements described in "Distributed Shares and Top-Up Options".

Name	Grant Date	Vesting Schedule
James D. DeVries	3/2/2022	260,434 unvested RSUs (including dividend equivalent units) became fully vested on March 2, 2025.
	3/1/2023	548,879 unvested RSUs (including dividend equivalent units) vest in two equal installments on March 1, 2025 and 2026.

Jeffrey A. Likosar	3/2/2022	51,866 unvested RSUs (including dividend equivalent units) became fully vested on March 2, 2025.
	3/1/2023	105,608 unvested RSUs (including dividend equivalent units) vest in two equal installments on March 1, 2025 and 2026.

David W. Smail	3/2/2022	33,827 unvested RSUs (including dividend equivalent units) became fully vested on March 2, 2025.
	3/1/2023	68,874 unvested RSUs (including dividend equivalent units) vest in two equal installments on March 1, 2025 and 2026.

Donald M. Young	3/2/2022	33,827 unvested RSUs (including dividend equivalent units) became fully vested on March 2, 2025.
	3/1/2023	68,874 unvested RSUs (including dividend equivalent units) vest in two equal installments on March 1, 2025 and 2026.

Jamie E. Haenggi	3/2/2022	33,827 unvested RSUs (including dividend equivalent units) became fully vested on March 2, 2025.
	3/1/2023	68,874 unvested RSUs (including dividend equivalent units) vest in two equal installments on March 1, 2025 and 2026.

Stock Vested in Fiscal 2024 Table

The following table sets forth information regarding RSUs and restricted stock that vested during fiscal year 2024. All numbers have been rounded to the nearest whole dollar or share, where applicable.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James D. DeVries	—	—	1,291,752	9,452,173
Jeffrey A. Likosar	—	—	721,089	5,286,885
David W. Smail	—	—	93,953	685,857
Donald M. Young	—	—	708,591	5,197,300
Jamie E. Haenggi	—	—	620,785	4,552,804

(1)
The values realized are based on the closing price of our Common Stock on the applicable vesting or exercise dates.

2025 PROXY STATEMENT	43

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Non-Qualified Deferred Compensation for Fiscal 2024

The following table sets forth information related to the non-qualified deferred compensation accounts of our NEOs as of December 31, 2024.

	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
	(a)	(b)	(c)	(d)	(e)
James D. DeVries	120,757	120,757	256,426	—	2,073,399
Jeffrey A. Likosar	68,067	68,067	424,168	—	1,672,479
David Scott	41,309	12,638	3,511		65,403
David W. Smail	35,064	35,064	58,930		515,539
Donald M. Young	111,317	50,426	313,466	—	5,632,191

(1)
The amounts shown in columns (a) and (b) reflect employee and Company contributions, respectively, under the SSRP, the Company’s non-qualified retirement savings plan during fiscal 2024. All of the amounts in columns (a) and (b) are included in the Summary Compensation Table under the column heading “Salary” and “All Other Compensation,” respectively.
(2)
The amounts shown in this column include earnings (or losses) on each respective NEO's notional account in the SSRP.

The SSRP is a non-qualified deferred compensation plan that operates in conjunction with our RSIP. A participant must designate the portion of the credits to his account that will be allocated among the various measurement funds. If no such designation is made, credits to a participant’s account are allocated to one or more measurement funds as determined by the SSRP’s plan administrator. Participant notional account balances are credited daily with the rate of return earned by the applicable measurement fund. The measurement funds for the SSRP are consistent with those funds available under the Company’s RSIP.

For fiscal 2024, (i) Mr. DeVries elected to make pre-tax contributions equal to 5% of his base salary and 5% of his performance bonus, (ii) Mr. Likosar elected to make Roth post-tax contributions equal to 5% of his base salary and 5% of his performance bonus, (iii) Mr. Scott elected to make pre-tax contributions equal to 7% of his base salary and 7% of his performance bonus, (iv) Mr. Smail elected to make pre-tax contributions equal to 5% of his base salary and 5% of his performance bonus, (v) Mr. Young elected to make pre-tax contributions equal to 11% of his base salary and 11% of his performance bonus, and (vi) Ms. Haenggi did not elect to make contributions to the SSRP.

The Company made matching contributions equal to 50% of the first 5% of eligible pay contributed by each eligible executive. An additional Company contribution was made in 2024 based on Plan eligibility requirements. Under the terms of the SSRP, eligible executives may elect to defer up to 50% of their base salary and up to 80% of their performance bonus.

A participant is always fully vested in the participant’s own contributions and vests in the Company contributions after completing three years of service from the date of hire, subject to full vesting upon death, disability, retirement (e.g., (i) age 55 and (ii) a combination of age and years of service at separation totaling at least 60), or a change in control. Distributions are made in either a lump sum or in annual installments (up to 15 years) in accordance with a participant’s election. In the event a separation from service is due to a participant’s death or disability a distribution is made in a lump sum within 90 days of such event.

44	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Potential Payments upon Termination or Change in Control

The following describes the potential severance payments and benefits our NEOs would be entitled to receive if their employment with the Company is terminated under various circumstances.

Severance Payments and Benefits under Employment Arrangements with NEOs

Employment Agreements and Offer Letters. Messrs. DeVries, Likosar, Smail and Young are entitled to certain severance payments and benefits following termination of employment under such NEO’s employment agreement or offer letter. All severance payments and benefits are conditioned upon the execution by such NEO of a general release of claims in favor of the Company and such NEO’s continued compliance with the restrictive covenants contained in such NEO’s employment agreement or offer letter. All of the employment agreements or offer letters prohibit such NEO from disclosing confidential information of the Company at any time. In addition, Messrs. DeVries, Likosar, Smail and Young may not make disparaging statements about the Company, its products or practices, or any of its directors, officers, agents, representatives, stockholders, or the Company’s affiliates at any time. Messrs. DeVries, Likosar, Smail and Young are required during employment and for the twenty-four (24)-month period thereafter not to compete with the Company and are required during such same period not to solicit the employees, customers, subscribers, or suppliers of the Company. References to the “Company” in this paragraph and in this section mean TopCo Parent and any direct or indirect subsidiaries thereof and any successors thereto.

If Messrs. DeVries, Likosar, Smail and Young have their respective employment terminated by the Company without Cause (as defined below), by the Company in the event the Company elects not to renew the term of his employment, or by such NEO for Good Reason (as defined below), such NEO will be entitled to (i) continued payment of his annual base salary beginning on the date of such termination (the “Qualifying Termination Date”) and ending on the earlier of (x) the twenty-four (24)-month anniversary of the Qualifying Termination Date and (y) the first date that such NEO violates any restrictive covenants in his employment agreement (the “Severance Period”), (ii) continued coverage during the Severance Period for such NEO and any eligible dependents under the health and welfare plans in which such NEO and any such dependents participated immediately prior to the Qualifying Termination Date, subject to any active-employee cost-sharing or similar provision in effect for the executive as of immediately prior to the Qualifying Termination Date, and (iii) a prorated portion of the annual bonus payable with respect to the year of such termination, based solely on the actual level of achievement of the applicable performance goals for such year, and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year.

Severance Plan. Mr. Scott would receive benefits under the Severance Plan upon an involuntary termination of employment other than for Cause, permanent disability, or death. Upon such termination, Mr. Scott would be entitled to the following: (i) salary continuation payments equal to twelve (12) months of base salary and target annual bonus; (ii) continued participation in the Company’s medical, dental and health care reimbursement plans for twelve (12) months following termination of employment (or until Mr. Scott commences employment by another company and becomes eligible for coverage under the new employer’s plans), subject to his payment of the employee portion of such coverage; (iii) to the extent he remains enrolled, coverage under the medical, dental and health care reimbursement plans after the twelve (12)-month period following termination of employment, a lump-sum cash payment equal to the projected value of the employer portion of the premiums for such coverage for an additional period of six (6) months; (iv) at the Company’s discretion and subject to the terms of the Company’s annual bonus plan, a pro rata bonus for the year of termination based on the actual performance of the Company and paid when bonuses are paid to other participants in the plan; and (v) at the Company’s discretion, outplacement services for a period not to exceed twelve (12) months. Mr. Scott must execute a general release of claims in favor of the Company in order to receive these benefits. Pursuant to his offer letter, Mr. Scott is required during employment and for the twenty-four (24)-month period thereafter not to compete with the Company and is required during employment and for the twenty-four (24)-month period thereafter not to solicit the employees, customers, vendors, agents or representatives of the Company. The Severance Plan also imposes on Mr. Scott post-termination covenants regarding non-disclosure of confidential information and non-disparagement.

CIC Severance Plan. In connection with a change in control, Mr. Scott would receive benefits under the CIC Severance Plan only if he had a qualifying termination of employment (an involuntary termination of employment other than for Cause, permanent disability or death, or a Good Reason Resignation, within the period beginning sixty (60) days prior to, and ending twenty-four (24) months following, a change in control). Upon such termination, Mr. Scott would be entitled to the following: (i) a lump-sum payment equal to two times his base salary and two times his target annual bonus; (ii) continued coverage under the Company’s medical, dental and health care reimbursement plans for twelve (12) months following termination of employment (or until Mr. Scott commences employment by another company and becomes eligible for coverage under the new employer’s plans), subject to his payment of the employee portion of such coverage; (iii) to the extent Mr. Scott has not become eligible for medical, dental and health care

2025 PROXY STATEMENT	45

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

reimbursement coverage by a new employer after the twelve (12)-month period following termination of employment, a lump-sum cash payment equal to the projected value of the employer portion of the premiums for such coverage for an additional period of twelve (12) months; (iv) a pro-rata bonus for the year of termination based on the target bonus for the year of termination; and (v) payment of the cost of outplacement services for twelve (12) months following the termination of employment. Mr. Scott must execute a general release of claims in favor of the Company in order to receive these benefits. The CIC Severance Plan also requires Mr. Scott to comply with certain post-termination covenants regarding non-disclosure of confidential information and non-disparagement as a condition to his receipt of severance benefits.

No Tax Gross-Ups. The Company does not reimburse its NEOs with respect to any excise tax triggered by Section 4999 of the Code, but pursuant to the terms of the employment agreements any parachute payments (i.e., payments made in connection with a change in control as defined in Section 280G of the Code and the regulations thereunder) will be capped at three times the NEO’s “base amount” under Section 280G of the Code and the regulations thereunder if the cap results in a greater after-tax payment to the NEO than if the payments were not capped.

Applicable Definitions

For purposes of the employment arrangements with our NEOs:

For Messrs. DeVries, Likosar and Young, a termination is for “Cause” if the executive (i) is convicted of, or pleads nolo contendere to, a crime that constitutes a felony or involves fraud or a breach of the executive’s duty of loyalty with respect to the Company, or any of its customers or suppliers that results in material injury to the Company, (ii) repeatedly fails to perform reasonably assigned duties which failure remains uncured for ten (10) days after receiving written notice, (iii) commits an act of fraud, misappropriation, embezzlement, or materially misuses funds or property belonging to the Company, (iv) commits a willful violation of the Company’s written policies, or other willful misconduct that results in material injury to the Company, which violation remains uncured for ten (10) days after receiving written notice, (v) materially breaches his employment arrangements resulting in material injury to the Company, which breach remains uncured for ten (10) days after receiving written notice, or (vi) violates the terms of his confidentiality, non-disparagement, non-competition and non-solicitation provisions.

For Mr. Smail, a termination for “Cause” shall mean his (i) substantial failure or refusal to perform duties and responsibilities of his job as required by the Company, (ii) material violation of any fiduciary duty owed to the Company, (iii) conviction of, or entry of a plea of nolo contendere with respect to, a felony, (iv) conviction of, or entry of a plea of nolo contendere with respect to, a misdemeanor which involves dishonesty, fraud or morally repugnant behavior, (v) dishonesty, (vi) theft, (vii) violation of Company rules or policy, or (viii) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on the Company and its employees. The Company, in its sole and absolute discretion, shall determine Cause.

For Mr. Scott, a termination for “Cause” shall mean his (i) substantial failure or refusal to perform duties and responsibilities of his job as required by the Company, (ii) material violation of any fiduciary duty owed to the Company, (iii) conviction of, or entry of a plea of nolo contendere with respect to, a felony, (iv) conviction of, or entry of a plea of nolo contendere with respect to, a misdemeanor which involves dishonesty, fraud or morally repugnant behavior, (v) dishonesty, (vi) theft, (vii) violation of Company rules or policy, or (viii) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on the Company and its employees. The Company, in its sole and absolute discretion, shall determine Cause.

Messrs. DeVries, Likosar and Young may terminate their employment for “Good Reason” if any of the following events occur without such NEO’s prior express written consent: (i) the executive’s annual base salary or target bonus is decreased, (ii) the Company fails to pay any material compensation due and payable to the executive in connection with his employment or employment agreement, (iii) the executive’s duties, responsibilities, authority, positions, or titles are materially diminished, (iv) the Company requires the executive to be relocated more than thirty (30) miles from a specified location (the Longwood, Florida area for Mr. Young, and the Boca Raton, Florida area for Messrs. DeVries and Likosar), or (v) the Company breaches its obligations under such NEO’s employment agreement.

Mr. Smail may terminate his employment for “Good Reason” in the event that any of the following actions are taken by the Company or any of its subsidiaries without his consent: (i) a decrease in his annual base salary; (ii) a decrease in his target bonus; (iii) any failure by the Company to pay any material compensation due and payable to him in connection with his employment; (iv) any material diminution of his duties, responsibilities, authority, positions, or titles; (v) the Company’s requiring him to be based at any location more than thirty (30) miles from the Boca Raton, Florida area; or (vi) any material breach by the Company of any term or provision of his employment.

46	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Such NEO must provide written notice to the Company describing the events that constitute Good Reason within forty-five (45) days following the first occurrence of such events and the Company has a thirty (30)-day cure period following receipt of such notice before such NEO may terminate his employment for Good Reason.

For Mr. Scott, a “Good Reason Resignation” under the CIC Severance Plan means any retirement or termination of employment by him that is not initiated by the Company and that is caused by any one or more of the following events which occurs during the period beginning sixty (60) days prior to the date of a change in control and ending twenty-four (24) months after the date of such change in control: (i) without his written consent, assignment to him of any duties inconsistent in any material respect with his authority, duties or responsibilities as in effect immediately prior to the change in control which represent a diminution of such duties, or any other action by the Company which results in a material diminution in such authority, duties or responsibilities; (ii) without his written consent, a material change in the geographic location at which he must perform services to a location which is more than fifty (50) miles from his principal place of business immediately preceding the change in control; provided, that such change in location extends the commute of Mr. Scott; (iii) without his written consent, a material reduction to his base compensation and benefits, taken as a whole, as in effect immediately prior to the change in control; or (iv) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform the Company’s obligations to Mr. Scott under the CIC Severance Plan. Notwithstanding the foregoing, Mr. Scott will be considered to have a Good Reason Resignation only if he provides written notice to the Company specifying in reasonable detail the events or conditions upon which he is basing such Good Reason Resignation and he provides such notice within ninety (90) days after the event that gives rise to the Good Reason Resignation. Within thirty (30) days after notice has been received, the Company will have the opportunity, but will have no obligation, to cure such events or conditions that give rise to the Good Reason Resignation. If the Company does not cure such events or conditions within the thirty (30) day period, Mr. Scott may terminate employment with the Company based on Good Reason Resignation within thirty (30) days after the expiration of the cure period.

Equity Awards—Treatment upon Termination (Not in Connection with a Change in Control)

Other than as described below, unvested equity awards are generally forfeited in full upon a NEO’s termination of employment.

Legacy Awards. If a NEO who held Legacy Awards that were unvested as of December 31, 2024 was terminated without Cause, terminates for Good Reason or due to a “retirement”, such Legacy Awards would generally have remained outstanding and eligible to vest based on either performance condition applicable at that time. If such termination was due to death, disability or a resignation without Good Reason (other than a retirement), then, because all service-vesting criteria had previously been satisfied, the Legacy Awards would have remained outstanding but only eligible to vest if the Second Tranche Goal was satisfied (i.e., the awards would no longer be eligible to be earned based on the alternative performance goal approved by the Compensation Committee). If such termination was for Cause, the unvested Legacy Awards would have immediately been forfeited.

RSUs and Options. Under the terms of the 2022, 2023 and 2024 LTIP award agreements for Messrs. DeVries, Likosar, Scott, Smail and Young, if their employment is terminated due to “retirement,” then their equity awards will continue to vest in accordance with their terms; provided, that such retirement occurs at least one year after the date of grant. As of December 31, 2024, Messrs. DeVries, Smail and Young were retirement eligible under the terms of the equity awards.

If a NEO’s employment is terminated due to death or disability, then the unvested portion of the award will fully vest as of the date of such termination. If such NEO’s employment is terminated for “Cause” then the award (whether vested or unvested) then held by such NEO is immediately forfeited. In addition, pursuant to the terms of the respective option and RSU award agreements, each NEO has agreed to be subject to post-termination non-compete and non-solicitation restrictions for the 12-month period following his termination of employment. Such restrictive covenants are in addition to (but run concurrent with) the post-termination restrictive covenants included in each such NEO’s respective employment arrangement.

For purposes of the RSU and option awards granted pursuant to the 2018 through 2024 long-term incentive plans, “retirement” includes a termination of such NEO’s employment with the Company or as a result of such NEO’s voluntary resignation on or after age 55 if the sum of such NEO’s age and full years of service with the Company is at least 60.

Equity Awards—Treatment upon a Change in Control or a Termination in Connection with a Change in Control

RSUs and Options. Under the terms of the award agreements, if a NEO experiences a termination without Cause or a resignation for Good Reason during the 24-month period following a change in control, then all unvested awards (other than the Legacy Awards) will become fully vested as of the date of such termination.

2025 PROXY STATEMENT	47

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

For purposes of all equity awards (other than the Legacy Awards for which a change in control is irrelevant), a “change in control” has the meaning contained in the Omnibus Incentive Plan, which generally means: any person or entity acquires beneficial ownership of 50% or more of our outstanding Common Stock or combined voting power over our outstanding voting securities; the incumbent directors cease to constitute a majority of the Board of Directors over a 12-month period; the complete liquidation or dissolution of the Company; or the completion of certain corporate transactions including a reorganization or merger or the sale or disposition of all or substantially all of the assets of the Company, in each case subject to certain exceptions.

The following table summarizes the severance benefits that would have been payable to each of the NEOs upon termination of employment or upon a qualifying termination (e.g., termination by the Company without Cause or a resignation by the NEO for Good Reason, as applicable) in connection with a change in control, assuming that the triggering event or events occurred on December 31, 2024, which was the last business day of 2024. See “—Non-Qualified Deferred Compensation For Fiscal 2024” on page 44, of this Proxy Statement for details regarding payment of account balances under our SSRP for the NEOs in connection with certain triggering events.

	Change in Control		Termination of Employment

Name/Form of Compensation	Without Qualified Termination ($)(1)	With Qualified Termination ($)(1)	With Cause ($)	With Qualified Termination ($)	Retirement ($)	Death or Disability ($)

James D. DeVries
Cash Severance	—	2,328,308	—	2,328,308	—	—
Prorated Bonus	—	1,658,919	—	1,658,919	—	—
Benefit Continuation (2)	—	19,290	—	19,290	—	—
Accelerated Vesting of RSUs (3)	—	5,592,353	—	—	5,592,353	5,592,353
Total	—	9,598,870	—	4,006,517	5,592,353	5,592,353

Jeffrey A. Likosar
Cash Severance	—	1,514,300	—	1,514,300	—	—
Prorated Bonus	—	719,293	—	719,293	—	—
Benefit Continuation (2)	—	32,515	—	32,515	—	—
Accelerated Vesting of RSUs (3)	—	1,088,145	—	—	—	1,088,145
Total	—	3,354,253	—	2,266,108	—	1,088,145

David Scott
Cash Severance	—	1,769,850	—	865,260	—	—
Prorated Bonus	—	373,635	—	373,635	—	—
Benefit Continuation (2)	—	31,253	—	15,626	—	—
Total	—	2,174,738	—	1,254,521	—	—

David W. Smail
Cash Severance	—	1,181,894	—	1,181,894	—	—
Prorated Bonus	—	561,399	—	561,399	—	—
Benefit Continuation (2)	—	31,253	—	31,253	—	—
Accelerated Vesting of RSUs (3)	—	709,664	—	—	709,664	709,664
Total	—	2,484,210	—	1,774,546	709,664	709,664

Donald M. Young (4)
Cash Severance	—	1,211,440	—	1,211,440	—	—
Prorated Bonus	—	575,434	—	575,434	—	—
Benefit Continuation (2)	—	24,144	—	24,144	—	—
Accelerated Vesting of RSUs (3)	—	709,664	—	—	709,664	709,664
Total	—	2,520,682	—	1,811,018	709,664	709,664

Jamie E. Haenggi (5)
Cash Severance	—	—	—	1,138,500	—	—
Prorated Bonus	—	—	—	203,903	—	—
Benefit Continuation (2)	—	—	—	30,653	—	—
Total	—	—	—	1,373,056	—	—
(1)
In accordance with the terms of the award agreements for the Legacy Awards, assuming that a change in control was also a measurement date, the hypothetical return to Apollo would not have been sufficient to trigger full or partial vesting of the Legacy Awards subject to the Second Tranche Goal.
(2)
Represents the amount of the benefits continuation cost for each of our NEOs.
(3)
Represents accelerated vesting of unvested RSUs including outstanding dividend equivalent units associated with the underlying RSUs.
(4)
As previously disclosed, Mr. Young will be retiring from the Company on June 6, 2025 and thereafter provide certain consulting services to the Company. Additional details, including the payments and benefits Mr. Young will receive in connection with his retirement and subsequent consulting services, are described in our Current Report on Form 8-K filed with the SEC on March 11, 2025.

48	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

(5)
Ms. Haenggi's employment with the Company ended on May 17, 2024, and in connection therewith, Ms. Haenggi entered into a Separation of Employment Agreement and General Release (the “Separation Agreement”). Under the terms of the Separation Agreement, Ms. Haenggi received the following: (i) in exchange for providing consulting services on an as-needed basis, a consulting fee of $300 per hour, totaling $21,650 in the aggregate in 2024; (ii) salary continuation payments equal to the sum of twenty-four (24) months of base salary; (iii) eligibility for a cash bonus payout for 2024 based on the number of full months worked during 2024 (i.e., January through April) and actual performance; (iv) continued participation in the Company’s health and welfare plans at active employee rates during the period salary continuation payments are made; and (v) continued vesting of her outstanding equity-based awards as of the date of her termination of employment in accordance with their terms during the period in which she provided consulting services. Ms. Haenggi also executed a release of claims in favor of the Company and will continue to be bound by all restrictive covenants she was subject to as of the date of her termination of employment.

2025 PROXY STATEMENT	49

PAY RATIO DISCLOSURE

PAY RATIO DISCLOSURE

The following information relates to the relationship of the annual total compensation of the individual identified as our median compensated employee and the annual total compensation of Mr. DeVries, our Chairman President and CEO. The measurement date used for the CEO Pay Ratio was December 31, 2024, and as of such date our employee population consisted of 12,819 individuals with all of these individuals located in the United States. This population consisted of our full-time, part-time, and temporary employees. To identify the “median employee” from our employee population, we used a “consistently applied compensation measure” that included base salary, bonus, overtime, and commissions, and such compensation was annualized for any individual who was employed less than the full year (other than temporary employees). The annual total compensation for the median employee was based on the same methodology used for calculating the total compensation of the CEO as set forth in the Summary Compensation Table. For the fiscal year ending December 31, 2024, our last completed fiscal year:

•
The annual total compensation of the individual identified as the median compensated employee of the Company (other than our CEO) was $72,008; and
•
The annual total compensation of our CEO, as reported in the Summary Compensation Table of this proxy statement, was $16,144,662.

As a result, for fiscal year 2024, the ratio of the annual total compensation of Mr. DeVries, our Chairman, President and CEO, to the annual total compensation of the median compensated employee was 224 to 1.

50	2025 PROXY STATEMENT

PAY VERSUS PERFORMANCE

PAY VERSUS PERFORMANCE

The Company’s executive compensation philosophy is to pay for performance by providing compensation opportunities designed to align executives’ pay with the Company’s performance, measure the impact of performance against individual objectives and focus on producing sustainable long-term growth. A key component of our pay for performance strategy is to align management’s interests with interests of our stockholders through equity award grants which make up a substantial component of our executive compensation program. For further information concerning executive compensation for our named executive officers (NEOs), see “Executive Compensation—Compensation Discussion and Analysis” beginning on page 22 of this Proxy Statement and the “Elements of Executive Compensation” on page 29 of this Proxy Statement.

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation disclosed in the Summary Compensation Table and executive compensation “actually paid” (as defined in Item 402(v) of Regulation S-K) and certain measures of our financial performance.

Pay versus Performance Disclosure Table

The following table discloses, for fiscal years 2020, 2021, 2022, 2023 and 2024, information on compensation “actually paid” to our principal executive officer, who is our CEO, and average compensation “actually paid” to our other non-CEO NEOs, alongside total shareholder return (TSR) and net income metrics, as well as the Company selected most important performance measure of Adjusted EBITDA. We believe Adjusted EBITDA is the most important performance measure in linking compensation actually paid to our NEOs because we use it for evaluating performance of our CEO and other NEOs, it is a predominant metric used in our annual incentive compensation plan and we use it for evaluation of our business performance, making budgeting decisions, and comparing our performance against that of our peer companies which in turn provides useful information to investors about our operating profitability (adjusted for certain items as described in the definition of Adjusted EBITDA on page 32). The amounts set forth below under the headings “Compensation Actually Paid to CEO” and “Average Compensation Actually Paid to Non-CEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. “Compensation actually paid” includes, among other things, year-over-year changes in the value of unvested equity-based awards. As a result of the calculation methodology required by the SEC, compensation “actually paid” amounts below differ from compensation actually received by the individuals and the compensation decisions described in the “Executive Compensation—Compensation Discussion and Analysis” section above.

			Average Summary	Average Compensation	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO ($)(1)(2)	Compensation “Actually Paid” to CEO ($)(5)	Compensation Table Total for Non-CEO NEOs ($)(3)(4)	“Actually Paid” to Non-CEO NEOs ($)(5)	Company Total Shareholder Return ($)(6)	Peer Group Total Shareholder Return ($)(6)	Net Income ($)(7) ($000)	Adjusted EBITDA(8) ($000)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	16,144,638	16,530,047	3,952,851	4,486,707	97.0	154.8	501,053	2,578,195
2023	8,836,807	1,214,303	2,621,874	(314,323)	92.8	132.9	463,009	2,481,305
2022	8,826,244	10,598,832	2,465,935	3,690,397	120.70	101.10	132,663	2,305,032
2021	7,479,792	9,809,680	2,854,449	3,830,424	110.00	122.40	(340,820)	2,101,659
2020	14,142,293	18,007,358	7,718,158	10,162,481	101.00	107.00	(632,193)	2,147,259

(1)
The CEO for each year reported was James D. DeVries.
(2)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. DeVries in the “Total” column of the Summary Compensation Table for each applicable year.
(3)
Non-CEO NEOs for each year reported were as follows:
•
2024: Jeffrey A. Likosar, David Scott, David W. Smail, Donald M. Young and Jamie E. Haenggi (our former Executive Vice President, Solar).
•
2023: Jeffrey A. Likosar, David W. Smail, Wayne K. Thorsen, Donald M. Young, Kenneth Porpora (our former Executive Vice President and Chief Financial Officer), Daniel M. Bresingham (our former Executive Vice President, Commercial) and Harriet K. Harty (our former Executive Vice President and Chief Administrative Officer.
•
2022: Kenneth Porpora; Jeffrey A. Likosar; Daniel M. Bresingham; David W. Smail; Donald M. Young and Keith F. Holmes (our former Executive Vice President and Chief Revenue Officer).

2025 PROXY STATEMENT	51

PAY VERSUS PERFORMANCE

•
2021: Jeffrey A. Likosar; Daniel M. Bresingham; Donald M. Young; Keith F. Holmes and James P. Boyce (our former President and Chief Business Development Officer).
•
2020: Jeffrey A. Likosar; Daniel M. Bresingham; Donald M. Young; Jamie E. Haenggi and James P. Boyce.
(4)
The dollar amounts reported in column (d) represent the average of the amounts reported for our Non-CEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year.
(5)
The dollar amounts reported in columns (c) and (e) represent the amount of compensation “actually paid” to the CEO and the average amount of compensation “actually paid” to the Non-CEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The following table details the applicable adjustments that were made to the CEO’s and each Non-CEO NEO's total compensation for each year to determine the compensation “actually paid” (all amounts are averages for the Non-CEO NEOs other than the CEO). For purposes of determining the compensation “actually paid”, no value was included for the pension benefit adjustments, because the Company does not provide such benefits to the NEOs (including the CEO). For purposes of the following equity award adjustments, (a) no equity awards were cancelled due to a failure to meet vesting conditions and (b) no dividends were paid on the equity awards that were not otherwise reflected in fair value or total compensation:

			Equity Award Adjustments
Year	Executives	Reported Summary Compensation Table Total ($)	Deduct Reported Value of Equity Awards ($)(a)	Add Year-End Value Of Unvested Equity Awards Granted In Year ($)(b)	Change In Value Of Unvested Equity Awards Granted In Prior Years ($)(b)	Change In Value Of Equity Awards Granted In Prior Years Which Vested In Year ($)(b)	Deduct Value Of Equity Awards Granted In Prior Year And Fail To Vest ($)(b)	Total Compensation “Actually Paid” ($)
				(i)	(ii)	(iii)	(iv)
2024	CEO	16,144,638	(13,088,229)	9,689,865	2,427,783	1,355,990	—	16,530,047
	Non-CEO NEOs	3,952,851	(2,604,628)	990,691	1,482,832	664,962	—	4,486,707
2023	CEO	8,836,807	(5,977,119)	5,452,488	(5,708,285)	(1,389,588)	—	1,214,303
	Non-CEO NEOs	2,621,874	(1,271,424)	911,422	(2,154,631)	(421,564)	—	(314,323)
2022	CEO	8,826,244	(5,775,000)	6,742,711	2,016,362	(1,211,485)	—	10,598,832
	Non-CEO NEOs	2,465,935	(816,662)	953,511	1,257,222	(169,609)	—	3,690,397
2021	CEO	7,479,792	(4,612,498)	5,069,868	1,642,234	230,284	—	9,809,680
	Non-CEO NEOs	2,854,449	(1,099,997)	995,458	1,067,010	13,503	—	3,830,424
2020	CEO	14,142,293	(10,931,453)	16,069,483	(250,649)	(1,022,317)	—	18,007,358
	Non-CEO NEOs	7,718,158	(5,959,248)	8,599,832	(69,098)	(127,164)	—	10,162,481

(a)
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year. The amount reported in this column is subtracted from the Summary Compensation Table Total for the applicable year in connection with computing the amounts “actually paid”.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; and (iv) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of such prior fiscal year. For purposes of the above equity award adjustments, no equity awards were cancelled due to a failure to meet vesting conditions and as such no deduction was included. Fair value or change in fair value, as applicable, was determined by reference to (a) for stock options (excluding the Top-Up Options), calculated using the Lattice model (i.e, the Company’s closing stock price and volatility and other market data such as the risk-free rate as of the valuation date), (b) for Top-Up Options, Distributed Shares and RSUs, the same valuation assumptions were used as at the time of grant (i.e., the Company’s closing stock price as of each valuation and measurement date).
(6)
The Company’s TSR and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is determined based on the value of an initial fixed investment of $100 on December 31, 2019. The peer group TSR represents TSR of the S&P North America Consumer Services Index, which is the industry peer group used by the Company for purposes of Item 201(e) of Regulation S-K.
(7)
Represents, in thousands, the amount of net income (loss), reflected in the Company’s audited financial statements for the year indicated.
(8)
Adjusted EBITDA is Adjusted EBITDA from continuing operations. As a result of the divestiture of our commercial business, prior periods have been recast to present Adjusted EBITDA from continuing operations for all periods presented.

52	2025 PROXY STATEMENT

PAY VERSUS PERFORMANCE

Tabular List of Most Important Financial Performance Measures

As discussed in the “Executive Compensation—Compensation Discussion and Analysis” section, our executive compensation program is designed to align our executives’ long-term performance with our shareholder interests. The performance metrics used in our incentive compensation plans are carefully selected to support these objectives. The most important financial performance measures used by the Company to link executive compensation “actually paid” to the Company’s NEOs (including the CEO), for the applicable fiscal year, to the Company’s performance are listed below. The performance measures included in the table are not necessarily ranked by relative importance. We do not currently use any other metrics, performance or otherwise, in our incentive compensation plans but may incorporate other metrics in the future.

•
Adjusted EBITDA
•
Ending RMR
•
Stock Price

Adjusted EBITDA and Ending RMR are the main metrics used for our short-term performance-based awards for fiscal year 2024 and are selected to incentivize achievement of performance objectives that create value for our enterprise and our shareholders. Beginning in 2024, we transitioned from RSUs to stock options for annual equity grants for our NEOs. Because stock options have value only if the stock price increases following the grant date, stock options incentivize the pursuit of sustainable long-term increases in our stock price, which therefore represents out third metric.

For definitions of the financial measures used above, see sections titled “Annual Incentive Compensation” and “Non-GAAP Measures – Adjusted EBITDA”, which are located on pages 31 and 32, respectively, of this Proxy Statement.

Analysis of the Information presented in the Pay vs. Performance Table

Relationship Between Compensation “Actually Paid” and TSR (including comparison of Company TSR to Peer TSR)

2025 PROXY STATEMENT	53

PAY VERSUS PERFORMANCE

Relationship Between Compensation “Actually Paid” and Net Income

Relationship Between Compensation “Actually Paid” and Adjusted EBITDA

54	2025 PROXY STATEMENT

PAY VERSUS PERFORMANCE

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Compensation for our non-employee directors (other than directors who are employees of Apollo, Temasek or State Farm) consists of an annual cash retainer in the amount of $100,000 per year, paid on a quarterly basis in arrears, and an annual equity award of RSUs with a grant date fair value of approximately $150,000 and a one-year vesting term. In addition, non-employee directors who are chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees will receive an additional annual cash retainer in the amount of $25,000, $20,000, and $15,000 per year, respectively, each of which will be paid in substantially equal quarterly installments in arrears. In September 2023 the Compensation Committee approved an additional annual cash retainer in the amount of $25,000 to be provided to the independent director who serves in the position of the Lead Independent Director. New directors who join our Board of Directors between annual meetings of our stockholders will receive a pro rata portion of cash and equity compensation based on the period of time from the date of their appointment to the Board of Directors to the date of the next annual meeting of stockholders. Our directors are also eligible to participate in our employee discount program with respect to certain services we provide to our customers.

The following table sets forth information concerning the fiscal year 2024 compensation paid to our eligible non-employee directors.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)

Tracey R. Griffin	100,000	150,000	250,000
Daniel Houston (3)	29,396	142,623	172,019
Danielle Tiedt (3)	29,396	142,623	172,019
Matthew E. Winter(2)	150,000	150,000	300,000
Suzanne Yoon (3)	11,141	112,603	123,744
Sigal Zarmi	100,000	150,000	250,000

(1)
This column reflects the fair value of the awards granted to our independent non-employee directors on May 22, 2024, calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures. The fair value of RSUs is computed by multiplying the total number of shares subject to the award by the closing price of the Company’s Common Stock per share on the NYSE on the date of grant. RSUs granted to independent non-employee directors generally vest and the underlying units are converted to shares and delivered to independent non-employee directors on the first anniversary of the date of grant. The value of dividend equivalent units granted in connection with dividends paid on the Company’s Common Stock during fiscal year 2023 are excluded from the “Stock Awards” column. As of December 31, 2024, the total number of RSUs (inclusive of dividend equivalent units) outstanding for each of Mr. Winter, Ms. Griffin, Mr. Houston, Ms. Tiedt, Ms. Yoon and Ms. Zarmi was 20,892, 20,892, 19,713, 19,713, 15,312 and 20,892, respectively.
(2)
For 2024, Mr. Winter served as our Lead Independent Director and Audit Committee Chair.
(3)
In accordance with the Company’s policy on granting awards to new directors who join our Board of Directors between annual meetings of our stockholders, Mr. Houston, Ms. Tiedt and Ms. Yoon received a prorated portion of cash and equity compensation based on the period of time from the date of their appointment to the Board of Directors to the date of the next annual meeting of stockholders.

2025 PROXY STATEMENT	55

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

We have a written Related Person Transaction Policy (the “Policy”), which sets forth our policy with respect to the review, approval and disclosure of all related person transactions by our Audit Committee. In accordance with the Policy, our Audit Committee has overall responsibility for administration of and compliance with the Policy. The Audit Committee reviews the Policy from time to time; however, any amendments to the Policy require approval from the full Board of Directors.

For purposes of the Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the Policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or Compensation Committee.

The Policy requires that notice of a proposed related person transaction be provided to our head of Risk, Governance and Internal Audit prior to entry into such transaction. If it is determined that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration. Under the Policy, our Audit Committee may approve only those related person transactions that are in, or not inconsistent with, the best interests of the Company. In the event that we become aware of a related person transaction that has not been previously reviewed or approved under the Policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it has notice of and an opportunity to rescind or terminate the related person transaction.

The Policy also provides that the Audit Committee review certain previously approved related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and in the best interests of our stockholders. Additionally, we make periodic inquiries of directors and executive officers with respect to any potential related person transaction to which they may be a party or of which they may be aware.

Notwithstanding the foregoing, certain related person transactions including, but not limited to, (i) transactions where the aggregate amount involved does not exceed $120,000, (ii) charitable contributions, grants or endowments where the aggregate amount involved does not exceed the lesser of $200,000 or 5% of the charitable organization’s total annual receipts, (iii) any transaction under the Company’s equity incentive plan, and (iv) certain other de minimis payments and advancement of expenses, will be deemed pre-approved by the Audit Committee.

Limited Partnership Agreement of TopCo Parent

On November 7, 2016, Prime Security Services TopCo Parent GP, LLC (“Parent GP”), as the general partner of TopCo Parent, certain members of management (the “Management Partners”) and Koch Industries, Inc. (the “Koch Investor”), as warrant holders, entered into the LP Agreement.

Pursuant to the LP Agreement, in exchange for contributing capital to TopCo Parent, Apollo was issued Class A-1 Units in TopCo Parent, the Management Partners were issued Class A-2 Units in TopCo Parent and the Koch Investor was issued warrants. Certain of our current executive officers are party to the LP Agreement and are listed in the table below titled “Units of TopCo Parent.”

Additionally, the Management Partners and certain other members of management received awards from an incentive pool in the form of options in the Company and profit interests in TopCo Parent.

The LP Agreement provides for customary drag-along rights for Apollo, customary tag-along rights for Class A-2 limited partners and holders of profit interests, and customary preemptive rights for Class A-1 and Class A-2 limited partners. Apollo, the Management Partners and the members of management of the Company holding profit interests will receive distributions from the TopCo Parent on the Class A-1 Units and Class A-2 Units, as applicable, in accordance with the waterfall provisions in the LP Agreement, which

56	2025 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

provide for distributions in respect of the Class A-1 Units until contributed capital is returned and, thereafter, distributions to be ratably shared between the Class A-1 Units and one or more tranches of Class A-2 Units, subject to certain return hurdles being achieved by the business.

As of the date of this report, the business and affairs of TopCo Parent are managed by Parent GP which is in turn managed by a board of managers that is controlled by affiliates of Apollo.

Apollo

Offerings and Share Repurchases

On March 6, 2024, the Company and certain entities managed by affiliates of Apollo Global Management, Inc. (the “Selling Stockholders”) entered into an underwriting agreement (the “March 2024 Underwriting Agreement”) with Morgan Stanley & Co. LLC and Barclays Capital Inc., as representatives of the underwriters named therein, including Apollo Global Securities, LLC, an affiliate of Apollo (collectively, the “March 2024 Underwriters”), in connection with the offer and sale by the Selling Stockholders (the “March 2024 Offering”) of 65 million shares of the Company’s Common Stock, and, at the option of the March 2024 Underwriters, up to an additional 9.75 million shares of Common Stock (the “March 2024 Underwriters’ Option”).

As part of the March 2024 Offering, the Company purchased 15 million shares of Common Stock under its 2024 Share Repurchase Plan from the March 2024 Underwriters (the “March 2024 Share Repurchase”). The Company paid approximately $93 million (or approximately $6.22 per share) for the March 2024 Share Repurchase, which was the same per share price paid by the March 2024 Underwriters to the Selling Stockholders.

The March 2024 Offering and the March 2024 Share Repurchase closed on March 11, 2024. On March 15, 2024, the March 2024 Underwriters exercised the March 2024 Underwriters’ Option in full, which subsequently closed on March 19, 2024. The Company did not pay any underwriting fees in connection with the March 2024 Share Repurchase, including on behalf of the Selling Stockholders or otherwise.

On October 28, 2024, the Company and the Selling Stockholders entered into an underwriting agreement (the “October 2024 Underwriting Agreement”) with Barclays Capital Inc., Citigroup Global Markets Inc., and BTIG, LLC, as representatives of the underwriters named therein (collectively, the “October 2024 Underwriters”), in connection with the offer and sale by the Selling Stockholders (the “October 2024 Offering” and together with the March 2024 Offering, the "Offerings") of 56 million shares of the Company’s Common Stock, and, at the option of the October Underwriters, up to an additional 8.4 million shares of Common Stock (the “October 2024 Underwriters’ Option”).

As part of the October 2024 Offering, the Company purchased 16 million shares of Common Stock under its 2024 Share Repurchase Plan from the October 2024 Underwriters (the “October 2024 Share Repurchase”). The Company paid approximately $115 million (or approximately $7.20 per share) for the October 2024 Share Repurchase, which was the same per share price paid by the October 2024 Underwriters to the Selling Stockholders.

The October 2024 Offering and the October 2024 Share Repurchase closed on October 30, 2024. On November 6, 2024, the October 2024 Underwriters exercised the October 2024 Underwriters’ Option in full, which subsequently closed on November 8, 2024. The Company did not pay any underwriting fees in connection with the October 2024 Share Repurchase, including on behalf of the Selling Stockholders or otherwise.

All the shares in the Offerings were sold by the Selling Stockholders. The Company did not receive any of the proceeds from the sale of shares by the Selling Stockholders in the Offerings. The March 2024 and October 2024 repurchases (collectively, “Repurchases”) are reflected as a reduction to additional paid-in-capital and as a financing cash outflow.

Other Transactions

During 2024, the Company paid fees to Apollo of $460,000 primarily related to services performed by Apollo in transactions related to the Company's debt activity.

2025 PROXY STATEMENT	57

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

State Farm

On September 5, 2022, the Company entered into a securities purchase agreement with State Farm pursuant to which the Company agreed to issue and sell in a private placement to State Farm 133,333,333 shares of Common Stock (the “State Farm Shares”) at a per share price of $9.00 for an aggregate purchase price of $1.2 billion (the “State Farm Strategic Investment”).

On September 12, 2022, and in connection with the State Farm Strategic Investment, the Company commenced a tender offer to purchase up to 133,333,333 shares of Common Stock (including shares issued upon conversion of shares of our Class B Common Stock) at a price of $9.00 per share (the “Tender Offer”) using proceeds from the State Farm Strategic Investment.

The State Farm Strategic Investment closed on October 13, 2022 (the “Closing”), and the Company issued and sold the State Farm Shares at a price of $9.00 per share. After giving effect to the State Farm Strategic Investment and the Tender Offer, State Farm owned approximately 15% of the Company’s issued and outstanding Common Stock (assuming conversion of Class B Common Stock), and as a result, became a related party at the Closing.

State Farm Investor Rights Agreement

At the Closing, the Company and State Farm entered into an Investor Rights Agreement (the “State Farm Investor Rights Agreement”), pursuant to which the Board increased its size by one director and appointed a designee of State Farm as a member of the Board.

Pursuant to the terms of the State Farm Investor Rights Agreement, State Farm will also be bound by customary transfer and standstill restrictions and drag-along rights, and be afforded customary registration rights with respect to the State Farm Shares. In particular, State Farm (a) will be prohibited, subject to certain customary exceptions, from transferring any of the State Farm Shares until the earlier of (i) the three-year anniversary of the Closing and (ii) the date on which the State Farm Development Agreement (as defined below) has been validly terminated, other than in the event of termination by the Company for a material breach thereof by State Farm, and (b) will be subject to certain standstill restrictions, including that State Farm will be restricted from acquiring additional equity securities of the Company if such acquisition would result in State Farm (and its affiliates) acquiring beneficial ownership in excess of 18% of the issued and outstanding Common Stock, taking into account on an as-converted basis the issued and outstanding Class B Common Stock, until five (5) days after the date that no designee of State Farm serves on the Board and State Farm has no rights (or has irrevocably waived its right) to nominate a designee to the Board. Notwithstanding the standstill restrictions described above, State Farm will not be restricted from acquiring shares of Common Stock or other equity securities of the Company from TopCo Parent and its affiliates so long as State Farm and its affiliates would not, subject to certain exceptions, beneficially own in excess of 25% of the issued and outstanding Common Stock, taking into account on an as-converted basis the issued and outstanding Class B Common Stock, as a result of such acquisition.

In addition, under the terms of the State Farm Investor Rights Agreement, in the event that the Company proposes to issue and sell shares of Common Stock, Class B Common Stock, or other equity securities of the Company to certain homeowners’ insurance and reinsurance companies, State Farm will have a right of first refusal with respect to such proposed issuance and sale on the same terms and conditions (the “ROFR”). The ROFR will terminate upon the earliest to occur of (a) State Farm and its permitted transferees no longer collectively owning shares of Common Stock equal to at least 50% of the State Farm Shares, (b) the termination of the State Farm Development Agreement by the Company for a material breach by State Farm and (c) to the extent that the State Farm Development Agreement does not remain in effect on such date, the five (5) year anniversary of the Closing.

State Farm Development Agreement

At the Closing, the Company, ADT LLC (an indirect wholly owned subsidiary of the Company), and State Farm entered into a Development Agreement (the “State Farm Development Agreement”) pursuant to which State Farm committed up to $300 million to an opportunity fund that will fund certain product and technology innovation, customer growth, and marketing initiatives to be agreed between State Farm and the Company (the “Opportunity Fund”). Additionally at Closing, the Company received $100 million of the Opportunity Fund, which will be restricted until such time as the Company uses the funds in accordance with the State Farm Development Agreement. The Company’s use of the funds is also subject to approval by State Farm.

During 2024, payments from the Opportunity Fund included $6.9 million made to State Farm for project initiatives and $1.3 million made to ADT for the tax liability associated with interest earned. Interest earned on the Opportunity Fund was approximately $4.6 million.

58	2025 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition, State Farm customers can receive ADT home security products and professional monitoring at a reduced cost. In connection with this arrangement, the Company receives a subsidy from State Farm for each system. During 2024, the Company received approximately $5.9 million in subsidies related to this arrangement.

Google

Google Commercial Agreement

In July 2020, we entered into a Master Supply, Distribution, and Marketing Agreement (the “Google Commercial Agreement”) with Google, pursuant to which in September 2020, we issued and sold 54,744,525 shares of our Class B Common Stock for an aggregate purchase price of $450 million in a private placement to Google.

Pursuant to the terms of the Google Commercial Agreement, Google has agreed to supply us with certain Google devices as well as certain Google video and analytics services (“Google Devices and Services”), for sale to our customers. Subject to customary termination rights related to breach and change of control, the Google Commercial Agreement has an initial term of seven years from the date that the Google Devices and Services are successfully integrated into our end-user security and automation platform. Further, subject to certain carve-outs, we have agreed to exclusively sell Google Devices and Services to our customers.

The Google Commercial Agreement also specifies that each party will contribute $150 million toward the joint marketing of devices and services; customer acquisition; training of our employees for the sale, installation, customer service, and maintenance for the product and service offerings; and technology updates for products included in such offerings. Each party is required to contribute such funds in three equal tranches, subject to the attainment of certain milestones. In August 2022, we executed an amendment to the Google Commercial Agreement pursuant to which Google has agreed to commit an additional $150 million to fund growth, data and insights, product innovation and technology advancements, customer acquisition, and marketing, as mutually agreed by us and Google. The additional success funds are to be funded in three equal tranches, subject to the attainment of certain milestones (together with the initial tranches, the "Google Success Funds").

In January 2024, we amended the Google Commercial Agreement to, among other things, remove exclusivity for do-it-yourself (DIY) products and services, limit exclusivity for do-it-for-me (DIFM) products and services, and restructure the commitment from the Google Success Funds to pay a portion of the remaining amount due to ADT as a quarterly marketing reimbursement (with the balance to be used towards unlocking certain opportunities).

During 2024, $30 million of the Google Success Funds were reimbursed to the Company.

Google Cloud Agreement Addendum

In December 2023, the Company and Google entered into an addendum to the Company’s existing agreement with Google for using Google cloud services (the “Google Cloud Agreement Addendum”), pursuant to which Google has agreed to provide certain credits, discounts, and other incentives for use of the Google Cloud Platform to the Company and the Company has committed to purchasing $200 million of Google Cloud Platform services over seven years (through December 2030) with an aggregate of $35 million in the first two years, an aggregate of $65 million in the next two years after that, and an aggregate of $100 million in the last three years of the commitment (the "Google Cloud Commitment"). The Company may elect to cancel the commitment in return for a cancellation fee of 30% of the total remaining commitment amount and loss of any discounts, remaining credits, or other incentives provided under the Google Cloud Agreement Addendum.

As of December 31, 2024, we are on track to meet this commitment.

Google Investor Rights Agreement

In connection with the issuance of the Class B Common Stock, the Company and Google entered into an Investor Rights Agreement (the “Google Investor Rights Agreement”), pursuant to which Google agreed to be bound by customary transfer restrictions and drag-along rights, and be afforded customary registration rights with respect to shares of Class B Common Stock held directly by Google. Under the terms of the Google Investor Rights Agreement, Google was prohibited, subject to certain exceptions, from transferring any shares of Class B Common Stock or any shares of Common Stock issuable upon conversion of the Class B Common Stock beneficially owned by Google until September 2023, or earlier if certain conditions occurred (the “Google Lock-up Period”).

2025 PROXY STATEMENT	59

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In December 2023, the Company and Google amended the Google Investor Rights Agreement to extend the Google Lock-up Period through June 2025, or earlier if (i) the Google Commercial Agreement has been terminated under certain specified circumstances or (ii) the Google Cloud Master Agreement has been validly terminated for any reason other than Google's uncured material breach.

Other Transactions

During 2024, we incurred approximately $201 million of fees (including spend toward the Google Cloud Commitment) with Google in the ordinary course of business for direct materials, technology, and advertising services and had additional future commitments of $22 million. These agreements were negotiated on an arm’s-length basis and may pre-date Google’s investment in 2020. We continue to purchase products and services from Google in 2025.

Rackspace

During 2024, the Company incurred fees to Rackspace US, Inc. (“Rackspace”), an entity affiliated with Apollo, of approximately $4.3 million for server hosting services. Our relationship with Rackspace began during 2017, and our agreement with Rackspace was done on an arm’s-length basis with no special terms or conditions. As of December 31, 2024, our purchases with Rackspace have ended, and we do not currently expect future purchases from Rackspace.

Other Transactions

During 2024, we incurred fees of approximately $3.8 million in the ordinary course of business to a provider of cloud communications and workstream collaboration services that is affiliated with Apollo. Our relationship with this provider began prior to its affiliation with Apollo. Our agreement with them was done on an arm’s-length basis with no special terms or conditions.

During 2024, we incurred fees of approximately $404,000 in the ordinary course of business to a provider of IT products and services that is affiliated with Apollo. Our relationship with this provider began during 2017 and prior to its affiliation with Apollo. Our agreement with them was done on an arm’s length basis with no special terms or conditions. Since April 2024, this entity is no longer a related party. The amount noted above represents spend while this entity was a related party.

During 2024, we incurred fees of approximately $400,000 in the ordinary course of business to a provider of private club and resort services that is affiliated with Apollo. These fees are part of a three-year partnership for the promotion of ADT products and services to club and resort member customers. Our relationship with this provider began during 2023. Our agreement with them was done on an arm's-length basis and with no special terms or conditions.

During 2024, we incurred fees of approximately $251,000 in the ordinary course of business to a provider of hotel services that is affiliated with Apollo. Our relationship with this provider may pre-date its affiliation with Apollo and the transaction was done on an arm's-length basis with no special terms or conditions.

We continue to purchase equipment and services from, or sell equipment and services to, each of the companies noted above in 2025, unless otherwise noted.

Stockholders Agreement

We are party to an amended and restated Stockholders Agreement, dated as of December 14, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”) with TopCo Parent and one of the Co-Investors. The Stockholders Agreement gives Apollo the right to nominate a majority of our directors as long as Apollo beneficially owns 50% or more of our outstanding common stock and specifies how Apollo’s nomination rights decrease as Apollo’s beneficial ownership of our Common Stock also decreases. Apollo’s beneficial ownership recently fell to 32.9% and Apollo currently has the right to nominate 40% of the directors on our Board. The Stockholders Agreement sets forth certain information rights granted to TopCo Parent. It also specifies that we will not take certain significant actions specified therein without the prior consent of TopCo Parent. Such specified actions include, but are not limited to:

•
Amendments or modifications to our Company’s or our Company’s subsidiaries’ organizational documents in a manner that adversely affects TopCo Parent or Apollo;

60	2025 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

•
Issuances of our Company’s or our Company’s subsidiaries’ equity other than pursuant to an equity compensation plan approved by the stockholders or a majority of TopCo Parent’s designees on our Board of Directors, or intra-company issuances among our Company and its wholly owned subsidiaries;
•
Making any payment or declaration of any dividend or other distribution on any shares of our common stock;
•
Merging or consolidating with or into any other entity, or transferring all or substantially all of our Company’s or our Company’s subsidiaries’ assets, taken as a whole, to another entity, or undertaking any transaction that would constitute a “Change in Control” as defined in our Company’s or our Company’s subsidiaries’ credit facilities or note indentures;
•
Undertake acquisitions or dispositions, with certain exceptions, in an amount exceeding $25 million in a single transaction or an aggregate amount of $50 million in any series of transactions during a calendar year;
•
Undertake any liquidation, dissolution or winding up of the Company;
•
Incurring, with limited exceptions, financial indebtedness in a single or a series of related transactions aggregating to more than $25 million;
•
Hiring or terminating any Executive Officer of our Company or designating any new Executive Officer of the Company;
•
Effecting any material change in the nature of our business; or
•
Changing the size of the Board of Directors.

Registration Rights Agreement

We are party to a Registration Rights Agreement with TopCo Parent (the “Registration Rights Agreement”), pursuant to which each of TopCo Parent, Prime TopCo II LP, and their affiliates is entitled to demand the registration of the sale of certain or all of our Common Stock that it beneficially owns. For example, in September 2020, Apollo and certain employees and other stockholders sold shares in a registered offering pursuant to a demand registration request from Apollo. Among other things, under the terms of the Registration Rights Agreement:

•
If we propose to file certain types of registration statements under the Securities Act with respect to an offering of equity securities, we will be required to use our reasonable best efforts to offer the other parties to the Registration Rights Agreement, if any, the opportunity to register the sale of all or part of their shares on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”); and
•
TopCo Parent has the right, subject to certain conditions and exceptions, to request that we file registration statements with the SEC for one or more underwritten offerings of all or part of our Common Stock that it beneficially owns and the Company is required to cause any such registration statements (a) to be filed with the SEC promptly and, in any event, on or before the date that is 90 days, in the case of a registration statement on Form S-1, or 45 days, in the case of a registration statement on Form S-3, after we receive the written request to effectuate such demand registration and (b) to become effective as promptly as reasonably practicable and in any event no later than 90 days after it is initially filed.

All expenses of registration under the Registration Rights Agreement, including the legal fees of one counsel retained by or on behalf of TopCo Parent, will be paid by us.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as minimums, blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The Registration Rights Agreement is governed by New York law.

2025 PROXY STATEMENT	61

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Management Investor Rights Agreement

Prior to the consummation of our IPO, we entered into an Amended and Restated Management Investor Rights Agreement among TopCo Parent, the Company, and certain Holders (as defined therein) (the “MIRA”). Each holder of our shares of Common Stock issued upon exercise of options that had been issued under our 2016 Equity Incentive Plan automatically becomes a party to the MIRA. Additionally, each individual who received Distributed Shares in redemption of such individual's Class B Units in connection with our IPO executed a joinder to the MIRA. The MIRA provides that all shares of our Common Stock governed thereunder are generally subject to transfer restrictions, repurchase rights, and piggyback registration rights in connection with certain offerings of our Common Stock.

MIRA Amendments

On December 9, 2022, after discussions between TopCo Parent and certain officers of the Company, Topco Parent entered into Amendment No. 1 to the Amended and Restated Management Investor Rights Agreement (the “MIRA Amendment”).

The MIRA Amendment, (a) clarifies that the holders of all Subject Shares (as defined in the MIRA Amendment) have Piggy-Back Registration Rights (as defined in the MIRA) without regard to further proceeds received or consideration paid for Common Stock by TopCo Parent, (b) clarifies that only Subject Shares are subject to the MIRA, (c) clarifies that holders of Subject Shares may Dispose (as defined in the MIRA) of vested Subject Shares in proportion to the Apollo Sale Percentage (as defined in the MIRA Amendment), and (d) provides that the MIRA will be terminated upon such time as the Majority Stockholders (as defined in the MIRA Amendment) no longer collectively beneficially own at least 25% of the outstanding shares of Common Stock on an as-converted basis or upon the consummation of a Control Disposition (as defined in the MIRA).

On August 1, 2024, the MIRA, as amended and restated was further amended to, among other things, limit the applicability of the MIRA to certain current and former members of the Company’s executive leadership team.

62	2025 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with the Company’s management and with PwC the audited financial statements of the Company for the fiscal year ended December 31, 2024. The Audit Committee has discussed with PwC the matters required to be discussed under the standards of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC's communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of PwC with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

The Audit Committee and the Board of Directors have also recommended the appointment of PwC as the Company’s independent auditors for the fiscal year ending December 31, 2025.

Members of the Audit Committee:

Matthew E. Winter, Chair

Thomas Gartland

Suzanne Yoon

Sigal Zarmi

The Report of the Audit Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act or the Exchange Act.

2025 PROXY STATEMENT	63

AUDIT FEES, AUDIT-RELATED FEES, TAX FEES, AND ALL OTHER FEES

AUDIT FEES, AUDIT-RELATED FEES, TAX FEES, AND ALL OTHER FEES

Fees paid or accrued for professional services provided by our independent auditors in each of the categories listed are as follows for the periods presented. All such fees are in accordance with our approval policies described below.

	Fiscal Year Ending:
(in thousands)	December 31, 2024	December 31, 2023

Audit Fees	$4,284	$6,351

Audit-Related Fees	185	2,605

Tax Fees	649	647

All Other Fees	—	—

Total	$5,118	$9,603

Audit Fees—primarily represent amounts for services related to the integrated audit of our consolidated financial statements and related controls, reviews of our interim condensed consolidated financial statements, and the issuance of consents and comfort letters for other periodic reports or documents filed with the SEC, as well as carve-out procedures related to the divestiture of our commercial business during 2023.

Audit-Related Fees—represent amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These services include accounting consultations related to the evaluation of new accounting standards, non-routine transactions, and non-audit due diligence procedures in connection with our mergers and acquisitions, as well as divestitures.

Tax Fees—represent amounts for tax compliance, tax advice, and tax planning services.

All Other Fees—consist of all other fees for services other than those in the above categories.

The Board of Directors adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax, and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired. Under the policy, the Audit Committee annually, and from time to time, pre-approves the audit engagement fees and terms of all audit and permitted non-audit services to be provided by the independent auditors.

64	2025 PROXY STATEMENT

PROPOSAL 2 — Advisory Vote to Approve the Compensation of our NAMED EXECUTIVE OFFICERS

PROPOSAL 2

Advisory Vote to Approve the Compensation of our NEOs

The Board of Directors recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation paid by the Company to the NEOs as disclosed in this proxy statement.

In accordance with Section 14A of the Exchange Act and the related rules of the SEC and as a matter of good corporate governance, a proposed resolution will be presented at the Annual Meeting asking our stockholders to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in the CD&A, the Summary Compensation Table, and the related compensation tables, notes and narrative in the proxy statement for the Company’s 2025 Annual Meeting.

As set forth in the CD&A section beginning on page 22, the Company has designed its compensation programs to: (a) align executives’ pay with the Company’s performance and focus on producing sustainable long-term growth, (b) attract and retain executives with the experience necessary to achieve our business goals, and (c) align executives’ interests with those of the stockholders and to encourage the creation of long-term value. Although the vote to approve executive compensation is purely advisory and non-binding, the Board of Directors values the opinions of our stockholders and will consider the results of the vote in determining the compensation of the NEOs and the Company’s compensation programs generally. The vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement. If any stockholder wishes to communicate with the Board of Directors regarding executive compensation, the Board of Directors can be contacted using the procedures outlined in the section titled “Communications with the Board of Directors” set forth in this proxy statement.

Accordingly, we are asking for stockholder approval, on an advisory basis, of the following resolution:

“RESOLVED, that the compensation of the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion associated with the compensation tables in the Company’s proxy statement for its 2025 Annual Meeting, is hereby APPROVED.”

The proposal must be approved by the affirmative vote of a majority of the shares of our Common Stock and Class B Common Stock, voting together as a single class, present in person or by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the effect of voting “against” the proposal. Brokers do not have discretion to vote any uninstructed shares over the advisory vote to approve the compensation of our NEOs.

Because the required vote is advisory, it will not be binding on the Board. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions.

We currently provide our stockholders with this advisory vote to approve executive compensation on an annual basis. We expect that the next such vote will occur at the 2026 annual meeting of stockholders.

The Board of Directors recommends that the stockholders vote FOR the approval of, on an advisory basis, Proposal 2 and the compensation paid by the Company to the NEOs as disclosed in this proxy statement.

2025 PROXY STATEMENT	65

PROPOSAL 3 — APPROVAL OF AN AMENDMENT AND RESTATEMENT TO THE A&R Certificate of incorporation TO DECLASSIFY THE BOARD

PROPOSAL 3

Approval of an Amendment and Restatement to the A&R Certificate of Incorporation to Declassify the Board

The Board of Directors recommends that the stockholders vote FOR the approval of this amendment.

On February 20, 2025, the Board of Directors voted to adopt a resolution approving, and recommending that the Company’s stockholders approve, the further amendment and restatement of the Company’s A&R Certificate of Incorporation substantially in the form set forth in the Second Amended and Restated Certificate of Incorporation attached as Exhibit A to this proxy statement, including the amendments to Article V, Section 5.03 of the A&R Certificate of Incorporation to declassify the Board of Directors (the “Declassification Amendment”).

Background

Pursuant to Article V, Section 5.03 of the A&R Certificate of Incorporation, the Company’s Board of Directors is currently divided into three classes of directors serving staggered three-year terms (Classes I, II and III), with each class as nearly equal in number as possible. The A&R Certificate of Incorporation authorizes a Board of Directors consisting of not more than fifteen directors. The Board of Directors currently comprises thirteen directors and is divided into three classes of four or five directors each. James D. DeVries, Tracey R. Griffin, Benjamin Honig, and Daniel Houston are Class I directors, whose terms expire at the annual meeting of the Company’s stockholders that will be held in 2027. Marques Coleman, Paul J. Smith, Matthew E. Winter and Suzanne Yoon are Class II directors, whose terms expire at this Annual Meeting. Nicole Bonsignore, Thomas M. Gartland, Reed B. Rayman, Danielle Tiedt and Sigal Zarmi are Class III directors, whose terms expire at the annual meeting of the Company’s stockholders that will be held in 2026. One class is currently elected each year for a three-year term and until their successors are elected and qualified. The classes of prospective directors is determined upon appointment.

Pursuant to Section 4.1(a)(i) of the Stockholders Agreement, amendments to the Company’s Certificate of Incorporation require the consent of TopCo Parent. TopCo Parent provided such consent to the Declassification Amendment on February 14, 2025.

Rationale of the Proposal

As part of our continuous assessment of the Company’s corporate governance practices, including a review of corporate governance trends and market practices, and especially in light of the cessation of the Company’s “controlled company status” in 2024 pursuant to the NYSE listing standards, our Board of Directors has evaluated our classified board structure and considered the arguments both for and against the continuation of a classified board. While we believe our current governance structure has served our stockholders well, the Board of Directors, after considering the advantages and disadvantages of declassification as well as feedback from our stockholders has decided that it is in the best interests of the Company and our stockholders to reorganize the Board of Directors into a single class with each director being elected to one-year terms.

The Board of Directors recognizes that a classified structure may reduce directors’ accountability to stockholders because such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote and that many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing these policies. Thus, as we continue to enhance our governance practices, and after careful deliberation by the Nominating and Corporate Governance Committee and the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has determined that it would be in the best interests of the Company and its stockholders, subject to stockholder approval, to declassify the Board of Directors over a phase-in period commencing at the 2026 Annual Meeting pursuant to an amendment and restatement to our A&R Certificate of Incorporation.

66	2025 PROXY STATEMENT

PROPOSAL 3 — APPROVAL OF AN AMENDMENT AND RESTATEMENT TO THE A&R Certificate of incorporation TO DECLASSIFY THE BOARD

Effect of Proposed Amendment

If this Proposal 3 is approved and the Declassification Amendment is adopted by our stockholders, the A&R Certificate of Incorporation will be further amended and restated to reflect the Declassification Amendment, shown in the revisions (bold text for additions and ~~strikethrough~~ text for deletions) to Section 5.03 of the Second Amended and Restated Certificate of Incorporation attached as Exhibit A to this proxy statement. At each annual meeting of stockholders beginning with our 2026 Annual Meeting, all directors up for election would be elected to serve one-year terms. In all cases, each director will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, removal or disqualification. Accordingly, if this Proposal 3 is approved and the Declassification Amendment is adopted by our stockholders, our Board of Directors will be completely declassified and all directors will be elected annually beginning with our 2028 Annual Meeting of Stockholders.

This Proposal 3 is submitted for stockholder approval separately from Proposal 4. If this Proposal 3 is approved by the stockholders at the 2025 Annual Meeting, but Proposal 4 is not, then the Second Amended and Restated Certificate of Incorporation submitted for filing with the Secretary of State of the State of Delaware will only contain the Declassification Amendment contemplated by this Proposal 3. If both proposals are approved by our stockholders and therefore both the Declassification Amendment and the Special Meeting Amendment, as defined in Proposal 4, are adopted by our stockholders, then the Second Amended and Restated Certificate of Incorporation submitted for filing with the Secretary of State of the State of Delaware will contain the amendments contemplated by both proposals.

If this Proposal 3 is not approved and the Declassification Amendment is therefore not adopted by our stockholders but Proposal 4 is approved and the Special Meeting Amendment is adopted by our stockholders, then the A&R Certificate of Incorporation will not be amended to include the Declassification Amendment and the Second Amended and Restated Certificate of Incorporation submitted for filing with the Secretary of State of the State of Delaware will only contain the Special Meeting Amendment contemplated by Proposal 4 and our Board of Directors will continue to be classified with directors serving staggered three-year terms.

This Proposal 3 must be approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of our Common Stock and Class B Common Stock, voting together as a single class. Abstentions and broker non-votes will have the effect of voting “against” Proposal 3.

The Board of Directors recommends that the stockholders vote FOR the approval of Proposal 3 and adoption of the Declassification Amendment to be included in our Second Amended and Restated Certificate of Incorporation.

2025 PROXY STATEMENT	67

PROPOSAL 4 — APPROVAL OF AN AMENDMENT AND RESTATEMENT TO THE A&R certificate of incorporation TO CREATE A STOCKHOLDER RIGHT TO CALL A SPECIAL MEETING

PROPOSAL 4

Approval of an Amendment and Restatement to the A&R Certificate of Incorporation to Create a Stockholder Right to Call a Special Meeting

The Board of Directors recommends that the stockholders vote FOR the approval of this amendment.

On February 20, 2025, the Board of Directors voted to adopt a resolution approving, and recommending that the Company’s stockholders approve, the further amendment and restatement of the Company’s A&R Certificate of Incorporation substantially in the form set forth in the Second Amended and Restated Certificate of Incorporation attached as Exhibit A to this proxy statement, including the amendment to Article VII to give the right to call a special meeting of stockholders of the Company to any stockholder or group of stockholders owning at least twenty-five percent (25%) of the company’s Common Stock (together with the conforming amendments noted in the following sentence, the “Special Meeting Amendment”). The resolution adopted by the Board of Directors also included related, conforming amendments to the A&R Certificate of Incorporation to move the definition of the defined term “Trigger Event” out of Article VII and into Section 5.06 and the definition of the defined term “Apollo” out of Article VII and into Section 5.02, and to add the defined term “Exchange Act” into Section 4.02.

Background

Pursuant to Article VII of the A&R Certificate of Incorporation, special meetings of the Company’s stockholders may currently be called only by the Chairman of the Board of Directors or the Secretary of the Company at the direction of a majority of the directors then in office. Currently under Article VII of the A&R Certificate of Incorporation, special meetings may not be called at the request any other person or persons.

Pursuant to Section 4.1(a)(i) of the Stockholders Agreement, amendments to the Company’s Certificate of Incorporation require the consent of TopCo Parent. TopCo Parent provided such consent to the Special Meeting Amendment on February 14, 2025.

Rationale of the Proposal

As part of our continuous assessment of the Company’s corporate governance practices, including a review of corporate governance trends and market practices, and especially in light of the cessation of the Company’s “controlled company status” in 2024 pursuant to the NYSE listing standards, our Board of Directors has evaluated the arguments both for and against creating a stockholder right to call a special meeting. After careful deliberation, the Board of Directors decided that it is in the best interests of the Company and our stockholders to permit stockholders, upon the written request of one or more stockholders who own, in the aggregate, shares representing at least twenty-five percent (25%) of our then outstanding Common Stock, to call a special meeting of stockholders.

The Board of Directors recognizes that providing stockholders the ability to request special meetings is viewed by some stockholders as a valuable governance mechanism. Nonetheless, special meetings impose significant costs, both administrative and operational, and the Board of Directors, management and employees must devote significant time and attention to preparing for a special meeting, which takes their time and attention away from their primary focus of overseeing and operating the Company’s business. Therefore, special meetings should ideally only be called to discuss critical, time-sensitive issues that cannot be delayed until our next annual meeting.

To balance the importance of providing stockholders with the right to call a special meeting against the cost to the Company and to our stockholders more generally of doing so, our Board of Directors believes that a small percentage of stockholders should not be able to compel the Company to call a special meeting and advance narrow interests that may not be shared by most stockholders. Although there is no one answer for all companies as the right ownership threshold for a special meeting right, the Board considered various alternatives and believes that for the Company and its stockholders, a twenty-five percent (25%) ownership threshold strikes the right balance and is appropriate to ensure a stockholder right in the event of a critical, time-sensitive issue, while still adequately protecting the long-term interests of the Company and its stockholders.

68	2025 PROXY STATEMENT

PROPOSAL 4 — APPROVAL OF AN AMENDMENT AND RESTATEMENT TO THE A&R certificate of incorporation TO CREATE A STOCKHOLDER RIGHT TO CALL A SPECIAL MEETING

Thus, after careful deliberation by the Nominating and Corporate Governance Committee and the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has determined that it would be in the best interests of the Company, subject to stockholder approval, to provide stockholders holding at least twenty-five percent (25%) of the Company’s then outstanding Common Stock the right to request a special meeting of stockholders. The Board of Directors has also determined that it is appropriate and in the best interest of stockholders to move the definitions of the defined terms “Apollo” and “Trigger Event” out of Article VII and into Section 5.02 and Section 5.06, respectively, and to define the term “Exchange Act” in Section 4.02.

Effect of Proposed Amendment

If this Proposal 4 is approved and the Special Meeting Amendment is adopted by our stockholders, the A&R Certificate of Incorporation will be further amended and restated to reflect the Special Meeting Amendment providing stockholders holding at least twenty-five percent (25%) of the Company’s then outstanding Common Stock the right to request a special meeting of stockholders, shown in the revisions (bold text for additions and ~~strikethrough~~ text for deletions) in Article VII and the conforming revisions shown in Sections 5.02 and 5.06 of the Second Amended and Restated Certificate of Incorporation attached as Exhibit A to this proxy statement.

This Proposal 4 is submitted for stockholder approval separately from Proposal 3. If this Proposal 4 is approved by the stockholders at the 2025 Annual Meeting, but Proposal 3 is not, then the Second Amended and Restated Certificate of Incorporation submitted for filing with the Secretary of State of the State of Delaware will only contain the Special Meeting Amendment contemplated by this Proposal 4. If both proposals are approved by our stockholders and therefore both the Declassification Amendment and the Special Meeting Amendment are adopted by our stockholders, then the Second Amended and Restated Certificate of Incorporation submitted for filing with the Secretary of State of the State of Delaware will contain the amendments contemplated by both proposals.

If this Proposal 4 is not approved and the Special Meeting Amendment is therefore not adopted by our stockholders but Proposal 3 is approved and the Declassification Amendment is adopted by our stockholders, then the A&R Certificate of Incorporation will not be amended to include the Special Meeting Amendment and the Second Amended and Restated Certificate of Incorporation submitted for filing with the Secretary of State of the State of Delaware will only contain the Declassification Amendment contemplated by Proposal 3.

This Proposal 4 must be approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of our Common Stock and Class B Common Stock, voting together as a single class. Abstentions and broker non-votes will have the effect of voting “against” Proposal 4.

The Board of Directors recommends that the stockholders vote FOR the approval of Proposal 4 and adoption of the Special Meeting Amendment to be included in our Second Amended and Restated Certificate of Incorporation.

2025 PROXY STATEMENT	69

PROPOSAL 5— RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 5 Ratification of Appointment of Independent Registered Public Accounting Firm The Board of Directors recommends that the stockholders vote FOR such ratification.

The Audit Committee has appointed PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. PricewaterhouseCoopers LLP has served as the Company’s or its predecessors’ independent registered public accounting firm since fiscal year 2010 and is considered by the Audit Committee and the Board of Directors to be well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

This Proposal 5 must be approved by the affirmative vote of a majority of the shares of our Common Stock and Class B Common Stock, voting together as a single class, present in person or by proxy at the 2025 Annual Meeting and entitled to vote on the matter. Abstentions will have the effect of voting “against” this Proposal 5. Brokers have discretion to vote any uninstructed shares over the ratification of appointment of accountants.

While stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by the Company’s Bylaws or other governing documents or law and is not binding on the Audit Committee, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as the Board believes it is a matter of good corporate governance. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP but may choose to continue the engagement. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors recommends that the stockholders vote FOR the approval of Proposal 5 and the ratification of PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

70	2025 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our Common Stock and Class B Common Stock

The following table sets forth the beneficial ownership of our Common Stock and Class B Common Stock as of March 26, 2025 by:

•
Each person, or group of affiliated persons, who we know to beneficially own more than 5% of our Common Stock or of our Class B Common Stock;
•
Each of our NEOs;
•
Each of our directors; and
•
All of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each person or entity named in the table below is 1501 Yamato Road, Boca Raton, FL 33431.

	Vested Options (convertible into Common Stock on a 1:1 basis)	Common Stock	Common Stock and Vested Options Beneficially Owned		Class B Common Stock Beneficially Owned		Total Common Stock and Class B Common Stock Beneficially Owned
			Total	%	Total	%	Total	% (1)

More than 5% Stockholders

Apollo Funds(2)	—	278,650,366	278,650,366	35.2%	—	—	278,650,366	32.9%

State Farm Fire & Casualty Company(3)	—	133,333,333	133,333,333	16.8%	—	—	133,333,333	15.7%

Google LLC(4)	—	—	—	—	54,744,525	100%	54,744,525	6.5%

The Vanguard Group(5)	—	44,555,115	44,555,115	5.6%	—	—	44,555,115	5.3%

NEOs and Directors(6)

James D. DeVries(7)	5,983,345	4,412,056	10,395,401	1.3%	—	—	10,395,401	1.2%

Jeffrey A. Likosar(8)	3,032,623	2,536,446	5,569,069	*	—	—	5,569,069	*

David Scott	115,206	—	115,206	*	—	—	115,206	*

David W. Smail	643,021	364,113	1,007,134	*	—	—	1,007,134	*

Donald M. Young(9)	2,705,479	2,480,651	5,186,130	*	—	—	5,186,130	*

Jamie E. Haenggi	1,354,927	1,868,725	3,223,652	*	—	—	3,223,652	*

Nicole Bonsignore	—	—	—	*	—	—	—	*

Marques Coleman	—	—	—	—	—	—	—	—

Thomas Gartland	—	—	—	—	—	—	—	—

Tracey R. Griffin	—	108,625	108,625	*	—	—	108,625	*

Benjamin Honig	—	—	—	—	—	—	—	—

Daniel Houston	—	—	—	—	—	—	—	—

Reed B. Rayman	—	—	—	—	—	—	—	—

Paul J. Smith	—	—	—	—	—	—	—	—

Danielle Tiedt	—	—	—	—	—	—	—	—

Matthew E. Winter	—	107,854	107,854	*	—	—	107,854	*

Suzanne Yoon	—	—	—	—	—	—	—	—

Sigal Zarmi	—	63,083	63,083	*	—	—	63,083	*

All current directors and executive officers as a group (20 persons)	12,682,813	10,208,713	22,891,526	2.8%	—	—	22,891,526	2.7%

* Represents less than one percent of shares outstanding.

2025 PROXY STATEMENT	71

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)
Percentage of shares beneficially owned is based on 846,995,186 shares of Common Stock, which includes 792,250,661 shares of Common Stock and 54,744,525 shares of Class B Common Stock, as converted to Common Stock on a one-to-one basis, outstanding as of March 26, 2025, which assumes no options are exercised by any holder in accordance with Rule 13d-3(d)(1)(i) of the Exchange Act.
(2)
Represents shares of our Common Stock held of record by Prime Security Services TopCo (ML), L.P. (“TopCo ML LP”) and Prime Security Services TopCo (ML II), L.P. (“TopCo ML II LP”). Prime Security Services TopCo (ML), LLC (“Prime TopCo ML”) serves as the general partner of TopCo ML LP, and Prime Security Services TopCo (ML II), LLC (“Prime TopCo ML II”) serves as the general partner of TopCo ML II LP. Parent GP serves as the sole member of Prime TopCo ML. AP VIII Prime Security Services Holdings, L.P. (“AP VIII Prime Security LP”) serves as the sole member of Parent GP. Prime Security Services GP, LLC (“Prime GP”) serves as the general partner for AP VIII Prime Security LP and as the sole member for Prime TopCo ML II. AP VIII Prime Security Services Management, LLC (“AP VIII Prime Security Management”) is the investment manager of AP VIII Prime Security LP and Prime GP. Apollo Management, L.P. (“Apollo Management”) is the sole member-manager of AP VIII Prime Security Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. The address of TopCo ML LP, TopCo ML II LP, Prime TopCo ML LP, Prime TopCo ML II LP, Parent GP, Prime GP and AP VIII Prime Security LP is 100 West Putnam Avenue, Greenwich, CT 06830. The address of each of AP VIII Prime Security Management, Apollo Management, Management GP, Management Holdings and Management Holdings GP is 9 West 57th Street, 43rd Floor, New York, NY 10019.
(3)
State Farm and its parent State Farm Mutual Automobile insurance Company share voting and dispositive power over the 133,333,333 shares of Common Stock. The address of the principal business office of State Farm is One State Farm Plaza, Bloomington, IL 61710.
(4)
Google LLC owns 54,744,525 shares of Class B Common Stock, which is all of the outstanding shares of our Class B Common Stock. The amount shown in the total column assumes an as-converted to Common Stock basis. Each of Google LLC, XXVI Holdings Inc. and Alphabet Inc. may be deemed to have sole power to vote or sole power to dispose of the securities owned directly by Google LLC. The address of each of Google LLC, XXVI Holdings Inc. and Alphabet Inc. is 1600 Amphitheatre Parkway, Mountain View, CA 94043.
(5)
The Vanguard Group (“Vanguard”) filed a Schedule 13G on January 30, 2025, reporting that it had shared voting power with respect to 164,693 shares of our Common Stock, sole dispositive power with respect to 44,015,611 shares of our Common Stock , shared dispositive power with respect to 539,504 shares of our Common Stock and beneficial ownership of an aggregate of 44,555,115 shares of our Common Stock in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(6)
Except for shares of Common Stock issuable upon exercise of options listed in the table above under the heading “Vested Options,” none of our NEOs and directors beneficially own shares of Common Stock issuable upon the vesting of RSUs or upon the exercise of options within 60 days, except directors Winter, Griffin and Zarmi who each have 21,056 RSUs vesting on May 22, 2025.
(7)
3,006,340 shares of Common Stock and 5,983,345 options to purchase Common Stock are held indirectly by Bethel Ventures LLC, of which Mr. DeVries is the manager and a member.
(8)
1,464,837 shares of Common Stock are held indirectly by JSKC LLC, of which Mr. Likosar is a manager and a member.
(9)
2,332,705 shares of Common Stock and 2,705,479 options to purchase Common Stock are held indirectly by Sweet Yourself LLC, of which Mr. Young is the manager and sole member.

As of October 3, 2019, certain investment funds directly or indirectly managed by Apollo (the “Apollo Funds”) informed the Company that they have pledged all of their shares of the Company’s Common Stock, which as of March 11, 2025 amounted to 278,650,366 shares, pursuant to a margin loan agreement and related documentation, as thereafter amended from time to time, on a non-recourse basis. Apollo has informed the Company that the loan to value ratio of the margin loan on March 11, 2025 was equal to approximately 5.2%. Apollo has also informed the Company that the margin loan agreement contains customary default provisions and that in the event of a default under the margin loan agreement the secured parties may foreclose upon any and all shares of the Company’s Common Stock pledged to them.

Certain members of the Company’s executive team and certain employees of the Company were entitled to receive their share of the margin loan proceeds (based on their share ownership of the Apollo Funds) at such times as Apollo received its proceeds. Such persons had the option to either (a) receive such proceeds as distributed or (b) to defer receipt of such proceeds until their attributable share of the obligations under the margin loan have been satisfied in full. In the case of elections to receive such proceeds as distributed, such proceeds remain subject to recall until such time as all obligations under the margin loan agreement and related documentation are satisfied in full.

The Company has not independently verified the foregoing disclosure. When the margin loan agreement was entered into, and as requested when amended, the Company delivered customary letter agreements to the secured parties in which it has, among other things, agreed, subject to applicable law and stock exchange rules, not to take any actions that are intended to hinder or delay the exercise of any remedies by the secured parties under the margin loan agreement and related documentation, as amended. Except for the foregoing, the Company is not a party to the margin loan agreement and related documentation and does not have, and will not have, any obligations thereunder.

72	2025 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Units of TopCo Parent

The equity interests of TopCo Parent consist of Class A-1 Units and Class A-2 Units. Certain investment funds directly or indirectly managed by Apollo beneficially own 100% of the 346,416,667 issued and outstanding Class A-1 Units of TopCo Parent, and the Koch Investor beneficially owns detachable warrants for the purchase of 7,620,730 Class A-1 Units in TopCo Parent. There are 2,351,282 issued and outstanding Class A-2 Units. The following table sets forth the beneficial ownership as of March 26, 2025 of the Class A-2 Units of TopCo Parent by:

•
Each of our NEOs;
•
Each of our directors; and
•
All of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the Class A-2 Units beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each person or entity named in the table below is 1501 Yamato Road, Boca Raton, FL 33431.

Class A-2 Units Beneficially Owned(1)
	Number	%

NEOs and Directors(2)

James D. DeVries(3)	100,904	4.3%

Jeffrey A. Likosar(4)	88,795	3.8%

David Scott	—	—%

David W. Smail	—	—%

Donald M. Young(5)	436,428	18.6%

Jamie E. Haenggi	196,613	8.4%

Nicole Bonsignore	—	—%

Marques Coleman	—	—%

Thomas Gartland	—	—%

Tracey R. Griffin	—	—%

Benjamin Honig	—	—%

Daniel Houston	—	—%

Reed B. Rayman	—	—%

Paul J. Smith	—	—%

Danielle Tiedt	—	—%

Matthew E. Winter	—	—%

Suzanne Yoon	—	—%

Sigal Zarmi	—	—%

All current directors and executive officers as a group (20 persons)	626,127	26.6%

(1)
Percentage of shares beneficially owned is calculated using 2,351,282 Class A-2 Units outstanding.
(2)
None of our NEOs and Directors beneficially own Class A-2 Units issuable upon the exercise of options.
(3)
All such shares are held indirectly by Bethel Ventures LLC, of which Mr. DeVries is a manager and a member.
(4)
All such shares are held indirectly by JSKC LLC, of which Mr. Likosar is a manager and a member.
(5)
All such shares are held indirectly by Sweet Yourself LLC, of which Mr. Young is the manager and sole member.

2025 PROXY STATEMENT	73

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities (the “10% Stockholders”) to file reports of ownership and changes of ownership with the SEC. The Company may assist its directors, officers and certain 10% Stockholders in the completion of such Section 16 reports and in filing these reports on their behalf. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, the Company believes that, during fiscal year 2024, all filing requirements applicable to executive officers, directors and 10% Stockholders were complied with in a timely manner.

74	2025 PROXY STATEMENT

STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSALS

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2026 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on December 8, 2025, unless the date of the 2026 Annual Meeting of Stockholders is more than 30 days before or after May 21, 2026, in which case the proposal must be received within a reasonable time before we begin to print and mail our proxy materials.

For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2026 Annual Meeting of Stockholders, stockholders are advised to review our Bylaws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, in accordance with our Bylaws, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any such stockholder proposal or director nomination must be received between January 21, 2026 and February 20, 2026 for the 2026 Annual Meeting of Stockholders. In the event that the date of the 2026 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after May 21, 2026, notice by the stockholder, to be timely, must be so delivered not earlier than the close of business on the 120th day prior to the 2026 Annual Meeting of Stockholders and no later than the close of business on the 90th day prior to the date of such annual meeting. If the public announcement of the date of the 2026 Annual Meeting of Stockholders is less than 100 days prior to such meeting, then to be timely, the notice by the stockholder must be received by us not later than the close of business on the tenth day following the day on which the first public announcement of the date of the 2026 Annual Meeting of Stockholders is made by the Company. All such proposals should be sent to our Secretary at ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431.

We advise you to review our Bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent Bylaw provisions are available on request to our Secretary at the address set forth above.

2025 PROXY STATEMENT	75

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

Q:	Who is receiving these proxy materials?
A:

Holders of the Common Stock and holders of Class B Common Stock of the Company are receiving these proxy materials. We refer to the holders of Common Stock as our Common Stockholders. We refer to our holders of Class B Common Stock as our Class B Common Stockholders. We refer to all of our holders of Common Stock and Class B Common Stock together as “stockholders” in the proxy materials.

Q:	Why did I receive these proxy materials?
A:

The Board of Directors of the Company is soliciting proxies for our 2025 Annual Meeting. The Company will conduct its Annual Meeting on Wednesday, May 21, 2025, beginning at 8:30 a.m. EDT, by live audio webcast in lieu of an in-person meeting.

The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and other required information. Our annual report to stockholders for the fiscal year ended December 31, 2024 is available to review with this proxy statement. We are mailing a notice of the Annual Meeting (and, for those who request it, a paper copy of this proxy statement and the enclosed form of proxy) to our stockholders on or about April 7, 2025.

Q:	Who can vote at the Annual Meeting?
A:

All stockholders of record at the close of business on March 26, 2025, the record date for this year’s Annual Meeting, are entitled to attend and to vote on all items properly presented at the Annual Meeting, except that Class B Common Stockholders are not entitled to vote on the election of directors.

Q:	How can I vote my shares in person and participate at the Annual Meeting?
A:

You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting https://www.proxypush.com/ADT and entering the control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials. Online voting can be submitted at https://www.proxypush.com/ADT.

Q:	What are my voting rights?
A:

Each share of Common Stock is entitled to one vote on each matter properly presented at the Annual Meeting. Each share of Class B Common Stock is entitled to one vote on each matter properly presented at the Annual Meeting, except for the election of directors. Shares of Class B Common Stock are voted on a one-to-one as-converted to Common Stock basis on the matters upon which the Class B Common Stockholders are entitled to vote at the Annual Meeting. At the close of business on March 26, 2025, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, there was an aggregate of 846,995,186 shares of common stock outstanding consisting of 792,250,661 shares of Common Stock and 54,744,525 shares of Class B Common Stock. A list of all stockholders as of the record date will be available during ordinary business hours at the Company’s principal place of business located at 1501 Yamato Road, Boca Raton, FL 33431, from the Secretary of the Company, at least 10 days before the Annual Meeting, and will also be available at the Annual Meeting.

You are not entitled to appraisal or dissenters’ rights for any matter being voted on at the 2025 Annual Meeting.

Q:	Who is asking me for my vote?
A:

The Company is soliciting your proxy on behalf of the Board of Directors. We will pay the entire cost of this proxy solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and the proxy statement.

Q:	What proposals will be voted on at the Annual Meeting?
A:

The five matters scheduled to be voted on at the Annual Meeting are:

1.
The election of Marques Coleman, Paul J. Smith, Matthew E. Winter and Suzanne Yoon to the Board of Directors as Class II directors, in each case, for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2028;

76	2025 PROXY STATEMENT

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

2.
An advisory vote to approve the compensation of the Company's NEOs;
3.
An amendment and restatement to the Company’s A&R Certificate of Incorporation to declassify the Board of Directors;
4.
An amendment and restatement to the Company’s A&R Certificate of Incorporation to create a stockholder right to call a special meeting; and
5.
The ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on. Class B Common Stockholders are not entitled to vote upon the election of directors.

Q:	How does the Board of Directors recommend that I vote?
A:

The Board of Directors recommends that you vote:

•
FOR the re-election of each of the director nominees, if you are a Common Stockholder;
•
FOR the approval of, on an advisory basis, the compensation of the Company’s NEOs;
•
FOR the approval of an amendment and restatement to the Company's A&R Certificate of Incorporation to declassify the Board of Directors;
•
FOR the approval of an amendment and restatement to the Company's A&R Certificate of Incorporation to create a stockholder right to call a special meeting;
•
FOR the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and
•
In your discretion on such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof, where no choice is specified.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full printed set?
A:

In accordance with the rules of the SEC, the Company is providing access to its proxy materials via the Internet. Accordingly, the Company is mailing a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request a printed set may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:	Where can I view the proxy materials on the Internet?
A:

The Notice provides you with instructions on how to:

•
View proxy materials for the Annual Meeting via the Internet;
•
Attend the live webcast of the Annual Meeting; and
•
Instruct the Company to send future proxy materials to you by email.

You can view the proxy materials for the Annual Meeting online at https://investor.adt.com by clicking on the dropdown menu entitled “Financials” and selecting “Annual Reports.”

2025 PROXY STATEMENT	77

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

Q:	How do I vote?
A:

If you are a stockholder on the record date, you may vote by following the instructions for voting in the Notice. If you receive paper copies of these proxy materials, you can vote by completing, signing and dating the proxy card you received from us and returning it in the enclosed envelope.

You may also vote via the Internet by following the instructions for voting in the Notice. If you vote online, by phone or by mailing in a proxy card, you or your legally appointed proxy may still attend the Annual Meeting.

Q:	Can I change my vote after I have delivered my proxy?
A:

Yes. You may change your vote at any time before voting concludes at the Annual Meeting by: Providing another proxy, or using any of the available methods for voting, with a later date; notifying the Company’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or voting during the live webcast of the meeting by visiting https://www.proxypush.com/ADT and entering the control number included in our Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.

Q:	What is a quorum?
A:

For the purposes of the Annual Meeting, a “quorum” is a majority in voting power of the combined outstanding shares of Common Stock and Class B Common Stock owned by stockholders on the record date entitled to vote at the meeting, represented in person or by proxy. Broker non-votes (as further described below) and abstentions are counted for purposes of determining whether a quorum is present.

Q:	What is broker “discretionary” voting?
A:

Under the rules of the NYSE, brokers who have transmitted proxy materials to customers may vote the shares of customers who fail to provide voting instructions on “routine matters,” but not on “non-routine matters.” When a broker’s customer does not provide the broker with voting instructions on non-routine matters, the broker cannot vote on those matters and instead reports the number of such shares as broker “non-votes.” Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but they are not counted as shares voting. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, although a majority of the votes cast, does not constitute a majority of the voting power present.

Non-routine matters include the election of directors (Proposal 1), the advisory vote to approve the compensation of the Company’s NEOs (Proposal 2) (say on pay), the amendment and restatement to the Company's A&R Certificate of Incorporation to declassify the Board of Directors (Proposal 3) and the amendment and restatement to the Company's A&R Certificate of Incorporation to create a stockholder right to call a special meeting (Proposal 4). Therefore, if you hold your shares in street name through a broker, you must cast your vote if you want it to count in respect of these non-routine matters. The ratification of the appointment of the Company’s independent registered public accounting firm is a routine matter, so brokers will have discretion to vote any uninstructed shares on that proposal (Proposal 5).

Q:	How are matters presented at the Annual Meeting approved?
A:

Directors are elected by a plurality of the votes cast by our Common Stockholders at the Annual Meeting (Proposal 1). Class B Common Stockholders are not entitled to vote on the election of directors.

The affirmative vote of the holders of a majority of voting power of the shares of Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy and entitled to vote on the matter is needed to approve the proposals to: (i) approve, on an advisory basis, the compensation of the Company’s NEOs (Proposal 2), and (ii) ratify the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 5).

With respect to Proposal 3 and 4, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of our Common Stock and Class B Common Stock, voting together as a single class, is required to approve the amendments to the Company’s A&R Certificate of Incorporation.

With respect to all of the aforementioned proposals, abstentions and broker non-votes will be counted as present for purposes of establishing a quorum.

Broker non-votes will have no effect on the election of directors (Proposal 1). However, abstentions and broker non-votes will have the effect of votes “against” the proposal to approve the amendments to the Company’s A&R Certificate of Incorporation

78	2025 PROXY STATEMENT

SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

(Proposals 3 and 4). Abstentions will have the effect of votes “against” and broker non-votes will have no effect on the proposal to approve, on an advisory basis, the compensation of the Company’s NEOs (Proposal 2). Abstentions will have the effect of votes “against” the proposal to ratify the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal 5). Because the ratification of the appointment of PwC as the Company’s independent registered public accounting firm is a routine matter, brokers have discretion to vote uninstructed shares on this matter and as such we do not expect broker non-votes on Proposal 5.

Q:	May I vote confidentially?
A:	Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.
Q:	Who will count the votes?
A:	A representative of Mediant will count the votes and act as the inspector of election for the Annual Meeting.
Q:	What if additional matters are presented at the Annual Meeting?
A:

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your properly executed proxy gives authority to David Smail, our Executive Vice President, Chief Legal Officer and Secretary, and to Jeffrey Likosar, our President, Corporate Development and Transformation, and Chief Financial Officer, to vote on such matters at their discretion.

Q:	Where can I find the voting results from the Annual Meeting?
A:	We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we will file with the SEC after the date of the Annual Meeting.
Q:	How can I obtain information about the Company?
A:

A copy of our fiscal 2024 Annual Report on Form 10-K is available on our website at https://investor.adt.com by clicking on the dropdown menu entitled “Financials” and selecting “Annual Reports.” Stockholders may also obtain a free copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including the financial statements and the financial statement schedules, by visiting our website or by sending a request in writing to our Secretary at ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431. Capitalized terms used in, but not defined in, this proxy statement have meanings as defined in our fiscal 2024 Annual Report on Form 10-K.

Q:	When are stockholder proposals due for consideration at next year’s annual meeting?
A:

Under SEC rules, for stockholder proposals to be considered for inclusion in the proxy statement for the 2026 Annual Meeting of Stockholders, they must be submitted in writing to our Secretary at ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431, on or before December 8, 2025. In addition, our Bylaws provide that for directors to be nominated or other proposals to be properly presented at the 2026 Annual Meeting of Stockholders, an additional notice of any nomination or proposal must be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the 2026 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after such anniversary date, any such notice by the stockholder to be timely must be received by us not earlier than the close of business on the 120th day prior to the 2026 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2026 Annual Meeting of Stockholders or, if the first public announcement of the date of the 2026 Annual Meeting of Stockholders is less than 100 days prior to such meeting, the 10th day following the day on which public announcement of the date of the 2026 Annual Meeting of Stockholders is first made by the Company.

2025 PROXY STATEMENT	79

HOUSEHOLDING MATTERS

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability of Proxy Materials or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this proxy statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability of Proxy Materials and/or proxy statement, either now or in the future, please contact our Secretary by mailing a request to ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431, or by calling our main telephone number at (561) 988-3600 and requesting to be connected to the office of our Secretary. Upon written or oral request to the Secretary, we will promptly provide a separate copy of the Annual Report and this proxy statement and Notice. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability of Proxy Materials or multiple copies of proxy statements may request to receive a single Notice of Internet Availability of Proxy Materials or a single copy of proxy statements in the future in the same manner as described above.

80	2025 PROXY STATEMENT

OTHER MATTERS

OTHER MATTERS

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the enclosed proxy will have authority to vote, in their discretion, all shares represented by such proxies that have been received and not theretofore properly revoked.

We file our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements, and other documents electronically with the SEC under the Exchange Act. You may obtain such reports from the SEC’s website at www.sec.gov.

Our Investor Relations website address is https://investor.adt.com. We make available, free of charge through our Investor Relations website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on those websites is not incorporated by reference or otherwise part of this proxy statement.

Upon the written request of any record holder or beneficial owner of Common Stock or our Class B Common Stock entitled to vote at the 2025 Annual Meeting of Stockholders, we will, without charge, provide a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, for the fiscal year ended December 31, 2024, as filed with the SEC. Requests should be directed to our Secretary at ADT Inc., 1501 Yamato Road, Boca Raton, FL 33431.

2025 PROXY STATEMENT	81

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain information that may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. While we have specifically identified certain information as being forward-looking in the context of its presentation, we caution you that all statements contained in this proxy statement that are not clearly historical in nature, including statements regarding our exit of the residential solar business (the "ADT Solar Exit") and the expected costs and benefits of such exit; the commercial transaction between ADT and GTCR LLC (the "Commercial Divestiture"); the strategic investment by and long term partnership with State Farm and the expected timing of product commercialization with State Farm or any changes thereto, including the ADT home security program for State Farm; anticipated financial performance, including the Company’s ability to achieve its stated guidance metrics and its progress toward its medium-term targets; management’s plans and objectives for future operations; the successful development, commercialization, and timing of new or joint products; business prospects; outcomes of regulatory proceedings; market conditions; our ability to deploy our business continuity and disaster plans and procedures to successfully respond to catastrophic events; our strategic partnership and ongoing relationship with Google, including the expected timing of product commercialization with Google or any changes thereto; the successful internal development, commercialization, and timing of our next generation platform and innovative offerings; the successful conversion of customers who continue to utilize outdated technology; the current and future market size for existing, new, or joint products; any stated or implied outcomes with regards to the foregoing; and other matters. Any stated or implied outcomes with regards to the foregoing are forward-looking.

Without limiting the generality of the preceding sentences, any time we use the words “ expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” "possible," “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” "potential," "outlook," “goals,” “objectives,” “targets,” “planned,” “projects,” and, in each case, their negative or other various or comparable terminology, and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. For ADT, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, without limitation:

•
our ability to retain and hire key personnel and to maintain relationships with customers, suppliers and other business partners;
•
risks related to the Commercial Divestiture and ADT Solar Exit, including ADT’s business becoming less diversified and the possible diversion of management’s attention from ADT’s core business operations;
•
our ability to keep pace with rapid technological changes and other industry changes;
•
risks related to the expansion and further development of our next-generation platform and our efforts to migrate our information technology infrastructure, including our customer relationship management and enterprise resource planning systems, to the cloud;
•
our ability to effectively implement our strategic partnership with, commercialize products with, or utilize any of the amounts invested in us by State Farm or provided by State Farm for research and development or other purposes;
•
our ability to effectively implement our strategic partnership with or utilize any of the amounts invested in us by Google;
•
the impact of supply chain disruptions;
•
our ability to maintain and grow our existing customer base and to integrate strategic bulk purchases of customer accounts;
•
our ability to sell our products and services or launch new products and services in highly competitive markets, including the home security and automation market, and to achieve market acceptance with acceptable margins;

82	2025 PROXY STATEMENT

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

•
our ability to successfully upgrade obsolete equipment installed at our customers’ premises in an efficient and cost-effective manner;
•
any changes in regulations or laws, economic and financial conditions, including labor and tax law changes, changes to privacy requirements, changes to telemarketing, email marketing and similar consumer protection laws, interest volatility, and trade tariffs and restrictions applicable to the products we sell;
•
any material changes to the valuation allowances we take with respect to our deferred tax assets;
•
the impact of cyber attacks or related breaches with respect to information technology systems, cybersecurity, or data security involving us, our business partners, or other third parties whose systems are interconnected with ours, including the incidents disclosed in our Current Reports on Form 8-K filed with the SEC on August 8, 2024 and October 7, 2024 and any similar future or still undetected attacks or incidents;
•
risks related to the development, deployment, and use of artificial intelligence (“AI”) in our products and services, including technological and legal uncertainties surrounding AI technologies;
•
our dependence on third-party providers, suppliers, and dealers to enable us to produce and distribute our products and services in a cost-effective manner that protects our brand;
•
our ability to successfully implement an equipment ownership model that best satisfies the needs of our customers and to successfully implement and maintain our receivables securitization financing agreement or similar arrangements;
•
our ability to successfully pursue alternate business opportunities and strategies;
•
our ability to continue to integrate various businesses, including bulk acquisitions of customer accounts, we have acquired, or will acquire in the future, in an efficient and cost-effective manner;
•
the amount and timing of our cash flows and earnings, which may be impacted by customer, competitive, supplier and other dynamics and conditions;
•
our ability to maintain or improve margins through business efficiencies;
•
risks related to the restatement of our consolidated financial statements included in our Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Amended 2022 Annual Report”) and in our Quarterly Reports on Form 10-Q/A for the quarters ended September 30, 2022, and March 31, 2023, each as filed with the SEC on July 27, 2023;
•
any litigation or investigation related to such restatements; and
•
the other factors that are described under the heading “Risk Factors” in our last Annual Report on Form 10-K for the year ended December 31, 2024.

Forward-looking statements and information involve risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements, including without limitation, the risks and uncertainties disclosed or referenced in Part I Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024 under the heading “Risk Factors.” Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. Much of the information in this proxy statement that looks toward future performance is based on various factors and important assumptions about future events that may or may not actually occur. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements included in this proxy statement. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q, and Annual Reports on Form 10-K, including the annual report filed with the SEC for the year ended December 31, 2024 (including under the headings “Cautionary Statements Regarding Forward-Looking Statements” and “Risk Factors”). We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

April 7, 2025

2025 PROXY STATEMENT	83

Exhibit A: SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ADT INC.

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ADT INC.

ADT Inc. is a corporation organized and existing under the laws of the State of Delaware (the “Corporation”). The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 15, 2015, under the name “Apollo Security Services Parent, Inc.” The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 17, 2020 (as heretofore amended and/or restated, ~~January 23, 2018 (~~the “Existing Certificate of Incorporation”). This Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may be further amended and/or restated, this “Amended and Restated Certificate of Incorporation”), which further amends and restates the Existing Certificate of Incorporation, as heretofore amended, in its entirety, has been duly adopted by all necessary action of the board of directors of the Corporation (the “Board”) and the stockholders of the Corporation, pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended and/or supplemented from time to time (the “DGCL”), to read as follows:

ARTICLE I

The name of the Corporation is ADT Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 4.01. Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is four billion one hundred million (4,100,000,000) shares of capital stock, of which three billion nine hundred ninety-nine million (3,999,000,000) shares shall be common stock, par value $0.01 per share (the “Common Stock”), one hundred million (100,000,000) shares shall be Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Common Stock, the “ADT Common Stock”), and one million (1,000,000) shares shall be preferred securities, par value $0.01 per share (the “Preferred Securities”). Subject to the rights of the holders of any series of Preferred Securities then outstanding, the number of authorized shares of any of the Common Stock, Class B Common Stock or Preferred Securities may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock, Class B Common Stock or Preferred Securities voting separately as a class shall be required therefor.

2025 PROXY STATEMENT	A-1

Section 4.02. ADT Common Stock. The terms of the ADT Common Stock set forth below shall be subject to the express terms of any series of Preferred Securities then outstanding.

(a)
Voting Rights.
(i)
Generally. Except as expressly provided in this Amended and Restated Certificate of Incorporation, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder as of the applicable record date on all matters on which stockholders are entitled to vote generally, including the election, appointment or removal of directors of the Corporation. Except as expressly provided in this Amended and Restated Certificate of Incorporation, each holder of Class B Common Stock, as such, shall have one vote for each share of Class B Common Stock held of record by such holder as of the applicable record date on all matters on which stockholders are entitled to vote generally; provided, however, that holders of Class B Common Stock, as such, shall not be entitled to vote on the election, appointment or removal of directors of the Corporation. Except as otherwise required by applicable law or provided in this Amended and Restated Certificate of Incorporation (including, without limitation, the foregoing limitation on the voting powers of the Class B Common Stock), the holders of Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of stockholders.
(b)
Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Securities or any class or series of stock having a preference over or the right to participate with the ADT Common Stock with respect to the payment of dividends or distributions, the holders of ADT Common Stock shall be entitled to receive, as, if and when declared by the Board out of the funds of the Corporation legally available therefor, such dividends (payable in cash, shares of stock of the Corporation, property or assets of the Corporation or otherwise) as the Board may from time to time in its sole discretion determine, and the holders of Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board from time to time with respect to the ADT Common Stock out of assets or funds legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of ADT Common Stock or rights to acquire ADT Common Stock, the holders of Common Stock shall receive Common Stock or rights to acquire Common Stock, as the case may be, and the holders of Class B Common Stock shall receive an equal number of shares of Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.
(c)
Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provision for the payment of any debts and other liabilities of the Corporation, and subject to the rights, if any, of the holders of any outstanding series of Preferred Securities or other class or series of stock having a preference over or the right to participate with the ADT Common Stock with respect to the distribution of assets upon any such liquidation, dissolution or winding up, the remaining assets of the Corporation of whatever kind available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock and Class B Common Stock equally, on a per share basis, in proportion to the number of shares of ADT Common Stock held by them respectively.
(d)
Conversion of Class B Common Stock.
(i)
Each share of Class B Common Stock shall immediately become convertible into one share of Common Stock, at the option of the holder thereof, at any time following the earlier of (x) the expiration or early termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Clearance”), required prior to such holder’s conversion of all such shares of Class B Common Stock, and (y) to the extent HSR Clearance is not required prior to such holder’s conversion of such shares of Class B Common Stock, the date that such holder owns such shares of Class B Common Stock. Conversion of such shares of Class B Common Stock shall be effected by surrender of such holder’s certificate representing such share of Class B Common Stock (or, in the case of

A-2	2025 PROXY STATEMENT

Exhibit A: SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ADT INC.

uncertificated shares, evidence of ownership satisfactory to the Corporation) accompanied by a written notice from such holder addressed to the Corporation requesting the conversion and specifying the number of shares of Class B Common Stock to be converted. Upon a conversion of shares of Class B Common Stock, the Corporation shall issue to the holder of the shares of Class B Common Stock so converted a certificate representing the number of shares of Common Stock into which such holder’s shares of Class B Common Stock shall have been converted (and, if fewer than all of such holder’s shares of Class B Common Stock shall have been converted, a certificate representing the number of shares of Class B Common Stock that remain registered in such holder’s name) or, in the case of any uncertificated shares, evidence of registration of such shares in book-entry form.
(ii)
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock pursuant to Section 4.02(d)(i), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Common Stock.
(iii)
No shares of Class B Common Stock converted pursuant to Section 4.02(d)(i) shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of capital stock that the Corporation shall be authorized to issue. At such time as all shares of Class B Common Stock have been so converted, the provisions of this Amended and Restated Certificate of Incorporation regarding the Class B Common Stock shall have no further force and effect and shall be deemed to be deleted from this Amended and Restated Certificate of Incorporation and any other references to shares of such class in this Amended and Restated Certificate of Incorporation or any other agreement to which the Corporation is a party shall be deemed to refer to the same number of shares of Common Stock.
(e)
Equal Status. Except as expressly provided in this Section 4.02, including the voting restriction applicable to Class B Common Stock set forth in Section 4.02(a)(i), shares of Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably, and be identical in all respects as to all matters. Without limiting the generality of the foregoing, the Common Stock and Class B Common Stock shall be treated equally by the Corporation in any merger (provided that, in connection with any merger to create a holding company, the holders of Common Stock and Class B Common Stock shall also be treated equally except that each may receive a proportionate number of securities relative to their respective shares of ADT Common Stock), consolidation, share exchange pursuant to an exchange offer by the Corporation, share repurchase pursuant to a tender offer, tender offer pursuant to an agreement to which the Corporation is a party or other similar transaction; provided that if any dividend is paid in the form of ADT Common Stock (or rights to acquire ADT Common Stock or securities convertible into or exchangeable for ADT Common Stock), the holders of Common Stock shall receive Common Stock (or rights to acquire Common Stock or securities convertible into or exchangeable for Common Stock, as the case may be) and the holders of Class B Common Stock shall receive a proportionate number of shares of Class B Common Stock (or rights to acquire Class B Common Stock or securities convertible into or exchangeable for Class B Common Stock, as the case may be); provided, however, that the foregoing shall not prohibit the Corporation from making open market repurchases of Common Stock pursuant to a plan designed to comply with Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), without repurchasing or offering to repurchase a proportionate number of shares of Class B Common Stock. If the Corporation in any manner subdivides or combines the outstanding shares of one class of ADT Common Stock, the outstanding shares of the other class of ADT Common Stock will be subdivided or combined in the same manner.

Section 4.03. Preferred Securities. The Board is authorized, by resolution or resolutions, to provide, out of the authorized but unissued shares of Preferred Securities, for the issuance from time to time of shares of Preferred Securities in one or more series and, by filing a certificate of designation (a “Preferred Securities Certificate of Designation”) pursuant to the applicable provisions of the DGCL, to establish from time

2025 PROXY STATEMENT	A-3

to time the number of shares to be included in each such series, with such powers (including voting powers, if any), designations, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, if any, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board, including, but not limited to, determination of any of the following:

(a)
the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series;
(b)
the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative and, if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes or series of stock;
(c)
the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation or the holder thereof or upon the happening of a specified event;
(d)
whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;
(e)
the amounts payable on, and the preferences, if any, of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or upon the happening of any other specified event;
(f)
whether or not the shares of the series will be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or series of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
(g)
whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other class or classes or series of stock of the Corporation in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other class or classes or series of stock of the Corporation, restricting the payment of dividends on or the making of other distributions in respect of shares of any other class or classes or series of stock of the Corporation ranking junior to the shares of the series as to dividends or distributions, or restricting the purchase or redemption of the shares of any such junior class or classes or series of stock of the Corporation, and the terms of any such restriction;
(h)
whether or not the shares of the series will have voting rights or powers and, if so, the terms of such voting rights and powers; and
(i)
any other powers, preferences and rights, and qualifications, limitations and restrictions thereof, of the series.

Except as otherwise required by law, holders of any series of Preferred Securities shall be entitled to only such voting rights and powers, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, no vote of the holders of shares of Preferred Securities or ADT Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Securities so authorized in accordance with this Amended and Restated Certificate of Incorporation. Except as otherwise required by law, holders of ADT Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Securities if the holders of such affected series are entitled, either separately as a class or together with the holders of one or more other such series as a separate class, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the DGCL. Unless otherwise provided by this Amended and Restated Certificate of Incorporation, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such

A-4	2025 PROXY STATEMENT

Exhibit A: SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ADT INC.

series then outstanding) the number of shares of any series of Preferred Securities established by a Preferred Securities Certificate of Designation pursuant to this Article IV and the DGCL and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

Section 5.01. General Powers. Except as otherwise provided by applicable law or this Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.02. Number of Directors. Except as otherwise provided for or fixed pursuant to Article IV and this Article V (relating to the rights of any series of Preferred Securities to elect additional directors), and subject to the terms of that certain Amended and Restated Stockholders Agreement, dated as of December 14, 2018, by and among the Corporation and certain affiliates of Apollo Management VIII, L.P. and any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act ~~Article VII hereof~~) (collectively, “Apollo”) and the other parties thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), the total number of directors shall be as determined from time to time exclusively by the Board; provided, that in no event shall the total number of directors be more than fifteen (15). Election of directors need not be by written ballot unless the Bylaws (as defined below) shall so require.

Section 5.03. ~~Classified Board;~~ Term of Office. The directors (other than those directors elected by the holders of any series of Preferred Securities, voting separately as a series or together with one or more other such series, as the case may be) elected or appointed to the Board prior to the 2028 annual meeting of stockholders shall be divided into three classes, designated Class I, Class II and Class III. The directors already in office as of the date of this Amended and Restated Certificate of Incorporation shall continue to be assigned to the classes to which each such director was elected. ~~Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and~~ Class III directors shall ~~initially~~ serve out their current three-year terms which expire at the ~~for a term expiring at the third annual meeting of stockholders~~ in 2026, and thereafter any Class III director shall stand for election to a one-year term; Class I directors shall serve out their current three-year terms which expire at the annual meeting of stockholders in 2027, and thereafter any Class I director shall stand for election to a one-year term; Class II directors shall serve out their current three-year terms which expire at the annual meeting of stockholders in 2028, and thereafter any Class II director shall stand for election to a one-year term. At each annual meeting of stockholders commencing with the annual meeting of stockholders in 2028 and at all subsequent annual meetings of stockholders, each director ~~following the IPO Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting~~ shall be elected for a one-year term expiring at the next ~~third succeeding~~ annual meeting of stockholders and the Board shall no longer be classified under Section 141(d) of the DGCL. Until the annual meeting of stockholders in 2028, if ~~. If~~ the number of such directors is changed, any increase or decrease in directorships shall be apportioned by the Board among the classes of directors in effect prior to the annual meeting of stockholders in 2028 so as to maintain the number of directors in each class as nearly equal in number as is reasonably practicable ~~as possible~~, and any ~~such~~ additional director of any class elected to fill a ~~newly created directorship~~ vacancy resulting from an increase in such class or from death, resignation, retirement, removal or disqualification of any director or any other reason shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors have the effect of removing or shortening ~~remove or shorten~~ the term of any incumbent director. If authorized by a resolution of the Board, directors may be elected to fill any vacancy or unfilled directorship on the

2025 PROXY STATEMENT	A-5

Board, regardless of how such vacancy or unfilled directorship shall have been created. Each director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, removal or disqualification. ~~The Board is authorized to assign members of the Board already in office to their respective class.~~

Section 5.04. Quorum. Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Incorporation, the Bylaws or applicable law, but in addition to any requirements set forth in this Amended and Restated Certificate of Incorporation, the Bylaws and applicable law, if Apollo owns, beneficially or of record, any shares of stock of the Corporation and there is at least one member of the Board who is an Apollo Designee (as defined in the Stockholders Agreement), a quorum for the transaction of business at any meeting of the Board shall include at least one Apollo Designee unless each Apollo Designee provides notice in writing or by electronic transmission to the remaining members of the Board waiving his or her right to be included in the quorum at such meeting. Notwithstanding anything to the contrary set forth herein, but in addition to any other vote required by this Amended and Restated Certificate of Incorporation, the Bylaws or applicable law, at any time that Apollo owns, beneficially or of record, any shares of stock of the Corporation, the Corporation shall not (directly or indirectly, by merger, consolidation or otherwise) amend, alter or repeal this Section 5.04, or adopt any provision inconsistent herewith, without the prior written consent of Apollo.

Section 5.05. Vacancies. Except as otherwise provided by this Amended and Restated Certificate of Incorporation, and subject to the terms of the Stockholders Agreement, any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in the Board, shall be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and shall not be filled by the stockholders of the Corporation; provided, that, (i) for so long as Apollo owns, beneficially or of record, any shares of stock of the Corporation, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of any Apollo Designee shall be filled only by (x) a majority of the Apollo Designees then in office or (y) if there are no Apollo Designees then in office, Apollo, and (ii) for so long as the Co-Investor Condition (as defined in the Stockholders Agreement) is satisfied, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of such Co-Invest Designee (as defined in the Stockholders Agreement) shall be filled as set forth in the Stockholders Agreement. Except as otherwise provided by this Amended and Restated Certificate of Incorporation, a director elected to fill a vacancy or newly created directorship shall hold office until the annual meeting of stockholders for the election of directors of the class to which he or she has been appointed and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, removal or disqualification.

Section 5.06. Removal of Directors. Except as otherwise provided by law, the Stockholders Agreement or this Amended and Restated Certificate of Incorporation, directors may be removed with or without cause by the affirmative vote of the holders of a majority in voting power of the outstanding shares of the stock of the Corporation entitled to vote in an election of such directors; provided, however, that, from and after such time as Apollo ~~the~~ ceases to beneficially own at least 50.1% of the outstanding shares of ADT Common Stock (the “Trigger Event”) ~~(as defined below)~~ any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing, in the event the Co-Investor Condition is no longer satisfied, any Co-Invest Designee then in office shall thereupon automatically cease to be qualified and shall cease to be a director.

A-6	2025 PROXY STATEMENT

Exhibit A: SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ADT INC.

Section 5.07. Voting Rights of Preferred Securities. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Securities shall have the right, voting separately as a series or separately as a class with one or more such other series of Preferred Securities, to elect directors, the election, term of office, removal, filling of vacancies (including filling any newly created directorships) any and other features of such directorships shall be governed by the terms of the other provisions of this Amended and Restated Certificate of Incorporation (including any Preferred Securities Certificate of Designation). During any period when the holders of any series of Preferred Securities have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Securities shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, removal or disqualification. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Securities having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, retirement, removal or disqualification of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VI

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”), without any action on the part of the stockholders.

ARTICLE VII

Section 7.01. Special Meetings of Stockholders. (a) Except as otherwise required by law, and subject to the rights of the holders of any series of Preferred Securities, special meetings of the stockholders of the Corporation may be called only by (x) the Chairman of the Board, ~~or~~ (y) the Secretary of the Corporation at the direction of a majority of the directors then in office or (z) at the written request in proper form, made in accordance with this Article VII, by one or more record holders (or their duly authorized agents) owning (as defined below) at least twenty-five percent (25%) of the outstanding common stock of the Corporation as of the date such request is delivered to the Corporation (the “Requisite Special Meeting Percent”). Special~~, and special~~ meetings may not be called by any other person or persons. Any disposition by a requesting party (as defined below) after the date such request is delivered to the Corporation of any shares of common stock of the Corporation shall be deemed a revocation of such request with respect to such shares and such shares will not be included in determining whether the Requisite Special Meeting Percent has been satisfied. ~~Notwithstanding the foregoing, until such time as Apollo Management VIII, L.P. and any of its Affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) (collectively, “Apollo”) ceases to beneficially own at least 50.1% of the outstanding shares of ADT Common Stock (the “Trigger Event”), special meetings of the stockholders of the Corporation shall be called by the Secretary of the Corporation at the written request of the holders of a majority of the voting power of the then outstanding ADT Common Stock. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice.~~

2025 PROXY STATEMENT	A-7

(b)
For purposes of this Article VII:
(i)
a “requesting party” means each record holder requesting a special meeting and each beneficial owner who is directing a record holder to act on such owner’s behalf; and
(ii)
a stockholder or group of stockholders shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the stockholder or any member of a group of stockholders possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, however, that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (B) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate. A person’s ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on five business days’ notice; or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the person. The terms “owned,” “owning” and other variations of the word “own,” shall have correlative meanings.

Section 7.02. Stockholder Special Meeting Requests. In order for a special meeting requested by one or more stockholders under this Article VII (a “Stockholder Requested Special Meeting”) to be called, one or more written requests for a special meeting (each, a “Stockholder Special Meeting Request,” and collectively, the “Stockholder Special Meeting Requests”) must be signed by the Requisite Special Meeting Percent of record holders (or their duly authorized agents) and must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation.

(a)
Procedure. To be validly made in accordance with this Article VII, a Stockholder Special Meeting Request must:
(i)
set forth a statement of the specific purpose of the meeting and the matters proposed to be acted on at it;
(ii)
as to each purpose for which the meeting is to be called, set forth (A) a reasonably brief description of such purpose, (B) a reasonably brief description of the specific proposal to be made or business to be conducted at the special meeting in connection with such purpose, (C) the text of any proposal or business to be considered at the special meeting in connection with such purpose (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend this Amended and Restated Certificate of Incorporation or the Bylaws, the language of the proposed amendment), (D) the reasons for calling a special meeting of the stockholders for such purpose, and (E) a reasonably brief description of any material interest in any proposal or business to be considered at the special meeting in connection with such purpose of each requesting party, including all anticipated benefit therefrom of each requesting party;

A-8	2025 PROXY STATEMENT

Exhibit A: SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ADT INC.

(iii)
bear the date of signature of each record holder (or duly authorized agent) signing the Stockholder Special Meeting Request;
(iv)
as to each requesting party, set forth (A) the name and address of such requesting party (including, if applicable, the name and address as they appear on the Corporation’s books and records) and (B) the class or series and number of shares of the Corporation which are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by such requesting party;
(v)
include documentary evidence (A) of each such requesting party’s record and beneficial ownership of such shares of the Corporation and (B) that the ownership of shares of the Corporation held by the requesting party or parties, as applicable, satisfies the Requisite Special Meeting Percent;
(vi)
include (A) an acknowledgment of each such requesting party that any disposition by any such stockholder after the delivery to the Corporation of the Stockholder Special Meeting Request of any shares of common stock of the Corporation shall be deemed a revocation of the Stockholder Special Meeting Request with respect to such shares and that such shares will no longer be included in determining whether the Requisite Special Meeting Percent has been satisfied and (B) a commitment by each such requesting party to continue to satisfy the Requisite Special Meeting Percent through the date of the Stockholder Requested Special Meeting and to notify the Corporation upon any disposition of any shares of the Corporation’s common stock;
(vii)
set forth a representation that each requesting party, or one or more representatives of each such requesting party, intends to appear in person at the special meeting to present the business bought before the Stockholder Requested Special Meeting;
(viii)
set forth all information relating to each such requesting party that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act; and
(ix)
contain the information required by Section 2.07(a)(ii) of the Bylaws, to the extent not already provided as required by this Section 7.02(a).
(b)
Updates and Supplements. Each requesting party making a Stockholder Special Meeting Request shall further update and supplement such request, if necessary, so that the information provided or required to be provided in such request pursuant to the foregoing clauses (i) through (ix) shall be true and correct as of the date that is five business days prior to the Stockholder Requested Special Meeting or any adjournment, postponement and rescheduling thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than three business days prior to the date for the Stockholder Requested Special Meeting or, if practicable, any adjournment, postponement or rescheduling thereof (and, if not practicable, on the first practicable date prior to the date to which the Stockholder Requested Special Meeting has been adjourned, postponed or rescheduled). Further, each requesting party shall certify in writing to the Secretary of the Corporation as of the date that is five business days prior to the Stockholder Requested Special Meeting (or any adjournment, postponement and rescheduling thereof) as to whether such stockholder continues to satisfy the Requisite Special Meeting Percent.
(c)
Revocation. Any requesting party may revoke its Stockholder Special Meeting Request at any time by written revocation delivered to the Secretary of the Corporation at the principal executive offices of the Corporation, and if, following such revocation or any time after the delivery of a valid Stockholder Special Meeting Request, there are unrevoked requests from stockholders no longer

2025 PROXY STATEMENT	A-9

holding in the aggregate the Requisite Special Meeting Percent, all such requests shall be deemed revoked and the Board, in its sole discretion, may cancel the Stockholder Requested Special Meeting.
(d)
Limitations. Notwithstanding the foregoing, the Secretary of the Corporation shall not be required to call a Stockholder Requested Special Meeting if:
(i)
the Board calls an annual or special meeting of the stockholders to be held not later than 60 days after the date on which a valid Stockholder Special Meeting Request has been delivered to the Secretary of the Corporation (the “Delivery Date”) relating to an identical or substantially similar item (a “Similar Item”) (as determined by the Board) to the item identified in the Stockholder Special Meeting Request; or
(ii)
the Stockholder Special Meeting Request (A) is received by the Secretary of the Corporation during the period commencing 90 days prior to the anniversary date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (B) contains a Similar Item to an item that was presented at any meeting of stockholders held within 90 days prior to the Delivery Date; (C) relates to an item of business that is not a proper subject for stockholder action under applicable law; (D) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; or (E) does not comply with the provisions of this Article VII.
(e)
Date, Time and Place. Any special meeting shall be held at such date, time and place, if any, as may be fixed by the Board in accordance with this Amended and Restated Certificate of Incorporation, the Bylaws and the DGCL. In the case of a Stockholder Requested Special Meeting, such meeting shall be held at such date, time and place, if any, as may be fixed by the Board, on condition that the date of any Stockholder Requested Special Meeting shall be not more than 120 days after the Delivery Date. In fixing a date, time and place, if any, for any Stockholder Requested Special Meeting, the Board may consider such factors as it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for meeting and any plan of the Board to call an annual meeting or a special meeting. Nothing herein shall be construed (i) to give any stockholder a right to fix the date, time, or place, if any, of, or to fix any record date for, any special meeting of the stockholders or (ii) as limiting, fixing or affecting the time when a special meeting of the stockholders called by action of the Board may be held.
(f)
Business. Business transacted at any Stockholder Requested Special Meeting shall be limited to the business stated in the Stockholder Special Meeting Request, except that nothing herein shall prohibit the Board from submitting matters, whether or not described in the Stockholder Special Meeting Request, to the stockholders at any Stockholder Requested Special Meeting. Notwithstanding the foregoing provisions of this Article VII, unless otherwise required by law, if the stockholders (or qualified representatives of the stockholders (as defined below) who submitted Stockholder Special Meeting Requests do not appear at the Stockholder Requested Special Meeting to present the matters that were specified in the Stockholder Special Meeting Request, such proposed matters shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Nothing herein will limit the power of the Board or Chair appointed for any special meeting in respect of the conduct of any such meeting. For purposes of this Article VII, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

A-10	2025 PROXY STATEMENT

Exhibit A: SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ADT INC.

(g)
Determinations. The Board (or any officer, director or committee authorized by the Board) shall have the power and authority to interpret the provisions of this Article VII and make, in good faith, all determinations deemed necessary or advisable in connection with this Article VII.

ARTICLE VIII

To the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or amendment or modification of this Article VIII (including by changes in applicable law), or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and shall not adversely affect any limitation on the personal liability of any director or officer of the Corporation with respect to acts or omissions occurring prior to the time of such repeal or amendment or modification or adoption of such inconsistent provision. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of directors or officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE IX

Subject to the rights of the holders of one or more series of Preferred Securities then outstanding to act by written consent as provided in any Preferred Securities Certificate of Designation, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders; provided, that prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the DGCL.

ARTICLE X

Section 10.01. Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Amended and Restated Certificate of Incorporation is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the

2025 PROXY STATEMENT	A-11

Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 10.04 of this Article X, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized in the first instance by the Board.

Section 10.02. Advancement of Expenses. The right to indemnification conferred upon Indemnitees in this Article X shall include the right, without the need for any action by the Board, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such proceeding in advance of its Final Disposition (as defined below), such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “Final Disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Article X or otherwise.

Section 10.03. Nature of Rights; Other Sources. The rights conferred upon Indemnitees in this Article X shall be contract rights between the Corporation and each Indemnitee to whom such rights are extended that vest at the commencement of such person’s service to or at the request of the Corporation and all such rights shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The Corporation hereby acknowledges that certain Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance (other than directors’ and officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, its affiliates or any of the foregoing’s respective subsidiaries) from persons or entities other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort of the Indemnitees (i.e., its obligations to an Indemnitee hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by the terms hereof, without regard to any rights an Indemnitee may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation hereunder shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. For the avoidance of doubt, no person or entity providing directors’ or officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, any of its affiliates or any of the

A-12	2025 PROXY STATEMENT

Exhibit A: SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ADT INC.

foregoing’s respective subsidiaries, including any person or entity providing such insurance obtained or maintained as contemplated by Section 10.08, shall be an Other Indemnitor.

Section 10.04. Claims. To obtain indemnification under this Article X, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 10.04, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (a) by the majority vote of Disinterested Directors (as hereinafter defined), even though less than a quorum, (b) if there are no such Disinterested Directors, or if a majority of the Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (c) if a majority of Disinterested Directors so directs, by a majority of the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

Section 10.05. Enforcement. If a claim under Section 10.01 of this Article X is not paid in full by the Corporation within sixty (60) days after a written claim pursuant to Section 10.04 of this Article X has been received by the Corporation, or if a claim under Section 10.02 of this Article X is not paid in full by the Corporation within twenty (20) days after a written claim therefor has been made, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action that (x) in the case of a claim for indemnification, the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or (y) in the case of a claim for an advancement of expenses, that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 10.06. Procedures. If a determination shall have been made pursuant to Section 10.04 of this Article X that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 10.05 of this Article X. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 10.05 of this Article X that the procedures and presumptions of this Article X are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article X.

Section 10.07. Non-Exclusive Rights. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its Final Disposition conferred in this Article X: (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board or the stockholders of the Corporation with respect to any act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought prior to the date of such termination. Any amendment, modification,

2025 PROXY STATEMENT	A-13

alteration or repeal of this Article X(by merger, consolidation or otherwise) that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the Indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

Section 10.08. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 10.09. Additional Rights. The Board may grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of its Final Disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

Section 10.10. Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 10.11. Definitions; Construction. For purposes of this Article X: “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by the claimant; and “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article X. Any reference to an officer of the Corporation in this Article X shall be deemed to refer exclusively to the officers appointed as such pursuant to the Bylaws by the Board or by an officer to whom the Board has delegated the power to appoint officers, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article X.

Section 10.12. Notices. Any notice, request or other communication required or permitted to be given to the Corporation under this Article X shall be in writing and either delivered in person or sent by telecopy,

A-14	2025 PROXY STATEMENT

Exhibit A: SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ADT INC.

fax, email, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE XI

Section 11.01. Recognition of Corporate Opportunities. In recognition and anticipation that (a) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of Apollo, the Co-Investor and their respective Affiliates may serve as directors, officers or agents of the Corporation and its Affiliates, and (b) Apollo, the Co-Investor and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation and its Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation and its Affiliates, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliates with respect to certain classes or categories of business opportunities as may involve Apollo, the Co-Investor and their respective Affiliates and any person or entity who, while a stockholder, director, officer or agent of the Corporation or any of its Affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Apollo, the Co-Investor and their respective Affiliates (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its Affiliates and its and their respective stockholders, directors, officers, and agents in connection therewith, on the other. To the fullest extent permitted by law (including, without limitation, the DGCL), and notwithstanding any other duty (contractual, fiduciary or otherwise, whether at law or in equity), each Identified Person (i) shall have the right to, and shall have no duty (contractual, fiduciary or otherwise, whether at law or in equity) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or deemed to be competing with the Corporation or any of its Affiliates, on its own account, or in partnership with, or as a direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate (including any portfolio company), member, financing source, investor, director or indirect manager, general or limited partner or assignee of any other person or entity with no obligation to offer to the Corporation or its subsidiaries or other Affiliates the right to participate therein and (ii) shall have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its Affiliates or directly or indirectly competes with the Corporation or any of its Affiliates.

Section 11.02. Competitive Opportunities. In the event that any Identified Person acquires knowledge of a potential transaction or matter which may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Affiliates could have an interest or expectancy (contractual, equitable or otherwise) (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, to the fullest extent permitted under the DGCL and notwithstanding any other duty existing at law or in equity, the Corporation and its Affiliates will have no interest in, and no expectation (contractual, equitable or otherwise) that such Competitive Opportunity be offered to it. To the fullest extent permitted by law, any such interest or expectation (contractual, equitable or otherwise) is hereby renounced so that such Identified Person shall (i) have no duty to communicate or present such Competitive Opportunity to the Corporation or its Affiliates, (ii) have the right to either hold any such Competitive Opportunity for such Identified Person’s own account and benefit or the account of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, investors, direct or indirect managers, general or limited partners or assignees of any Identified Person or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons or entities other than the Corporation or any of its subsidiaries, Affiliates or direct or indirect equity holders and (iii) notwithstanding any provision in this Amended and Restated Certificate of Incorporation to the contrary, not be obligated or liable to the Corporation, any stockholder, director or officer of the Corporation or any other person or entity by reason of

2025 PROXY STATEMENT	A-15

the fact that such Identified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or entity or failed to communicate or present such Competitive Opportunity to the Corporation or its Affiliates.

Section 11.03. Acknowledgement. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation or any other interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

Section 11.04. Interpretation; Duties. In the event of a conflict or other inconsistency between this Article XI and any other Article or provision of this Amended and Restated Certificate of Incorporation, this Article XI shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall the provisions of this Article XI (other than this Section 11.04 of this Article XI) apply to (or result in or be deemed to result in a limitation or elimination of any duty (contractual, fiduciary or otherwise, whether at law or in equity)) owed by any employee of the Corporation or any of its subsidiaries, irrespective of whether such employee otherwise would be an Identified Person, and any Competitive Opportunity waived or renounced by any person or entity pursuant to such other provisions of this Article XI shall be expressly reserved and maintained by such person or entity, as applicable (and shall not be waived or renounced) as to any such employee.

Section 11.05. Section 122(17) of the DGCL. For the avoidance of doubt, subject to Section 11.04 of this Article XI, this Article XI is intended to constitute, with respect to the Identified Persons, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the DGCL, of any right of the Corporation or any of its Affiliates with respect to the matters set forth in this Article XI, and this Article XI shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the DGCL.

Section 11.06. Definitions. Solely for purposes of this Article XI, (i) “Affiliate” shall mean (a) with respect to Apollo, any person or entity that, directly or indirectly, is controlled by Apollo, controls Apollo, or is under common control with Apollo, (b) with respect to the Co-Investor, any person or entity that, directly or indirectly, is controlled by the Co-Investor, controls the Co-Investor, or is under common control with the Co-Investor, but in each case in clauses (a) and (b), excluding (x) the Corporation, and (y) any entity that is controlled by the Corporation (including its direct and indirect subsidiaries), and (c) with respect to the Corporation, any person or entity that, directly or indirectly, is controlled by the Corporation; (ii) “Apollo” shall mean Apollo Management VIII, L.P.; and (iii) the “Co-Investor” shall mean the entity set forth on Exhibit A attached to the Stockholders Agreement.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or of this Amended and Restated Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine; and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article XII.

A-16	2025 PROXY STATEMENT

Exhibit A: SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ADT INC.

ARTICLE XIII

Section 13.01. Section 203 of the DGCL. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 13.02. Interested Stockholders. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the ADT Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)
prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or
(b)
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(c)
at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 13.03. Definitions. For purposes of this Article XIII only, references to:

(a)
“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(b)
“Apollo” means Apollo Management VIII, L.P. and its affiliates.
(c)
“Apollo Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Apollo or any of its affiliates or successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(d)
“Apollo Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Apollo Direct Transferee or any other Apollo Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(e)
“associate”, when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(f)
“business combination”, when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(i)
any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the

2025 PROXY STATEMENT	A-17

interested stockholder and as a result of such merger or consolidation Section 13.02 of this Article XIII is not applicable to the surviving entity;
(ii)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(iii)
any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(iv)
any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(v)
any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv)above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(g)
“control”, including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(h)
“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately

A-18	2025 PROXY STATEMENT

Exhibit A: SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ADT INC.

prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) Apollo, any Apollo Direct Transferee, any Apollo Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(i)
“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(i)
beneficially owns such stock, directly or indirectly;
(ii)
has (x) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (y) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or
(iii)
has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (y) of Section 13.03(i)(ii)), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(j)
“person” means any individual, corporation, partnership, unincorporated association or other entity.
(k)
“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(l)
“voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity; provided, however, that the Class B Common Stock shall be deemed to constitute “voting stock” of the Corporation for purposes of this Article XIII. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock, with the understanding that each share of Class B Common Stock shall be deemed to have an equal number of votes as a share of Common Stock for purposes of this Article XIII.

2025 PROXY STATEMENT	A-19

ARTICLE XIV

If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any Article (or section or subsection thereof) of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any Article (or any section or subsection thereof) of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XV

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Amended and Restated Certificate of Incorporation in its current form or as hereafter amended are granted subject to the right reserved in this Article XV. Notwithstanding the foregoing, from and after the occurrence of the Trigger Event, notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any greater or additional vote or consent required hereunder (including any vote of the holders of any particular class or classes or series of stock required by law or by this Amended and Restated Certificate of Incorporation), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal Section 4.03 of Article IV, Articles V, VI, VII, VIII, IX, X, XI, XII and XIII, and this Article XV.

From and after the occurrence of the Trigger Event, notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any additional or greater vote or consent required hereunder (including any vote of the holders of any particular class or classes or series of stock required by law or by this Amended and Restated Certificate of Incorporation), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

[Remainder of Page Intentionally Left Blank]

A-20	2025 PROXY STATEMENT

Exhibit A: SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ADT INC.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer as of this [●] ~~17th~~ day of [●] ~~September~~, ~~2020~~2025.

ADT INC.

By:	~~s/ Jeffrey Likosar~~
Name: Jeffrey Likosar
Title: President, Corporate Development and Transformation, and Chief Financial Officer~~Executive Vice President, Chief Financial Officer and Treasurer~~

ADT INC. — SECOND A&R CERTIFICATE OF INCORPORATION

2025 PROXY STATEMENT	A-21

P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

Your control number

Have the 12 digit control number located in the box above available when you access the website and follow the instructions.

ADT Inc.

Annual Meeting of Stockholders

For Stockholders of record as of March 26, 2025

Wednesday, May 21, 2025 8:30 AM, Eastern Time

Annual meeting to be held virtually via the internet - please visit www.proxydocs.com/ADT for more information.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 8:30 AM, Eastern Time, May 21, 2025.

Internet:
www.proxypush.com/ADT
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-390-9971
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

Virtual:
You must register to attend the meeting online and/or participate at www.proxydocs.com/ADT

This proxy is being solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) David Smail and Jeffrey Likosar, or either of them, (the "Named Proxies")as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ADT INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, EDT on May 21, 2025, and any adjournments or postponements thereof, held live via the Internet. Please visit www.proxydocs.com/ADT for more details.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

ADT

ADT Inc. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3, 4 AND 5

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Election of Class II Directors for a term that will expire at the 2028 Annual Meeting of Stockholders and until each of their successors has been duly elected and qualified.	FOR	WITHHOLD		
	1.01 Marques Coleman	☐	☐		FOR
	1.02 Paul J. Smith	☐	☐		FOR
	1.03 Matthew E. Winter	☐	☐		FOR
	1.04 Suzanne Yoon	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐	FOR
3.	Approval of an amendment and restatement to the Amended and Restated Certificate of Incorporation to declassify the Board of Directors.	☐	☐	☐	FOR
4.	Approval of an amendment and restatement to the Amended and Restated Certificate of Incorporation to create a stockholder right to call a special meeting.	☐	☐	☐	FOR
5.	Ratification of PricewaterhouseCoopers LLP to be the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/ADT

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) ____________ Date ______

Signature (if held jointly) ____________ Date ______